UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Wal-Mart Stores, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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(4)	Date Filed:

702 Southwest 8th Street

Bentonville, Arkansas 72716-0215

(479) 273-4000

Corporate website: www.walmartstores.com

NOTICE OF 2011 ANNUAL SHAREHOLDERS’ MEETING

To Be Held June 3, 2011

Please join us for the 2011 Annual Shareholders’ Meeting of Wal-Mart Stores, Inc. The meeting will be held on Friday, June 3, 2011, at 7:00 a.m. Central time in Bud Walton Arena, University of Arkansas, Fayetteville, Arkansas.

The purposes of the 2011 Annual Shareholders’ Meeting are:

(1)	to elect as directors the 15 nominees named in the attached proxy statement;

(2)	to ratify the appointment of Ernst & Young LLP as the company’s independent accountants for the fiscal year ending January 31, 2012;

(3)	to vote on a non-binding, advisory resolution to approve the compensation of the company’s named executive officers, as described in the Compensation Discussion and Analysis and tabular compensation disclosure in the attached proxy statement;

(4)	to vote, on a non-binding, advisory basis, regarding the frequency of future advisory votes on the compensation of the company’s named executive officers;

(5)	to vote on the five shareholder proposals described in the attached proxy statement; and

(6)	to transact other business properly brought before the 2011 Annual Shareholders’ Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Shareholders’ Meeting. This year, we will once again take advantage of the rules of the Securities and Exchange Commission that allow us to furnish our proxy materials over the internet. As a result, we are mailing a notice of availability of the proxy materials over the internet, rather than a full paper set of the proxy materials, to many of our shareholders. The notice of availability contains instructions on how to access our proxy materials on the internet, as well as instructions on how shareholders may obtain a paper copy of the proxy materials. Shareholders who have affirmatively requested electronic delivery of our proxy materials will receive instructions via e-mail regarding how to access these materials electronically. All other shareholders, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full paper set of the proxy materials by mail. This distribution process will contribute to our sustainability efforts and will reduce the costs of printing and distributing our proxy materials.

You must have been the holder of record of shares of Wal-Mart Stores, Inc. common stock at the close of business on April 6, 2011 to vote at the 2011 Annual Shareholders’ Meeting. If you plan to attend the meeting, please bring the admittance slip on the back cover of this proxy statement or other proof of ownership of Wal-Mart Stores, Inc. common stock on the record date (such as the notice of availability of our proxy materials if you received one) and picture identification. Regardless of whether you will attend, please vote as described on pages 3 through 7 of the proxy statement. Voting in any of the ways described will not prevent you from attending the 2011 Annual Shareholders’ Meeting.

The proxy statement and our Annual Report to Shareholders for the fiscal year ended January 31, 2011 are available at the “Investors” section of our corporate website at www.walmartstores.com/annualmeeting. In accordance with the rules of the Securities and Exchange Commission, we do not use software that identifies visitors accessing these materials on our website.

By Order of the Board of Directors

Jeffrey J. Gearhart

Secretary

Bentonville, Arkansas

April 18, 2011

Admittance Requirements on Back Cover

WAL-MART STORES, INC.

702 Southwest 8th Street

Bentonville, Arkansas 72716-0215

(479) 273-4000

Corporate website: www.walmartstores.com

PROXY STATEMENT

On April 18, 2011, we began mailing to some of our shareholders a notice that this proxy statement and the related proxy materials are available on the internet. That notice contains instructions on how to access the proxy materials on the internet. On April 18, 2011, we also began mailing a full set of proxy materials to other shareholders, including shareholders who have previously requested to receive a paper copy of the proxy materials. On this date, we also sent instructions via e-mail regarding how to access these materials electronically to certain shareholders who have previously requested this method of delivery. These proxy materials relate to the solicitation of proxies by the Board of Directors of Wal-Mart Stores, Inc., a Delaware corporation, for use at our 2011 Annual Shareholders’ Meeting. The meeting will be held in Bud Walton Arena on the campus of the University of Arkansas, Fayetteville, Arkansas, on Friday, June  3, 2011, at 7:00 a.m. Central time.

DIRECTIONS AND ADMITTANCE SLIP	Back Cover

TABLE OF ABBREVIATIONS

The following abbreviations are used for certain terms that appear in this proxy statement:

2011 Annual Shareholders’ Meeting: Walmart’s Annual Shareholders’ Meeting to be held on June 3, 2011

2010 Annual Shareholders’ Meeting: Walmart’s Annual Shareholders’ Meeting held on June 4, 2010

401(k) Plan: the Wal-Mart Stores, Inc. Profit Sharing and 401(k) Plan, which was replaced, effective February 1, 2011, by the Walmart 401(k) Plan

Annual Report to Shareholders: Walmart’s Annual Report to Shareholders for fiscal 2011

Associate: an employee of Walmart or one of its subsidiaries

Audit Committee: the Audit Committee of the Board

Board: the Board of Directors of Walmart

Board committees: the Audit Committee, the CNGC, the Global Compensation Committee, the Executive Committee, and the SPFC

Broadridge: Broadridge Financial Solutions, Inc., representatives of which will serve as the inspectors of election at the 2011 Annual Shareholders’ Meeting

Bylaws: the amended and restated Bylaws of Walmart, effective as of September 21, 2006

CD&A: the Compensation Discussion and Analysis included in this proxy statement

CEO: the Chief Executive Officer of a company

CFO: the Chief Financial Officer of a company

Chairman: the Chairman of a board of directors of a corporation, the board of managers of a limited liability company, the board of directors or similar governing body of a non-profit entity, or any committee of the foregoing

CNGC: the Compensation, Nominating and Governance Committee of the Board

Deferred Compensation Plan: the Wal-Mart Stores, Inc. Officer Deferred Compensation Plan, as amended and restated effective January 1, 2009

Director Compensation Deferral Plan: the Wal-Mart Stores, Inc. Director Compensation Deferral Plan, effective June 4, 2010, which sets forth terms and procedures with respect to the deferral of cash and equity compensation paid to Non-Management Directors

E&Y: Ernst & Young LLP, an independent registered public accounting firm

Exchange Act: the Securities Exchange Act of 1934, as amended

Executive Committee: the Executive Committee of the Board

Executive Officers: certain senior officers of our company designated by the Board as executive officers (as defined by Rule 3b-7 under the Exchange Act) as to whom Walmart has certain disclosure obligations and who must report certain transactions in equity securities of our company under Section 16

Fiscal 2012, fiscal 2011, fiscal 2010, fiscal 2009, and fiscal 2008: Walmart’s fiscal years ending January 31, 2012, 2011, 2010, 2009, and 2008, respectively

GAAP: generally accepted accounting principles in effect in the United States from time to time

Global Compensation Committee or GCC: the Global Compensation Committee of the Board, formerly called the Equity Compensation Committee

Independent Directors: the Walmart directors whom the Board has determined have no material relationships with our company pursuant to the standards set forth in the NYSE Listed Company Rules and, as to members of the Audit Committee, who meet the requirements of Section 10A of the Exchange Act and Rule 10A-3 under the Exchange Act

Internal Revenue Code: the Internal Revenue Code of 1986, as amended

Management Incentive Plan or MIP: the Wal-Mart Stores, Inc. Management Incentive Plan, as amended and restated effective February 1, 2008

Named Executive Officers or NEOs: Walmart’s President and CEO, each person who served as CFO during fiscal 2011, and the next three most highly compensated Executive Officers during fiscal 2011

Non-Management Directors: the members of the Board who are not employed by Walmart or a subsidiary of Walmart

NYSE: the New York Stock Exchange

NYSE Listed Company Rules: the NYSE’s rules for companies with securities listed for trading on the NYSE, including the continual listing requirements and rules and policies on matters such as corporate governance, shareholder communication and shareholder approval

SEC: the Securities and Exchange Commission

Section 16: Section 16 of the Exchange Act

SERP: the Wal-Mart Stores, Inc. Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2009

Share or Shares: a share or shares of Walmart common stock, $0.10 par value per share

SOX: the Sarbanes-Oxley Act of 2002

SPFC: the Strategic Planning and Finance Committee of the Board

Stock Incentive Plan: the Wal-Mart Stores, Inc. Stock Incentive Plan of 2010, as it amended and restated the Wal-Mart Stores, Inc. Stock Incentive Plan of 2005

Stock Purchase Plan: the Wal-Mart Stores, Inc. 2004 Associate Stock Purchase Plan, as restated effective February 1, 2004, and subsequently amended

Walmart, our company, the company, “we,” “our” or “us”: Wal-Mart Stores, Inc., a Delaware corporation

Your proxy to vote your Shares at the 2011 Annual Shareholders’ Meeting is solicited by the Board. Walmart pays the cost of soliciting your proxy and reimburses brokers and others for forwarding to you the proxy materials, proxy card or voting instruction form, and Annual Report to Shareholders and, for certain shareholders, the notice of availability.

VOTING AND OTHER INFORMATION

Who may vote?    You may vote if you were the holder of record of Shares at the close of business on April 6, 2011. You are entitled to one vote on each matter presented at the 2011 Annual Shareholders’ Meeting for each Share you owned at that time. If you held Shares at that time in “street name” through a bank, broker, or other nominee, you must obtain a proxy, executed in your favor, from the holder of record of those Shares as of the close of business on April 6, 2011, to be entitled to vote those Shares at the meeting. As of April 6, 2011, Walmart had 3,486,234,669 Shares outstanding.

What am I voting on?    You are voting on:

•	the election of the 15 nominees named in this proxy statement as directors of our company;

•	the ratification of the appointment of E&Y as Walmart’s independent accountants for fiscal 2012;

•	a non-binding, advisory resolution to approve the compensation of the company’s NEOs, as described in the CD&A and tabular compensation disclosure in this proxy statement;

•	a non-binding, advisory vote regarding the frequency of future advisory votes on the compensation of the company’s NEOs;

•	five shareholder proposals described in this proxy statement; and

•	any other business that is properly brought before the 2011 Annual Shareholders’ Meeting.

Who counts the votes?    Broadridge will count the votes. The Board has appointed two employees of Broadridge as the inspectors of election.

Is my vote confidential?    Yes, your proxy card or ballot and voting records will not be disclosed unless the law requires disclosure, you request disclosure, or your vote is cast in a contested election. If you write comments on your proxy card or ballot, your comments will be provided to Walmart by Broadridge, but how you voted will remain confidential.

What is the quorum requirement for holding the 2011 Annual Shareholders’ Meeting?    The holders of a majority of the Shares outstanding as of the record date for the meeting must be present in person or represented by proxy for business to be transacted at the meeting.

What vote is required to elect a director at the 2011 Annual Shareholders’ Meeting?    In an uncontested election of directors, to be elected, a director nominee must receive affirmative votes representing a majority of the votes cast by the holders of Shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors (a “majority vote”). In a contested election of directors, to be elected, a director nominee must receive a plurality of the votes of the holders of Shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Under the Bylaws, an “uncontested election” is an election in which the number of nominees for director is not greater than the number of directors to be elected, and a “contested election” is an election in which the number of nominees for director is greater than the number of directors to be elected.

What happens if a director nominee does not receive a majority vote in an uncontested election at the 2011 Annual Shareholders’ Meeting?    Any incumbent director who is a director nominee and who does not receive a majority vote must promptly tender his or her offer of resignation as a director for consideration by the Board. Each director standing for reelection at the 2011 Annual Shareholders’ Meeting has agreed to resign, effective upon acceptance of such resignation by the Board, if he or she does not receive a majority vote. The Board must accept or reject such resignation within 90 days following certification of the shareholder vote in accordance with the procedures established by the Bylaws. If a director’s resignation offer is not accepted by the Board, that director will continue to serve until our company’s next annual shareholders’ meeting and his or her successor is duly elected and qualified or until the director’s earlier death, resignation, or removal.

Any director nominee who is not an incumbent director and who does not receive a majority vote in an uncontested election will not be elected as a director, and a vacancy will be left on the Board. The Board, in its sole discretion, may either fill a vacancy resulting from a director nominee not receiving a majority vote pursuant to the Bylaws or decrease the size of the Board to eliminate the vacancy.

What vote is required to pass the other proposals at the 2011 Annual Shareholders’ Meeting?    The affirmative vote of the holders of a majority of the Shares present in person or represented by proxy at the meeting and entitled to vote is required for: (i) ratification of the appointment of E&Y as Walmart’s independent accountants for fiscal 2012; (ii) the adoption of a non-binding, advisory resolution to approve the compensation of the company’s NEOs; and (iii) the adoption of each of the shareholder proposals. For the vote regarding the frequency of future advisory votes on executive compensation, the alternative receiving a plurality of the votes cast by the holders of Shares present in person or represented by proxy at the meeting and entitled to vote on the proposal will be deemed the preferred alternative of our shareholders.

What is the effect of an “abstain” vote on the proposals to be voted on at the 2011 Annual Shareholders’ Meeting?    A Share voted “abstain” with respect to any proposal is considered as present and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. Therefore, an abstention will not have any effect on the election of directors. Because each of the other proposals (other than the proposal regarding frequency of future advisory votes on executive compensation) requires the affirmative vote of the holders of a majority of the Shares present and entitled to vote on each such proposal in order to pass, an abstention will have the effect of a vote against each of the other proposals. With respect to the proposal regarding the frequency of future advisory votes on executive compensation, an “abstain” vote will have no effect.

What is the effect of a “broker non-vote” on the proposals to be voted on at the 2011 Annual Shareholders’ Meeting?    A “broker non-vote” occurs if your Shares are not registered in your name and you do not provide the record holder of your Shares (usually a bank, broker, or other nominee) with voting instructions on any matter as to which, under the NYSE Listed Company Rules, a broker may not vote without instructions from you, but the broker nevertheless provides a proxy for your Shares. Shares as to which a broker non-vote occurs are considered present for purposes of determining whether a quorum exists, but are not considered “votes cast” or Shares “entitled to vote” with respect to such matter.

Under the NYSE Listed Company Rules, the election of directors, the advisory vote on executive compensation, the advisory vote regarding the frequency of future advisory votes on executive compensation, and the shareholder proposals described in this proxy statement are not matters on which a broker may vote without your instructions. Therefore, if your Shares are not registered in your name and you do not provide instructions to the record holder of your Shares with respect to these proposals, a broker non-vote as to your Shares will result with respect to these proposals. The ratification of the appointment of independent accountants is a routine item under the NYSE Listed Company Rules. As a result, brokers who do not receive instructions as to how to vote on that matter generally may vote on that matter in their discretion.

If your Shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your Shares to be voted so you may participate in the shareholder voting on these important matters.

How do I vote?    The process for voting your Shares depends on how your Shares are held. Generally, you may hold Shares in your name as a “record holder” (that is, in your own name) or in “street name” (that is, through a nominee, such as a broker or bank). If you hold Shares in street name, you are considered to be the “beneficial owner” of those Shares.

If you are a record holder, you may vote by proxy or you may vote in person at the 2011 Annual Shareholders’ Meeting. If you are a record holder and would like to vote your Shares by proxy prior to the 2011 Annual Shareholders’ Meeting, you have three ways to vote:

•	call 1-800-690-6903 using a touch-tone phone (toll charges may apply for calls made from outside the United States) and follow the instructions provided;

•	go to the website www.proxyvote.com on the internet and follow the instructions at that website; or

•	if you received a proxy card in the mail, complete, sign, date and mail the proxy card in the return envelope provided to you.

Please note that telephone and internet voting will close at 11:59 p.m. Eastern time on June 2, 2011. If you wish to vote by telephone or internet, follow the instructions on your proxy card (if you received a paper copy of the proxy materials) or in the notice of availability of the proxy materials.

If you plan to attend the 2011 Annual Shareholders’ Meeting and wish to vote in person, you will be given a ballot at the 2011 Annual Shareholders’ Meeting. Even if you vote by proxy prior to June 3, 2011, you may still attend the 2011 Annual Shareholders’ Meeting.

If your Shares are held in the name of a broker, bank, or other nominee, you should receive separate instructions from the holder of your Shares describing how to vote. Nonetheless, if your Shares are held in the name of a broker, bank, or other nominee and you want to vote in person, you will need to obtain (and bring with you to the 2011 Annual Shareholders’ Meeting) a legal proxy from the record holder of your Shares (who must have been the record holder of your Shares as of the close of business on April 6, 2011) indicating that you were a beneficial owner of Shares as of the close of business on April 6, 2011, as well as the number of Shares of which you were the beneficial owner on the record date, and appointing you as the record holder’s proxy to vote the Shares covered by that proxy at the 2011 Annual Shareholders’ Meeting.

If your Shares are held through the 401(k) Plan or the Wal-Mart Puerto Rico 401(k) Plan, you must provide instructions on how you wish to vote your Shares held through such plans no later than 11:59 p.m. Eastern time on May 31, 2011. If you do not provide such instructions by that time, your Shares will be voted by the Retirement Plans Committee of our company in accordance with the rules of the applicable plan.

What if I do not specify a choice for a matter when returning a proxy?    Unless you indicate otherwise, the persons named as proxies on the proxy card will vote your Shares: FOR the election of all of the nominees for director named in this proxy statement; FOR the ratification of E&Y as Walmart’s independent accountants for fiscal 2012; FOR the non-binding, advisory resolution to approve the compensation of the company’s NEOs; FOR future advisory votes to approve the compensation of the company’s NEOs to be held every year; and AGAINST each of the shareholder proposals appearing below.

Can I revoke my proxy?    Yes, you may revoke your proxy if you are a record holder by:

•	filing a written notice of revocation with Walmart’s Corporate Secretary at the address on the front cover of this proxy statement before the 2011 Annual Shareholders’ Meeting;

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signing a proxy bearing a later date than the proxy being revoked and delivering it to Walmart’s Corporate Secretary at the address on the front cover of this proxy statement before the 2011 Annual Shareholders’ Meeting; or

•	voting in person at the 2011 Annual Shareholders’ Meeting.

If your Shares are held in street name through a broker, bank, or other nominee, you should contact the record holder of your Shares regarding how to revoke your proxy.

Why did I receive a notice regarding the internet availability of the proxy materials instead of a paper copy of the proxy materials?    As a part of its sustainability initiatives and to reduce the costs of printing and distributing its proxy materials, as it has done since 2009, Walmart is taking advantage of the SEC rule that allows companies to furnish their proxy materials over the internet to some or all of their shareholders. As a result, Walmart is sending to some shareholders a notice regarding the internet availability of the proxy materials instead of a paper copy of its proxy materials. This notice explains how you can access the proxy materials over the internet and also describes how to request to receive a paper copy of the proxy materials by mail or a printable copy electronically.

Why didn’t I receive a notice regarding the internet availability of the proxy materials?    Walmart is mailing to many of its shareholders, including shareholders who have previously requested to receive a paper copy, a paper copy of the proxy materials.

How can I access the proxy materials over the internet?    You can access the proxy statement and the Annual Report to Shareholders in the “Investors” section of Walmart’s corporate website at www.walmartstores.com/annualmeeting. If you wish to join in Walmart’s sustainability efforts, you can instruct Walmart to deliver its proxy materials for future annual shareholders’ meetings to you electronically by e-mail. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials electronically will remain in effect until you terminate it. You may choose this method of delivery in the “Investors” section of Walmart’s corporate website at www.walmartstores.com/annualmeeting.

How may I obtain a paper copy of the proxy materials?    If you received a notice regarding the internet availability of the proxy materials, you will find instructions about how to obtain a paper copy of the proxy materials and the Annual Report to Shareholders in your notice. If you received an e-mail notification as to the availability of the proxy materials, you will find instructions about how to obtain a paper copy of the proxy materials and the Annual Report to Shareholders as part of that e-mail notification. We will mail a paper copy of the proxy materials and the Annual Report to Shareholders to all shareholders to whom we do not send a notice of availability or an e-mail notification regarding the internet availability of the proxy materials.

What should I do if I receive more than one notice or e-mail notification about the internet availability of the proxy materials or more than one paper copy of the proxy materials?    Certain shareholders may receive more than one notice of availability, more than one e-mail notification, or more than one paper copy of the proxy materials, including multiple proxy cards. For example, if you hold your Shares in more than one brokerage account, you may receive a separate notice of availability, a separate e-mail notification, or a separate voting instruction card for each brokerage account in which you hold Shares. If you are a shareholder of record and your Shares are registered in more than one name, you may receive a separate notice of availability, a separate e-mail notification, or a separate set of paper proxy materials and proxy card for each name in which you hold Shares. To vote all of your Shares, you must complete, sign, date and return each proxy card you receive or vote the Shares to which each proxy card relates by telephone or internet as described above, or vote in person as described above. If you have Shares held in one or more street names, you must complete, sign, date and return to each bank, broker or other nominee through which you hold Shares each instruction card received from that bank, broker or other nominee.

How can I attend the 2011 Annual Shareholders’ Meeting?    Only shareholders who own Shares as of the close of business on April 6, 2011 will be entitled to attend the 2011 Annual Shareholders’ Meeting. You will be admitted to the 2011 Annual Shareholders’ Meeting only if you present a valid admittance slip (or other written proof of Share ownership as described below) and photo identification (such as a valid driver’s license or passport) at an entrance to Bud Walton Arena, the facility at which the 2011 Annual Shareholders’ Meeting is held.

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If your Shares are registered in your name and you received your proxy materials by mail, an admittance slip is attached to the back of this proxy statement. You should bring that admittance slip with you to the 2011 Annual Shareholders’ Meeting.

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If your Shares are registered in your name and you received or accessed your proxy materials electronically over the internet, we will admit you if we are able to verify that you are a record shareholder. You may print a copy of the admittance slip on the back cover of this proxy statement when you access your proxy statement on the internet or bring other proof of Share ownership, such as the notice of internet availability of the proxy materials mailed to you.

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If you are a beneficial owner of Shares and your Shares are held in street name as described above, you will be admitted to the 2011 Annual Shareholders’ Meeting only if you present either a valid legal proxy from your bank, broker or other nominee as to your Shares, the notice of internet availability of the proxy materials (if you received one), or a recent bank, brokerage or other statement demonstrating that you owned Shares as of the close of business on April 6, 2011.

No cameras, camcorders, videotaping equipment, other recording devices or large packages will be permitted in Bud Walton Arena. Photographs taken at the 2011 Annual Shareholders’ Meeting may be used by Walmart. By attending the 2011 Annual Shareholders’ Meeting, you will be agreeing to Walmart’s use of those photographs and waive any claim or rights with respect to those photographs and their use.

If you are unable to attend the 2011 Annual Shareholders’ Meeting in person, you may view a live webcast at www.walmartstores.com/shareholdersmeeting. The webcast of the 2011 Annual Shareholders’ Meeting will be available for viewing for a limited time after the meeting.

INFORMATION ABOUT THE BOARD

Walmart’s directors are elected at each annual shareholders’ meeting and hold office until their successors are elected and qualified or, if earlier, their resignation, death or removal. All nominees for election to the Board are presently directors of Walmart. If the shareholders elect all of the director nominees named in this proxy statement at the 2011 Annual Shareholders’ Meeting, Walmart will have 15 directors. The Board has authority under the Bylaws to fill vacancies and to increase or, upon the occurrence of a vacancy, decrease the Board’s size between annual shareholders’ meetings. The Board has established the size of the Board immediately after the 2011 Annual Shareholders’ Meeting to be 15 directors.

Your proxy holder will vote your Shares for the election of the Board’s nominees unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder may vote for any substitute nominee proposed by the Board.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The following candidates for election as directors at the 2011 Annual Shareholders’ Meeting have been nominated by the Board based on the recommendation of the CNGC. The information set forth below includes, with respect to each nominee, his or her age, principal occupation and employment during the past five years, the year in which he or she first became a director of Walmart, and directorships held by each nominee at other public companies during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board to conclude that he or she should serve as a director, our Board believes that each of our director nominees has demonstrated outstanding achievement in his or her professional career; broad experience; wisdom; personal and professional integrity; ability to make independent, analytical inquiries; experience with and understanding of the business environment; and willingness and ability to devote adequate time to Board duties. The Board has also determined that each nominee has met the minimum qualifications for Board service described below under “Nomination Process for Director Candidates.” As set forth in our company’s Corporate Governance Guidelines, the Board is committed to a diverse membership. In selecting nominees, the Board does not discriminate on the basis of race, color, national origin, gender, religion, disability, or sexual orientation.

Aida M. Alvarez, 61

Ms. Alvarez is the former Administrator of the U.S. Small Business Administration and was a member of President Clinton’s Cabinet from 1997 to 2001. She was the founding Director of the Office of Federal Housing Enterprise Oversight (the “OFHEO”) from 1993 to 1997. Ms. Alvarez was a vice president in public finance at First Boston Corporation and Bear Stearns & Co., Inc. prior to 1993. She is Chair of the Latino Community Foundation of San Francisco and has served as a director of UnionBanCal Corporation and Union Bank, N.A. since 2004. Ms. Alvarez has been a member of the Board since 2006.

Ms. Alvarez’s qualifications to serve on the Board include her expertise in government and executive experience that she gained through her years in President Clinton’s cabinet and from her executive role at government agencies. As founding Director of the OFHEO, Ms. Alvarez was responsible for leading the agency with financial oversight responsibility for the secondary mortgage market and ensuring the capital adequacy and financial safety and soundness of two government sponsored enterprises – the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. Ms. Alvarez brings to the Board extensive knowledge of the federal government and insight into public policy, as well as leadership experience gained through her directorship of the OFHEO, oversight of the U.S. Small Business Administration and service on boards of directors, including her service on the Board and the Audit Committee. The Board also benefits from Ms. Alvarez’s knowledge of investment banking and finance as a result of her experience as an investment banker.

James W. Breyer, 49

Mr. Breyer is a Partner of Accel Partners, a venture capital firm, and has been an investor in numerous consumer internet, media, and technology companies, many of which have successfully completed public offerings or mergers. He has served as a director of Dell Inc. since 2009. He also served as a director of Marvel Entertainment, Inc. from 2006 to 2009, and RealNetworks, Inc. from October 1995 to June 2008. He also serves as a director of several private companies and on the boards of various non-profit organizations. Mr. Breyer has been a member of the Board since 2001.

Mr. Breyer’s qualifications to serve on the Board include his experience gained through his venture capital activities, including his partnership in Accel Partners, through which he brings to the Board insight into strategic planning, investment expertise, and entrepreneurship. The Board also benefits from Mr. Breyer’s extensive knowledge of the technology industry and insight into existing and emerging technologies relevant to Walmart’s business. In addition, through his years of service on the boards of public and private companies and other organizations, including his service on the Board and the SPFC, Mr. Breyer provides the Board with diverse and valuable financial, operational, and leadership expertise.

M. Michele Burns, 53

Ms. Burns is the Chairman and CEO of Mercer LLC (“Mercer”), a subsidiary of Marsh & McLennan Companies, Inc. She joined Marsh & McLennan Companies, Inc., a global professional services and consulting firm, in March 2006 and served as its Executive Vice President and CFO until September 2006. She is the former Executive Vice President, CFO, and Chief Restructuring Officer of Mirant Corporation, an energy company, where she served from May 2004 to January 2006. She served as the Executive Vice President and CFO of Delta Air Lines, Inc., an air carrier, from August 2000 through April 2004. She has also served as a director of Cisco Systems, Inc. since 2003. Ms. Burns has been a member of the Board since 2003.

Ms. Burns’ qualifications to serve on the Board include her expertise in corporate finance, accounting and strategy gained through her service as CFO of several large public companies in a variety of industries, as well as through her experience as CEO of Mercer. The Board also benefits from Ms. Burns’ demonstrated leadership as a CEO and as a senior executive of several public companies. She also brings to the Board her experience providing strategic consulting services to complex organizations through her role at Mercer. Ms. Burns also contributes her leadership expertise and knowledge of the operations of, and issues faced by, public companies gained through her service on public company boards of directors, including her service on the Board and the SPFC.

James I. Cash, Jr., 63

Dr. Cash is the James E. Robison Emeritus Professor of Business Administration at Harvard Business School, where he served from July 1976 to October 2003. Dr. Cash served as the Senior Associate Dean and Chairman of HBS Publishing while on the faculty of the Harvard Business School, and also served as Chairman of the MBA Program. While on the faculty of Harvard Business School, Dr. Cash’s research focused on the strategic use of information technology in the service sector, and specifically the development of a performance measurement system for large information technology organizations. Dr. Cash holds an advanced degree in accounting and has been published extensively in accounting and information technology journals. He currently provides management development and consulting services through The Cash Catalyst, LLC, which Dr. Cash formed in 2009. He has served as a director of The Chubb Corporation since 1996 and of General Electric Company since 1997. Dr. Cash has served as a director of a number of other public companies, including Phase Forward Incorporated from October 2003 to May 2009, and Microsoft Corporation from May 2001 to November 2009, and has served on the audit committees of several public companies. Dr. Cash has been a member of the Board since 2006.

Dr. Cash’s qualifications to serve on the Board include his knowledge of management and information technology gained through his years of research, publishing and teaching on the subject, as well as through his service on the boards of directors of technology companies and his consulting activities. In addition, Dr. Cash provides the Board with financial, accounting and strategic planning expertise gained through his education, his career in academia and his service on the boards of directors and audit committees of large multinational public companies in a variety of industries.

Roger C. Corbett, 68

Mr. Corbett is the retired CEO and Group Managing Director of Woolworths Limited, the largest retail company in Australia, where he served from 1990 to 2006. Mr. Corbett remains an advisor to the board of Woolworths Limited. He is a director of The Reserve Bank of Australia and Deputy Chairman of PrimeAg Australia (a major Australian farming enterprise). He is the Chairman of Fairfax Media Limited (a major Australian newspaper, magazine and internet publisher), where he also serves as Chairman of that company’s Nominations Committee and formerly served as Chairman of that company’s Audit and Risk Committee. He also is a director and non-executive Chairman of Mayne Pharma Group Limited, an Australian specialist pharmaceutical company and a former member of the Prime Minister’s Community Business Partnership. He is a former founding director of Outback Stores, a commercial venture supported by the government to provide retail facilities for communities in remote Australia. He is a member of the Advisory Council of the Australian Graduate School of Management for the University of New South Wales, and is also the former Chairman of CIES Food Business Forum (France). Mr. Corbett is also Chairman of the Salvation Army Advisory Board, is Chairman of the Sydney Children’s Hospitals Network (Randwick & Westmead) Advisory Board, and is a member of the Dean’s Advisory Group of the Faculty of Medicine at the University of Sydney. Mr. Corbett has been a member of the Board since 2006.

Mr. Corbett’s qualifications to serve on the Board include his extensive knowledge of the retail industry and his understanding of financial, operational, and strategic issues facing large retail companies gained through his experience as a CEO of a major retail company and his more than forty years of leadership experience in the retail industry. Mr. Corbett also contributes his demonstrated leadership and strategic planning experience gained as the CEO of a publicly traded retailer and through his service on the boards of directors of various for-profit and non-profit organizations, including his service on the Board and the SPFC. In addition, Mr. Corbett brings to the Board an international perspective and understanding of international markets.

Douglas N. Daft, 68

Mr. Daft is the retired Chairman and CEO of The Coca-Cola Company, a beverage manufacturer, where he served in that capacity from February 2000 until May 2004 and in various other capacities, including responsibility for various international markets, since 1969. Mr. Daft has served as a director of The McGraw-Hill Companies, Inc. since 2003 and served as a director of Sistema-Hals from September 2006 until December 2009. He has also served as a director of Green Mountain Coffee Roasters, Inc. since December 2009, where he is a member of that company’s compensation committee. Among additional endeavors, Mr. Daft is a member of the European Advisory Council for N.M. Rothschild & Sons Limited and a member of the advisory boards of Longreach, Inc., Tisbury Capital, and Thomas H. Lee Partners. Mr. Daft has been a member of the Board since 2005.

Mr. Daft’s qualifications to serve on the Board include his international business leadership experience gained through his service as Chairman and CEO of a major global public company. Through his service at The Coca-Cola Company, Mr. Daft brings to the Board extensive expertise in brand management, marketing, finance, strategic planning, and overseeing the operations of a global corporation. In addition, through his years of service on the boards of several large companies in a variety of industries, including his service on the Board, Mr. Daft is able to provide diverse and valuable corporate governance, finance, operational and strategic expertise to the Board.

Michael T. Duke, 61

Mr. Duke is the President and CEO of Walmart and has served in that position since February 1, 2009. Prior to this appointment, he held other positions with Walmart since joining our company in July 1995, including Vice Chairman with responsibility for Walmart International beginning in September 2005 and Executive Vice President and President and CEO of Walmart US beginning in April 2003. Mr. Duke serves on the board of directors of The Consumer Goods Forum, the executive committee of the Business Roundtable, and the executive board of Conservation International’s Center for Environmental Leadership in Business. He also serves on the board of advisors for the University of Arkansas and the advisory board of the Tsinghua University School of Economics and Management in Beijing, China. Mr. Duke has been a member of the Board since November 2008.

Mr. Duke’s qualifications to serve on the Board include his decades of experience in the retail industry, his years of executive leadership experience across multiple operating divisions of our company, his knowledge of international markets and international retailing gained through his oversight of our International division, and his expertise in corporate strategy, development and execution.

Gregory B. Penner, 41 +

Mr. Penner has been a General Partner of Madrone Capital Partners, an investment management firm, since 2005. From 2002 to 2005, he served as Walmart’s Senior Vice President and CFO - Japan. Before serving in that role, Mr. Penner held the position of Senior Vice President of Finance and Strategy for Walmart.com. Prior to working for Walmart, Mr. Penner was a General Partner at Peninsula Capital, an early stage venture capital fund, and a financial analyst for Goldman, Sachs & Co. Mr. Penner has been a member of the board of directors of Baidu, Inc. since 2004 and of Hyatt Hotels Corporation since 2007. He also serves on the boards of directors of 99Bill Corporation and eHarmony, Inc. Mr. Penner has been a member of the Board since 2008.

Mr. Penner’s qualifications to serve on the Board include his knowledge of international business, particularly in Asia, gained through his former service as CFO of Walmart’s operations in Japan and his service on the boards of directors of Baidu, Inc. and 99Bill Corporation, both of which are based in China. Mr. Penner also brings technology expertise to the Board gained through his service with Walmart.com and as a director of various technology companies, including Baidu, Inc. and 99Bill Corporation. The Board also benefits from Mr. Penner’s expertise in strategic planning, finance and investment matters gained through his leadership of Madrone Capital Partners, his business leadership experience, and his service on the boards of directors of public and private companies in a variety of industries, including the Board.

Steven S Reinemund, 63

Mr. Reinemund is the Dean of Business and Professor of Leadership and Strategy at Wake Forest University, positions he has held since July 2008. Prior to joining the faculty of Wake Forest University, Mr. Reinemund had a distinguished 23-year career with PepsiCo, Inc. (“PepsiCo”), where he served as that company’s Chairman of the Board from October 2006 to May 2007, and Chairman and CEO from May 2001 to October 2006. Prior to becoming Chairman and CEO, Mr. Reinemund was PepsiCo’s President and Chief Operating Officer from 1999 to 2001 and Chairman and CEO of Frito-Lay’s worldwide operations from 1996 to 1999. Mr. Reinemund has served as a director of Exxon Mobil Corporation, American Express Company, and Marriott International, Inc., all since 2007. He previously served as a director of Johnson & Johnson from 2003 to 2008. Mr. Reinemund is also a member of the board of trustees for The Cooper Institute. Mr. Reinemund has been a member of the Board since 2010.

Mr. Reinemund’s qualifications to serve on the Board include his international business leadership experience gained through his service as Chairman and CEO of a major global public company. Through his service at PepsiCo, Mr. Reinemund brings to the Board extensive expertise in brand management, marketing, finance, strategic planning, and overseeing the operations of a global corporation. In addition, through his service as dean of a prominent business school and on the boards of several large companies in a variety of industries, including his service on the Board and the CNGC, Mr. Reinemund is able to provide considerable corporate governance, finance, operational and strategic expertise to the Board.

H. Lee Scott, Jr., 62

Mr. Scott was Walmart’s President and CEO from January 2000 through his retirement from that position on January 31, 2009. Mr. Scott served as an executive officer of Walmart and as the Chairman of the Executive Committee until January 31, 2011, when he retired from the company. Prior to serving as President and CEO of Walmart, he held other positions with Walmart since joining our company in September 1979, including Vice Chairman and Chief Operating Officer from January 1999 to January 2000, and Executive Vice President and President and CEO, Walmart US from January 1998 to January 1999. Mr. Scott has been a member of the board of directors of The Goldman Sachs Group, Inc. since May 2010. Mr. Scott serves on the advisory board of the Tsinghua University School of Economics and Management in Beijing, China. He has been a member of the Board since 1999.

Mr. Scott’s qualifications to serve on the Board include his extensive knowledge of the global retail industry gained through his more than thirty years of leadership experience at Walmart, including nine years as our company’s CEO, as well as his in-depth knowledge of our company, expertise in corporate strategy and organizational acumen. In addition, through his service on the boards of directors of global companies, including his service on the Board, Mr. Scott is able to provide considerable operational, strategic planning, and leadership experience to the Board.

Arne M. Sorenson, 52

Mr. Sorenson is the President and Chief Operating Officer of Marriott International, Inc. (“Marriott”), a position he has held since May 2009, and has served as a member of the Marriott board of directors since February 2011. Prior to assuming his current role with Marriott, Mr. Sorenson served as Marriott’s Executive Vice President and CFO from 1998 to 2009. He also previously held the additional title of Marriott’s President, Continental European Lodging, in which capacity he was responsible for lodging operations and development in the continental European region. Mr. Sorenson joined Marriott in 1996 as Senior Vice President of Business Development. He also co-chairs Marriott’s Green Council, whose mission is to integrate environmental sustainability into Marriott’s business strategy. Prior to joining Marriott, he was a partner in the law firm of Latham & Watkins in Washington, D.C. Mr. Sorenson also serves as a member of the Board of Regents of Luther College. He has been a member of the Board since 2008.

Mr. Sorenson’s qualifications to serve on the Board include his expertise in executive management, strategic planning, and sustainability gained as a senior executive and director of a global corporation. Mr. Sorenson also brings to the Board his expertise in corporate finance, financial reporting and accounting gained as the CFO of a large public company. The Board also benefits from Mr. Sorenson’s legal and transactional experience as a corporate lawyer, as well as his knowledge of our company and its operations gained through his service on the Board.

Jim C. Walton, 62*

Mr. Walton is the Chairman and CEO of Arvest Bank Group, Inc., a group of banks operating in the states of Arkansas, Kansas, Missouri, and Oklahoma. Mr. Walton also serves as Chairman of Community Publishers, Inc., which operates newspapers in Arkansas, Missouri, and Oklahoma. Mr. Walton has been a member of the Board since 2005.

Mr. Walton’s qualifications to serve on the Board include his banking and investment expertise. Mr. Walton also brings to the Board his executive leadership, strategic planning and management experience gained through his leadership positions at the various companies described above, as well as his knowledge of our company and its operations gained through his service on the Board.

S. Robson Walton, 66*+

Mr. Walton is the Chairman of Walmart and has been a member of the Board since 1978. He joined the company in 1969 and, prior to becoming Chairman in 1992, held a variety of positions with our company, including Senior Vice President, Corporate Secretary, General Counsel and Vice Chairman. Before joining Walmart, Mr. Walton was in private law practice as a partner with the law firm of Conner & Winters in Tulsa, Oklahoma. In addition to his duties at Walmart, Mr. Walton is involved with a number of non-profit and educational organizations, including Conservation International, where he serves as Chairman of that organization’s executive committee, and the College of Wooster, where he is an Emeritus Life Trustee for the college.

Mr. Walton’s qualifications to serve on the Board include his decades of leadership experience with Walmart, as well as his in-depth knowledge of our company, its history and the retail industry, all gained through more than thirty years of service on the Board and eighteen years of service as our company’s Chairman. The Board also benefits from Mr. Walton’s expertise in corporate governance and strategic planning gained through his service on the boards and other governing entities of numerous non-profit organizations, as well as his legal and corporate governance expertise gained as Walmart’s Corporate Secretary and General Counsel and as an attorney in private practice.

Christopher J. Williams, 53

Mr. Williams is the Chairman and CEO of The Williams Capital Group, L.P., an investment bank. Since 2003, he has also served as the Chairman and CEO of Williams Capital Management, LLC, an investment management firm. Mr. Williams also serves as a trustee of the Williams Capital Management Trust, a registered investment company. He has served as a director of Caesars Entertainment Corporation (formerly Harrah’s Entertainment, Inc.) from November 2003 to January 2008, and from April 2008 to the present. He is also a board member of several educational institutions and non-profit organizations, including the Lincoln Center for the Performing Arts and the Tuck School of Business at Dartmouth College. Mr. Williams has been a member of the Board since 2004.

Mr. Williams’ qualifications to serve on the Board include his experience and expertise in investment banking and corporate finance gained through his years in the investment banking industry. The Board also benefits from Mr. Williams’ executive management and leadership experience as the Chairman and CEO of an investment bank and investment management firm. In addition, through his service on various public company and non-profit boards, including his service on the Board and the Audit Committee, Mr. Williams brings diverse and valuable financial, accounting, management and strategic expertise to the Board.

Linda S. Wolf, 63

Ms. Wolf is the former Chairman and CEO of Leo Burnett Worldwide, Inc. (“Leo Burnett”), a global advertising agency and division of Publicis Groupe S.A. Ms. Wolf served in various positions with Leo Burnett and its predecessors from 1978 to April 2005, including as Chairman and CEO from January 2001 until April 2005. She serves as a trustee for investment funds advised by the Janus Capital Group Inc. and has served on the board of InnerWorkings, Inc., a provider of managed print and promotional procurement solutions, since November 2006. Among other endeavors, Ms. Wolf serves on the boards of the Field Museum, Children’s Memorial Hospital, and The Chicago Council on Global Affairs. Ms. Wolf has been a member of the Board since 2005.

Ms. Wolf’s qualifications to serve on the Board include her brand management and marketing experience gained through her years at Leo Burnett. The Board also benefits from her executive leadership and management experience gained as a CEO. Ms. Wolf, through her service on a variety of public company and non-profit boards, including her service on the Board and the CNGC, also provides considerable governance, operational, investment and strategic planning acumen to the Board.

*	S. Robson Walton and Jim C. Walton are brothers.

+	Gregory B. Penner is the son-in-law of S. Robson Walton.

The Board recommends that shareholders vote FOR all of the nominees named above for election to the Board.

DIRECTOR INDEPENDENCE

A majority of our directors must be independent in accordance with the independence requirements set forth in the NYSE Listed Company Rules. In addition, the Audit Committee and the CNGC must be composed solely of independent directors to comply with the NYSE Listed Company Rules and, in the case of the Audit Committee, also with the SEC’s rules. The NYSE Listed Company Rules define specific relationships that disqualify directors from being independent and further require that for a director to qualify as “independent,” the Board must affirmatively determine that the director has no material relationship with our company. The SEC’s rules contain a separate definition of independence for members of audit committees.

The Board has determined that the following directors are Independent Directors under the independence standards set forth in the NYSE Listed Company Rules: Aida M. Alvarez, James W. Breyer, M. Michele Burns, James I. Cash, Jr., Roger C. Corbett, Douglas N. Daft, Steven S Reinemund, Arne M. Sorenson, Christopher J. Williams, and Linda S. Wolf. The Board has also determined that the currently serving members of the Audit Committee and the CNGC meet the independence standards for membership on those Board committees set forth in the NYSE Listed Company Rules and, as to the Audit Committee, the SEC’s rules. Additionally, the Board has determined that Allen I. Questrom, who did not stand for reelection at the 2010 Annual Shareholders’ Meeting, was independent under the NYSE Listed Company Rules independence standards during the period in fiscal 2011 in which he served as a director.

In making these determinations, the Board found that the current Independent Directors who are standing for election at the 2011 Annual Shareholders’ Meeting do not currently have a material or other disqualifying relationship with Walmart and that the currently serving Independent Directors have not had during the last three years: (i) any of the disqualifying relationships set forth in the NYSE Listed Company Rules referred to above; or (ii) any other material relationship with our company that would compromise his or her independence. The CNGC recommended that the Board make these determinations.

In March 2011, the Board and the CNGC reviewed directors’ and director nominees’ responses to a questionnaire asking about their relationships with the company (and their immediate family members’ relationships with the company) and other potential conflicts of interest, as well as material provided by management related to transactions, relationships, or arrangements between the company and the directors or parties related to the directors. The Board made its determination as to whether any relationship between a director or director nominee and Walmart is a material relationship based on the facts and circumstances of the relationship, the amounts involved in the relationship, the director’s or nominee’s interest in such relationship, if any, and such other factors as the Board, in its judgment, deemed appropriate.

In making its determination as to the independence of our Independent Directors, the Board considered certain types of relationships as noted below:

•	the Walmart director was an executive officer of a Walmart vendor or service provider: Ms. Burns and Mr. Sorenson;

•	the Walmart director was also a director or trustee of a Walmart vendor or service provider: Mr. Breyer, Ms. Burns, Dr. Cash, Mr. Daft, Mr. Reinemund, Mr. Sorenson and Mr. Williams;

•	the Walmart director held, directly or indirectly, more than a 1 percent equity interest in a Walmart vendor or service provider: Mr. Breyer;

•

the Walmart director was the member of a board of trustees or advisory board of or held a position in a not-for-profit institution, entity, association or organization to which Walmart made or committed to make donations: Mr. Breyer, Mr. Reinemund, and Ms. Wolf; and

•	immediate family members of the Walmart director are employed by Walmart vendors or service providers: Ms. Alvarez and Mr. Reinemund.

In addition, in making their independence determinations, the Board and the CNGC considered that each of the directors, Mr. Questrom, and entities with which she or he is affiliated, or one or more members of her or his immediate family, have in the past purchased property or services from Walmart in retail transactions, all of which transactions were on terms no better than those generally available to Associates at the time of the transactions. All of the other relationships and transactions of the types described above were entered into at arm’s length in the normal course of business and, to the extent they are commercial relationships, have standard commercial terms. In their determination as to Mr. Breyer’s independence, the Board and the CNGC considered that, as a partner in Accel Partners, Mr. Breyer may be deemed to have an indirect interest in certain companies in which Accel Partners has an indirect ownership interest and that these companies engaged in transactions with Walmart in fiscal 2011, as vendors to Walmart and, in certain cases, as purchasers of goods and services from Walmart. Based on the Board’s understanding of the nature of Mr. Breyer’s indirect interests in those companies and the fact that Mr. Breyer is not an officer of, and has no other interest in, those companies, the Board determined that Mr. Breyer’s interest in those companies does not give rise to a material relationship that would impair Mr. Breyer’s independence.

The Board and the CNGC concluded that none of the above relationships or transactions: (i) constitute disqualifying relationships under the NYSE Listed Company Rules; (ii) otherwise compromise the independence of the named directors; or (iii) otherwise constitute a material relationship between Walmart and the directors.

COMPENSATION OF THE DIRECTORS

Annual Director Compensation

The base compensation for Non-Management Directors upon their election to the Board on June 4, 2010 consisted of a Share award and an annual retainer. During fiscal 2011, Michael T. Duke, H. Lee Scott, Jr. and S. Robson Walton received compensation only for their services as Executive Officers of our company and not in their capacities as directors.

For service on the Board for the term beginning upon election at the 2010 Annual Shareholders’ Meeting on June 4, 2010, each Non-Management Director received an annual equity award of Shares with a market value of $160,000. These Shares were awarded on June 4, 2010. The number of Shares awarded was determined by dividing the dollar amount of the award by the closing price of the Shares on the NYSE on the date of the grant. This annual equity award was paid directly in Shares or deferred in stock units, as elected by each Non-Management Director. In addition, each Non-Management Director elected to the Board at the 2010 Annual Shareholders’ Meeting was entitled to receive an annual retainer of $60,000, payable in arrears in equal quarterly installments for the Board term that commenced upon election at the 2010 Annual Shareholders’ Meeting. This annual retainer may be taken in cash, Shares, deferred in stock units, or deferred into an interest-credited account, as elected by each Non-Management Director.

The Non-Management Directors who serve as the chair of a Board committee receive an additional retainer for the additional time required for Board committee business. For the Board term commencing at the 2010 Annual Shareholders’ Meeting, the retainer for the chairs of the Audit Committee and CNGC is $25,000, and the retainer for the SPFC chair is $15,000. In addition, Christopher J. Williams receives an additional retainer of $15,000 for his service on the Executive Committee because he serves on more than one Board committee. These additional retainers are payable in arrears in equal quarterly installments, and may be taken in cash, Shares, deferred in stock units, or deferred into an interest-credited account, as elected by each Non-Management Director. In addition, each Non-Management Director who attends in person a Board meeting held at a location that requires intercontinental travel from his or her residence is paid a $4,000 meeting attendance fee. This additional fee is intended to compensate our Non-Management Directors for the additional time required to travel intercontinentally.

Pursuant to the CNGC charter, director compensation for the Non-Management Directors is reviewed at least annually by the CNGC, which recommends to the Board the annual compensation for those directors. The compensation paid to the directors during fiscal 2011 is described in the table below.

DIRECTOR COMPENSATION FOR FISCAL 2011 (1)

Director	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Aida M. Alvarez	64,000	160,000	0	47,050	271,050
James W. Breyer	79,000	160,000	0	1,179	240,179
M. Michele Burns	60,000	160,000	8,483	0	228,483
James I. Cash, Jr.	64,000	160,000	0	38,647	262,647
Roger C. Corbett	76,000	160,000	0	61,972	297,972
Douglas N. Daft	64,000	160,000	5,567	24,931	254,498
Gregory B. Penner	64,000	160,000	0	0	224,000
Allen I. Questrom (6)	25,715	0	0	0	25,715
Steven S Reinemund	34,451	160,000	0	0	194,451
Arne M. Sorenson	64,000	160,000	0	0	224,000
Jim C. Walton	64,000	160,000	0	2,037	226,037
Christopher J. Williams	104,000	160,000	0	54,864	318,864
Linda S. Wolf	89,000	160,000	0	25,127	274,127

(1)	The table omits the columns for “Option Awards” and “Non-Equity Incentive Plan Compensation” because our company neither issues stock options to, nor provides non-equity incentive compensation for, Non-Management Directors. Michael T. Duke, H. Lee Scott, Jr., and S. Robson Walton are omitted from this table because they received compensation only as Executive Officers of our company during fiscal 2011 and did not receive any additional compensation for their duties as directors. The compensation for Mr. Duke for fiscal 2011 is disclosed in the Summary Compensation table on page 39. Mr. Scott’s salary for fiscal 2011 was $1,100,000. In addition, Mr. Scott received certain perquisites in fiscal 2011 available to other executive officers, including personal use of company aircraft for a limited number of hours. Mr. Walton’s annual salary as Chairman of Walmart is $220,000. During fiscal 2011, our company also paid health insurance premiums and made 401(k) Plan contributions for Mr. Scott and Mr. Walton on the same basis as for other Associates. Mr. Duke and Mr. Walton are also eligible (and, until his retirement as an Associate on January 31, 2011, Mr. Scott was eligible) to participate in our company’s other benefit plans, such as our medical insurance plan and Stock Purchase Plan, on the same basis as all other Associates.

(2)	This column represents the annual retainer paid to directors, the Board committee chair retainers, and the additional payment to Christopher J. Williams for serving on two Board committees during fiscal 2011. The fees paid to Mr. Corbett include an additional $16,000 for Mr. Corbett’s attendance at four Board meetings that required intercontinental travel from his residence. The fees paid to each of the other Non-Management Directors include an additional $4,000 for attendance at one Board meeting that was held outside of North America (with the exception of Mr. Questrom, who was no longer a director at the time of this meeting, and Mr. Reinemund and Ms. Burns, who attended this meeting via videoconference). The fees earned by Mr. Questrom were for the period from February 1, 2010 through June 4, 2010.

The following amounts included in this column were deferred at the election of the director, either in the form of cash deposited into an interest-bearing account or in the form of stock units, as shown below:

Director	Fiscal 2011 ($)	Form of Deferral
M. Michele Burns	60,000	Cash
Allen I. Questrom	25,715	Stock

(3)	Each Non-Management Director elected to the Board at the 2010 Annual Shareholders’ Meeting received a stock award on June 4, 2010 with a grant date fair value of $160,000, with the number of Shares granted based on a Share price of $50.40, which was the closing price of a Share on the NYSE on the grant date. Dr. Cash and Ms. Wolf deferred the receipt of these Shares until a later date. Mr. Breyer held outstanding options to purchase 5,512 Shares at the end of fiscal 2011. These options were issued in previous fiscal years as part of the compensation paid to directors. No other current Non-Management Directors held options to purchase Shares as of the end of fiscal 2011. Mr. Scott held outstanding options to purchase 3,288,202 Shares at the end of fiscal 2011. Options held by Mr. Duke at the end of fiscal 2011 are disclosed in the Outstanding Equity Awards at Fiscal 2011 Year-End table below. The options held by Mr. Scott and Mr. Duke were granted to them as part of their compensation for their service as Executive Officers of Walmart and not as compensation for serving as directors of our company.

(4)	The amounts in this column represent above-market interest earned on director compensation deferred to an interest-credited account under the Director Compensation Deferral Plan, as elected by the director. The interest rate on the interest-bearing account is set by the Director Compensation Deferral Plan based on the ten-year United States Treasury note rate on the first day of January plus 2.70 percent. This rate was 6.55 percent for the calendar year ended December 31, 2010, and decreased to 6.06 percent for the calendar year ending December 31, 2011.

(5)	This column includes tax gross-ups paid for fiscal 2011 relating to income attributable to spousal travel expenses, meals, and related activities in connection with certain Board meetings. This column also includes the aggregate incremental cost of such spousal travel expenses, meals and related activities, except that the cost of such spousal travel expenses, meals and related activities for Mr. Breyer and Mr. Jim C. Walton is omitted from this column because the total cost for each of them was less than $10,000. The cost of spousal air transportation to Board meetings totaled $27,678 for Mr. Corbett and $26,182 for Mr. Williams. No other perquisite or personal benefit exceeded $25,000 for fiscal 2011.

(6)	Mr. Questrom served on the Board during fiscal 2011 until his term expired at the 2010 Annual Shareholders’ Meeting on June 4, 2010.

Director Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for the Non-Management Directors. Each Non-Management Director must own, within five years of his or her initial election or appointment to the Board, an amount of Shares, restricted stock, or stock units having a value equal to five times the annual retainer component of the Non-Management Director’s compensation approved by the Board in the year the director was initially elected or appointed. All Non-Management Directors subject to these guidelines currently own enough Shares to satisfy the guidelines.

BOARD MEETINGS

The Board held a total of seven meetings (four regular meetings and three special meetings) during fiscal 2011 to review significant developments affecting our company, engage in strategic planning, and act on matters requiring Board approval. During fiscal 2011, each incumbent director attended at least 75 percent of the aggregate of the number of Board meetings and the number of meetings of Board committees on which he or she served. The Non-Management Directors and Independent Directors meet regularly in executive sessions.

BOARD COMMITTEES

Committee	Members during Fiscal 2011	Functions and Additional Information	Number of Meetings in Fiscal 2011
Audit Committee	Aida M. Alvarez James I. Cash, Jr. Arne M. Sorenson Christopher J. Williams (1)

• Reviews financial reporting policies, procedures, and internal controls of Walmart

• Responsible for the appointment, compensation, and oversight of the independent accountants

• Pre-approves audit, audit-related, and non-audit services to be performed by our company’s independent accountants

• Reviews and approves related-party transactions

• Reviews our company’s risk management policies and procedures, as well as our company’s policies, processes, and procedures regarding compliance with applicable laws and regulations and our Statements of Ethics

• The Board has determined that the members are “independent” as defined by Section 10A(m)(3) of the Exchange Act and the NYSE Listed Company Rules.

• The Board has determined that the members are “financially literate” as required by Section 303A.07 of the NYSE Listed Company Rules.

			7
Compensation, Nominating and Governance Committee	Douglas N. Daft Allen I. Questrom (2) Steven S Reinemund (3) Linda S. Wolf (1)

• In consultation with the CEO, approves the compensation of the Executive Officers, other than the CEO, and reviews the compensation of certain other senior officers

• Reviews and approves the compensation of the CEO and Chairman

• Reviews and makes recommendations to the Board regarding the compensation of the Non-Management Directors

• Sets and verifies the attainment of performance goals under performance-based incentive compensation plans

• Reviews compensation and benefits issues for our company

• Oversees corporate governance issues

• Identifies, evaluates, and recommends candidates to the Board for nomination for election or appointment to the Board

• Reviews and makes recommendations to the Board regarding director independence

• Reviews and advises management on the company’s social, community and sustainability initiatives

• The Board has determined that the members are “independent” as defined by the NYSE Listed Company Rules.

			8
Executive Committee	Michael T. Duke (1) H. Lee Scott, Jr. (1) S. Robson Walton Christopher J. Williams	• Implements policy decisions of the Board • Acts on the Board’s behalf between Board meetings	0 (5)
Global Compensation Committee	Michael T. Duke (1) Gregory B. Penner H. Lee Scott, Jr. (1) S. Robson Walton	• Administers Walmart’s equity and cash incentive compensation plans for Associates who are not directors or Executive Officers	4
Strategic Planning and Finance Committee	James W. Breyer (1) M. Michele Burns Roger C. Corbett H. Lee Scott, Jr. (4) Jim C. Walton	• Reviews and analyzes financial matters • Oversees long-range strategic planning • Reviews and recommends a dividend policy to the Board • Reviews the preliminary annual budget to be approved by the Board	5

(1)	Committee chair. Mr. Scott retired from the Executive Committee and the GCC upon his retirement as an Associate effective January 31, 2011. Since February 1, 2011, Mr. Duke has served as the Chair of the Executive Committee and the GCC.

(2)	Mr. Questrom did not stand for reelection at the 2010 Annual Shareholders’ Meeting, and retired from the Board on June 4, 2010.

(3)	Mr. Reinemund was appointed to the CNGC upon his election to the Board at the 2010 Annual Shareholders’ Meeting on June 4, 2010.

(4)	Mr. Scott was appointed to the SPFC effective June 4, 2010.

(5)	The Executive Committee acted by unanimous written consent 14 times during fiscal 2011.

CORPORATE GOVERNANCE

BOARD AND COMMITTEE GOVERNING DOCUMENTS

The Board has adopted Corporate Governance Guidelines and charters for the Audit Committee, the CNGC, the Executive Committee, the GCC, and the SPFC. You may review each of these documents on our corporate website at www.walmartstores.com by clicking on “Investors” and then “Corporate Governance.” In addition, these documents are available in print at no charge to any shareholder who requests a copy by writing to our Investor Relations Department at: Wal-Mart Stores, Inc., Investor Relations Department, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0100.

BOARD LEADERSHIP STRUCTURE

We have separated the roles of the Chairman and the CEO of our company since 1988. We separate these roles in recognition of the differences between the two roles and the value to our company of having the distinct and different perspectives and experiences of a separate Chairman and CEO. As specified in our Bylaws, our CEO is responsible for the general management, supervision and control of the business and affairs of our company, and ensuring that all orders and resolutions of the Board are carried into effect. Our Chairman, on the other hand, is charged with presiding over all meetings of the Board and our shareholders, and providing advice and counsel to the CEO and our company’s other officers regarding our business and operations. By separating the roles of CEO and Chairman, our CEO is able to focus his time and energy on managing Walmart’s complex daily operations, while our Chairman can devote his time and attention to addressing matters relating to the responsibilities of our Board. Our CEO and Chairman have an excellent working relationship, and, with over 40 years of experience with Walmart, our Chairman is well positioned to provide our CEO with guidance, advice and counsel regarding our company’s business, operations and strategy. Moreover, we believe that having a separate Chairman focused on oversight and governance matters allows the Board to more effectively perform its risk oversight role described below. In connection with the Board’s annual self-evaluation process, as required by our Corporate Governance Guidelines, the Board evaluates its organization and processes to ensure that the Board is functioning effectively. For the foregoing reasons, we believe that our separate CEO/Chairman structure is the most appropriate and effective leadership structure for our company and our shareholders.

THE BOARD’S ROLE IN RISK OVERSIGHT

The Audit Committee reviews and discusses with management the company’s processes and policies with respect to risk assessment and risk management, including the company’s enterprise-wide risk management program. In addition, the company’s risk oversight process involves the Board receiving information from management on a variety of matters, including operations, legal, regulatory, finance, reputation and strategy, as well as information regarding any material risks associated with each matter. The full Board (or the appropriate Board committee, if the Board committee is responsible for the oversight of the matter) receives this information through updates from the appropriate members of management to enable it to understand, monitor and give direction with respect to the company’s risk management practices. In addition, when a Board committee receives an update, the chairperson of the relevant Board committee reports on the discussion to the full Board during the Board committee reports portion of the next Board meeting. This enables the Board and the Board committees to coordinate the risk oversight role.

PRESIDING DIRECTOR

James W. Breyer currently serves as the presiding director of executive sessions of the Non-Management Directors and Independent Directors.

BOARD ATTENDANCE AT ANNUAL SHAREHOLDERS’ MEETINGS

The Board has adopted a policy stating that all directors are expected to attend annual shareholders’ meetings. While the Board understands that there may be situations that prevent a director from attending an annual shareholders’ meeting, the Board strongly encourages all directors to make attendance at all annual shareholders’ meetings a priority. Each person nominated by the Board for election to the Board at the 2010 Annual Shareholders’ Meeting attended the 2010 Annual Shareholders’ Meeting. Mr. Questrom, who did not stand for reelection at the 2010 Annual Shareholders’ Meeting, also attended that meeting.

COMMUNICATIONS WITH THE BOARD

The Board welcomes communications from shareholders and other interested parties. Shareholders and other interested parties may write to the Board at:

Wal-Mart Stores, Inc. Board of Directors

c/o Mike Bradshaw, Senior Liaison to the Board of Directors

702 Southwest 8th Street

Bentonville, Arkansas 72716-0215

Shareholders and other interested parties also may e-mail: the Board at directors@wal-mart.com; the Independent Directors at independentdirectors@wal-mart.com; the Non-Management Directors at nonmanagementdirectors@wal-mart.com; and any individual director, including the presiding director, at the full name of the director as listed in this proxy statement followed by “@wal-mart.com.” For example, shareholders may e-mail S. Robson Walton, Chairman, at srobsonwalton@wal-mart.com.

A company of our size receives a large number of inquiries regarding a wide range of subjects each day. As a result, the Board, the Independent Directors, Non-Management Directors, and individual directors are not able to respond to all inquiries directly. Therefore, our directors, in consultation with Walmart, have developed a process to assist in managing inquiries directed to the Board.

Letters and e-mails directed to the Board, the Independent Directors, the Non-Management Directors, and individual directors are reviewed by Walmart to determine whether a response on behalf of the Board is appropriate. While the Board oversees management, it does not participate in day-to-day management functions or business operations and is not normally in the best position to respond to inquiries relating to those matters. Thus, we will direct those types of inquiries to an appropriate Associate for a response. Responses to letters and e-mails by Walmart on behalf of the Board, Independent Directors, Non-Management Directors, or individual directors are maintained by Walmart and are available for any director’s review.

If a response on behalf of the Board, Independent Directors, Non-Management Directors, or individual directors is appropriate, Walmart gathers any information and documentation necessary for answering the inquiry and provides the information and documentation, as well as a proposed response, to the appropriate director or directors. Walmart also may attempt to communicate with the shareholder or interested party for any necessary clarification. S. Robson Walton, Walmart’s Chairman, reviews and approves responses on behalf of the Board, and James W. Breyer, Walmart’s presiding director, reviews and approves the responses on behalf of the Independent Directors and Non-Management Directors. In certain situations, Mr. Walton or Mr. Breyer may respond directly to a shareholder’s inquiry.

For inquiries addressed to individual directors, each director has provided instructions for responding to those inquiries. Currently, all directors have requested that Walmart review letters and e-mails, gather any information or documentation necessary to respond to the inquiry, and propose a response. The director will review the proposed response and either direct Walmart to send such response on behalf of the director, or the director may choose to respond directly to the shareholder.

Certain circumstances may require that the Board depart from the procedures described above, such as the receipt of threatening letters or e-mails or voluminous inquiries with respect to the same subject matter. The Board considers shareholder questions and comments important and endeavors to respond to them promptly.

NOMINATION PROCESS FOR DIRECTOR CANDIDATES

The CNGC is, among other things, responsible for identifying and evaluating potential candidates and recommending candidates to the Board for nomination for election to the Board. The CNGC is governed by a written charter, a copy of which can be found in the “Corporate Governance” section of the “Investors” page of our corporate website at www.walmartstores.com.

The CNGC regularly reviews the composition of the Board and the Board committees and considers whether the addition of directors with particular experience, skills, or characteristics would make the Board and one or more Board committees more effective. When a need arises to fill a vacancy or it is determined that a director candidate possessing particular experience, skills, or characteristics would make the Board more effective, the CNGC initiates a search. As a part of the search process, the CNGC may consult with other directors and senior officers and may hire a search firm to assist in identifying and evaluating potential candidates.

SpencerStuart currently serves as our company’s director candidate search consultant. In that capacity, SpencerStuart seeks out candidates who have the experience, skills, and characteristics that the CNGC has determined are necessary to serve as a member of the Board. SpencerStuart researches the background of all candidates, conducts extensive interviews with candidates and their references, and then presents the most qualified candidates to the CNGC and our Chairman.

When considering a candidate, the CNGC reviews the candidate’s experience, skills, and characteristics. The CNGC also considers whether a potential candidate will otherwise qualify for membership on the Board, and whether the potential candidate would satisfy applicable independence requirements.

Candidates are selected on the basis of outstanding achievement in their professional careers; broad experience; wisdom; personal and professional integrity; ability to make independent, analytical inquiries; experience with and understanding of the business environment; willingness and ability to devote adequate time to Board duties; and such other experience, attributes and skills that the CNGC may determine as qualifying candidates for service on the Board. With respect to the minimum experience, skills, or characteristics necessary to serve on the Board, the CNGC will only consider candidates who:

(1)	have the experience, skills, and characteristics necessary to gain a basic understanding of:

•	the principal operational and financial objectives and plans of our company;

•	the results of operations and financial condition of our company and its business segments; and

•	the relative standing of our company and its business segments in relation to our competitors;

(2)	have a perspective that will enhance the Board’s strategic discussions; and

(3)	are capable of and committed to devoting adequate time to Board duties and are available to attend the regularly-scheduled Board and Board committee meetings.

As provided in our company’s Corporate Governance Guidelines, the Board is committed to diversified membership. The Board will not discriminate on the basis of race, color, national origin, gender, sexual orientation, religion, or disability in selecting nominees. Diversity and inclusion are values embedded into Walmart’s culture and fundamental to its business. In keeping with those values, when assessing a candidate, the CNGC and the Board consider the different viewpoints and experiences that a candidate could bring to the Board and how those viewpoints and experiences could enhance the Board’s execution of its responsibilities. In addition, the Board assesses the diversity of the Board and Board committees as a part of its annual self-evaluation process.

At least a majority of the Board must be independent as determined by the Board under the guidelines of the NYSE Listed Company Rules, and at least one member of the Board should have the qualifications and skills necessary to be considered an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

Applying the foregoing criteria, if the CNGC decides, on the basis of its preliminary review, to proceed with further consideration of a potential candidate, the chair of the CNGC and other members of the CNGC, as well as other members of the Board, as appropriate, may interview the candidate. The CNGC then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy or add an additional member, or recommends to the Board a slate of candidates for nomination for election to the Board.

S. Robson Walton and Jim C. Walton are members of a group that beneficially owns more than five percent of the outstanding Shares. Any participation by them in the nomination process is considered to be in their capacities as members of the Board and is not considered to be recommendations from security holders that beneficially own more than five percent of the outstanding Shares.

Shareholders may recommend candidates for consideration by the Board by writing to:

Wal-Mart Stores, Inc. Board of Directors

c/o Mike Bradshaw, Senior Liaison to the Board of Directors

702 Southwest 8th Street

Bentonville, Arkansas 72716-0215

The recommendation must include the following information:

(1)	the candidate’s name and business address;

(2)	a resume or curriculum vitae describing the candidate’s qualifications, which clearly indicates that he or she has the minimum experience, skills, and qualifications that the CNGC has determined are necessary to serve as a director;

(3)	a statement as to whether or not, during the past ten years, the candidate has been convicted in a criminal proceeding (other than for minor traffic violations), has been involved in any other legal proceeding or has been the subject of, or a party to, any order, judgment, decree, finding or sanction (including any order, judgment, decree, finding or sanction issued by an entity such as a stock or commodities exchange) relating to an alleged violation of laws or regulations relating to securities, commodities, financial institutions, insurance companies, mail or wire fraud or fraud in connection with a business entity, in each case giving the date and a brief description of the conviction, order, judgment, decree, finding or sanction, the name of the proceeding and the disposition;

(4)	a statement from the candidate that he or she consents to serve on the Board if elected; and

(5)	a statement from the person submitting the candidate that he or she is the registered holder of Shares, or if the shareholder is not the registered holder, a written statement from the record holder of the Shares (usually a broker or bank) verifying that at the time the shareholder submitted the candidate that he or she was a beneficial owner of Shares.

All candidates recommended to the Board for nomination by a shareholder pursuant to the requirements above will be submitted to the CNGC for its review, which may include an analysis of the candidate’s qualifications prepared by our company’s management. Any candidates meeting these requirements will be evaluated by the CNGC on the same basis as all other director candidates.

AUDIT COMMITTEE REPORT

The Audit Committee consists of four directors, each of whom has been determined by the Board to be “independent” as defined by the NYSE Listed Company Rules and the applicable rules of the SEC. The members of the Audit Committee are Aida M. Alvarez, James I. Cash, Jr., Arne M. Sorenson, and Christopher J. Williams, the chair of the Audit Committee. The Audit Committee is governed by a written charter adopted by the Board. You can obtain a copy of the current Audit Committee charter in the “Corporate Governance” section of the “Investors” page of our corporate website at www.walmartstores.com. In addition, we will provide a copy of the Audit Committee charter in print at no charge to any shareholder requesting a copy by writing to our Investor Relations Department at: Wal-Mart Stores, Inc., Investor Relations Department, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0100.

Walmart’s management is responsible for Walmart’s internal control over financial reporting and the preparation of Walmart’s consolidated financial statements. Walmart’s independent accountants are responsible for auditing Walmart’s annual consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board. The independent accountants are also responsible for issuing a report on those financial statements and a report on the effectiveness of Walmart’s internal control over financial reporting. The Audit Committee monitors and oversees these processes. The Audit Committee is responsible for selecting, engaging, and overseeing Walmart’s independent accountants.

As part of the oversight process, the Audit Committee regularly meets with management of our company, our company’s independent accountants, and our company’s internal auditors. The Audit Committee generally meets at least quarterly with each of these groups separately in closed sessions. Throughout the year, the Audit Committee had full access to management, the independent accountants and internal auditors. To fulfill its responsibilities, the Audit Committee did, among other things, the following:

•	reviewed and discussed with Walmart’s management and the independent accountants Walmart’s audited consolidated financial statements for fiscal 2011;

•

reviewed management’s representations that those consolidated financial statements were prepared in accordance with GAAP and fairly present the consolidated results of operations and consolidated financial position of our company for the fiscal years and as of the dates covered by those consolidated financial statements;

•

discussed with the independent accountants the matters required by Statement on Auditing Standards 61, as modified or supplemented, and SEC rules, including matters related to the conduct of the audit of Walmart’s consolidated financial statements;

•

received written disclosures and the letter from E&Y required by applicable independence standards, rules and regulations relating to E&Y’s independence from Walmart and discussed with E&Y its independence from Walmart;

•

based on the discussions with management and the independent accountants, the independent accountants’ disclosures and letter to the Audit Committee, the representations of management and the reports of the independent accountants, recommended to the Board that Walmart’s audited annual consolidated financial statements for fiscal 2011 be included in Walmart’s Annual Report on Form 10-K for fiscal 2011 filed with the SEC;

•	reviewed all audit and non-audit services performed for Walmart by E&Y and considered whether E&Y’s provision of non-audit services was compatible with maintaining its independence from Walmart;

•

selected and appointed E&Y as Walmart’s independent accountants to audit and report on the annual consolidated financial statements of Walmart to be filed with the SEC prior to Walmart’s annual shareholders’ meeting to be held in calendar year 2012;

•

monitored the progress and results of the testing of internal controls over financial reporting pursuant to Section 404 of SOX, reviewed a report from management and the internal auditors of our company regarding the design, operation and effectiveness of internal controls over financial reporting, and reviewed an attestation report from E&Y regarding the effectiveness of internal controls over financial reporting; and

•

received reports from management regarding our company’s policies, processes, and procedures regarding compliance with applicable laws and regulations and Walmart’s Statement of Ethics, all in accordance with the Audit Committee’s charter.

The Audit Committee submits this report:

Aida M. Alvarez

James I. Cash, Jr.

Arne M. Sorenson

Christopher J. Williams, Chair

AUDIT COMMITTEE FINANCIAL EXPERTS

The Board has determined that James I. Cash, Jr., Arne M. Sorenson and Christopher J. Williams are “audit committee financial experts” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K of the SEC, and that all members of the Audit Committee are “independent” under Section 10A(m)(3) of the Exchange Act, the SEC’s Rule 10A-3, and the requirements set forth in the NYSE Listed Company Rules.

AUDIT COMMITTEE PRE-APPROVAL POLICY

To ensure the independence of our independent accountants and to comply with applicable securities laws, the NYSE Listed Company Rules, and the Audit Committee charter, the Audit Committee is responsible for reviewing, deliberating and, if appropriate, pre-approving all audit, audit-related, and non-audit services to be performed by the independent accountants. For that purpose, the Audit Committee has established a policy and related procedures regarding the pre-approval of all audit, audit-related, and non-audit services to be performed by our company’s independent accountants (the “Pre-Approval Policy”).

The Pre-Approval Policy provides that our company’s independent accountants may not perform any audit, audit-related, or non-audit service for Walmart, subject to those exceptions that may be permitted by applicable law, unless: (1) the service has been pre-approved by the Audit Committee; or (2) Walmart engaged the independent accountants to perform the service pursuant to the pre-approval provisions of the Pre-Approval Policy. In addition, the Pre-Approval Policy prohibits the Audit Committee from pre-approving certain non-audit services that are prohibited from being performed by our company’s independent accountants by applicable securities laws. The Pre-Approval Policy also provides that Walmart’s corporate controller will periodically update the Audit Committee as to services provided by the independent accountants. With respect to each such service, the independent accountants provide detailed back-up documentation to the Audit Committee and to the corporate controller.

Pursuant to the Pre-Approval Policy, the Audit Committee has pre-approved certain categories of services to be performed by the independent accountants and a maximum amount of fees for each category. The Audit Committee annually re-assesses these service categories and the associated fees. Individual projects within the approved service categories have been pre-approved only to the extent that the fees for each individual project do not exceed a specified dollar limit, which amount is re-assessed annually. Projects within a pre-approved service category with fees in excess of the specified fee limit for individual projects may not proceed without the specific prior approval of the Audit Committee (or a member to whom pre-approval authority has been delegated). In addition, no project within a pre-approved service category will be considered to have been pre-approved by the Audit Committee if the project causes the maximum amount of fees for the service category to be exceeded, and the project may only proceed with the prior approval of the Audit Committee (or a member to whom pre-approval authority has been delegated) to increase the aggregate amount of fees for the service category.

At least annually, the Audit Committee designates a member of the Audit Committee to whom it delegates its pre-approval responsibilities. That member has the authority to approve interim requests as set forth above within the defined, pre-approved service categories, as well as interim requests to engage Walmart’s independent accountants for services outside the Audit Committee’s pre-approved service categories. The member has the authority to pre-approve any audit, audit-related, or non-audit service that falls outside the pre-approved service categories, provided that the member determines that the service would not compromise the independent accountants’ independence and the member informs the Audit Committee of his or her decision at the Audit Committee’s next regular meeting.

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE

The CNGC discharges the Board’s responsibilities relating to the compensation of our company’s directors and Executive Officers. With respect to its compensation functions, the CNGC is responsible, pursuant to its charter, for annually:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, our Chairman, and our other Executive Officers; evaluating their performance in light of those goals and objectives; and, based on this evaluation, establishing and approving their total compensation;

•	establishing performance metrics and goals under performance-based incentive compensation plans, and verifying the attainment of those goals;

•	evaluating, establishing and approving the compensation of our Non-Management Directors; and

•	reviewing the compensation of certain other senior officers of Walmart.

The CNGC may delegate its functions to a subcommittee, to the extent such delegation is consistent with the requirements of the NYSE Listed Company Rules and applicable laws and regulations. However, the CNGC may not delegate its authority over the evaluation, establishment and approval of Executive Officer compensation. The CNGC met eight times in fiscal 2011. Agendas for the meetings of the CNGC are determined in consultation with the chair of the CNGC.

COMPENSATION COMMITTEE REPORT

The CNGC has reviewed and discussed with our company’s management the CD&A included in this proxy statement and, based on such review and discussion, the CNGC recommended to the Board that the CD&A be included in this proxy statement.

The CNGC submits this report:

Douglas N. Daft

Steven S Reinemund

Linda S. Wolf, Chair

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the directors who served on the CNGC at any time during fiscal 2011, including Ms. Wolf, Mr. Daft, Mr. Reinemund, or Mr. Questrom, were officers or Associates of Walmart or were former officers or Associates of Walmart. None of the members who served on the CNGC at any time during fiscal 2011 had any relationship with our company requiring disclosure under the section of this proxy statement entitled “Related-Party Transactions.” Finally, no Executive Officer serves, or in the past fiscal year has served, as a member of the compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on the CNGC.

TRANSACTION REVIEW POLICY

The Board has adopted a written policy (the “Transaction Review Policy”) applicable to all Walmart officers who serve as Executive Vice Presidents or above; to all directors and director nominees; to all shareholders beneficially owning more than five percent of Walmart’s outstanding Shares; and to the immediate family members of each of the preceding persons (collectively, the “Covered Persons”). Any entity in which a Covered Person has a direct or indirect material financial interest or of which a Covered Person is an officer or holds a significant management position (each a “Covered Entity”) is also covered by the policy. The Transaction Review Policy applies to any transaction or series of similar or related transactions in which a Covered Person or Covered Entity has a direct or indirect material financial interest and in which Walmart is a participant (each a “Covered Transaction”).

Under the Transaction Review Policy, each Covered Person is responsible for reporting to Walmart’s Chief Audit Executive any Covered Transactions of which he or she has knowledge. Walmart’s Chief Audit Executive, with the assistance of other appropriate Walmart personnel, reviews each Covered Transaction and submits the results of such review to the Audit Committee. The Audit Committee reviews each Covered Transaction and either approves or disapproves the transaction. To approve a Covered Transaction, the Audit Committee must find that:

•

the substantive terms and negotiation of the Covered Transaction are fair to Walmart and its shareholders and the substantive terms are no less favorable to Walmart and its shareholders than those in similar transactions negotiated at an arm’s-length basis; and

•	if the Covered Person is a director or officer of Walmart, he or she has otherwise complied with the terms of Walmart’s Statement of Ethics as it applies to the Covered Transaction.

The Audit Committee may also ratify a Covered Transaction if prior approval and review is not sought if the Audit Committee determines that the Covered Transaction meets the criteria above and the failure to obtain pre-approval was unintentional, inadvertent, or due to a lack of knowledge.

The following categories of transactions are exempt from review and approval under the Transaction Review Policy:

•	transactions that involve a monetary value of less than $120,000;

•	transactions that result from a competitive bid process;

•	ordinary banking transactions; and

•	any series of substantially similar transactions after the Audit Committee has reviewed and approved a single transaction of that type as meeting the requirements of the policy.

CODE OF ETHICS FOR THE CEO AND SENIOR FINANCIAL OFFICERS

You may review Walmart’s Code of Ethics for the CEO and Senior Financial Officers in the “Corporate Governance” section of the “Investors” page of our corporate website at www.walmartstores.com. Walmart’s Code of Ethics for the CEO and Senior Financial Officers supplements Walmart’s Statement of Ethics, which is applicable to all directors, Executive Officers, and Associates and is also available in the “Corporate Governance” section of the “Investors” page of our corporate website. A description of any substantive amendment or waiver of Walmart’s Code of Ethics for the CEO and Senior Financial Officers or Walmart’s Statement of Ethics will be disclosed in the “Corporate Governance” section of the “Investors” page of our corporate website for a period of 12 months after the date of the amendment or waiver. Copies of Walmart’s Code of Ethics for the CEO and Senior Financial Officers and of Walmart’s Statement of Ethics are also available in print at no charge to any shareholder who requests a copy by writing to our Investor Relations Department at: Wal-Mart Stores, Inc., Investor Relations Department, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0100.

SUBMISSION OF SHAREHOLDER PROPOSALS

If you wish to present a proposal for possible inclusion in our 2012 proxy statement pursuant to the SEC’s rules, send the proposal to Gordon Y. Allison, Vice President and General Counsel, Corporate Division, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0215, by registered, certified, or express mail. Shareholder proposals for inclusion in our proxy statement for the 2012 Annual Shareholders’ Meeting must be received by our company on or before December 20, 2011.

Shareholders who wish to bring business before Walmart’s 2012 Annual Shareholders’ Meeting other than through a shareholder proposal pursuant to the SEC’s rules must notify the Corporate Secretary of our company in writing and provide the information required by the provision of the Bylaws dealing with shareholder proposals. The notice must be delivered to or mailed and received at Walmart’s principal executive offices not less than 75 nor more than 100 days prior to the date of the 2012 Annual Shareholders’ Meeting, unless less than 85 days’ notice or public disclosure of that date is given or made, in which case the shareholder’s notice must be received by the close of business on the tenth day after the notice or public disclosure of the date of the 2012 Annual Shareholders’ Meeting is made or given. The requirements for such notice are set forth in the Bylaws, a copy of which can be found in the “Corporate Governance” section of the “Investors” page of our corporate website at www.walmartstores.com. In addition, the Bylaws were filed as an exhibit to our company’s Current Report on Form 8-K dated September 21, 2006.

OTHER MATTERS

Our company is not aware of any matters that will be considered at the 2011 Annual Shareholders’ Meeting other than the matters described herein. If any other matters are properly brought before the 2011 Annual Shareholders’ Meeting, the proxy holders will vote the Shares as to which they hold proxies in their discretion.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In the following pages, we discuss how our CEO, CFO, and certain other Executive Officers (our “Named Executive Officers” or “NEOs”) were compensated in fiscal 2011 (February 1, 2010 through January 31, 2011) and describe how this compensation fits within our executive compensation philosophy.

Our financial performance for fiscal 2011 was mixed. While our earnings performance exceeded our original guidance provided at the beginning of fiscal 2011, when our incentive goals were set, the sales performance of our Walmart US division was disappointing. We continued to experience stable pre-tax returns, with return on investment (“ROI”) for fiscal 2011 slightly less than the prior fiscal year. Our stock price increased moderately during fiscal 2011, and we returned approximately $19.2 billion to our shareholders in the form of share repurchases and dividends.

The key financial measures on which our incentive compensation plans are based are operating income, sales, and ROI. Despite our strong earnings performance and stable returns in fiscal 2011, our overall fiscal 2011 performance was slightly below our target performance goals under our cash incentive plan, and below our target performance goals under our long-term equity incentive program. This performance impacted our NEOs’ compensation under our incentive plans for fiscal 2011. In particular, our CEO earned a cash incentive payment that was slightly below target for fiscal 2011, and approximately 20 percent less than his cash incentive payment for the prior year. Similarly, during fiscal 2011, we fell short of our target performance goals under our long-term performance share plan, resulting in a reduction of our CEO’s long-term equity incentive payout for fiscal 2011 and for future years.

Our Compensation Program Emphasizes Performance

Our total direct compensation (“TDC”) packages for NEOs, comprising base salary, annual cash incentives, and long-term equity, are heavily weighted towards performance. Base salary represents less than 17 percent of each NEO’s target TDC opportunity (less than 7 percent for the CEO), and a substantial majority (at least 68 percent) of each NEO’s target TDC opportunity is contingent on meeting operating income, sales, and return on investment goals that we believe have a meaningful impact on shareholder value.

Our NEOs’ annual cash incentive is based primarily on the operating income of our company and/or one or more operating divisions, depending on each NEO’s responsibilities (with the exception of the President and CEO of our Walmart US division, whose cash incentive for fiscal 2011 was based on a combination of operating income and sales). Our long-term performance share program is based on total company ROI and the sales performance of one or more operating divisions, depending on each NEO’s area of responsibility. We believe that this balance of performance metrics, and the balance between rewarding the performance of the total company and the performance of operating divisions, drives financial performance and shareholder value and mitigates the risk that our executives will overemphasize any single performance metric to the detriment of our company as a whole.

In addition, our executive compensation program seeks to balance long-term and annual performance. Our annual cash incentive plan is primarily based on operating income during a single fiscal year, while our long-term performance share plan is based on sales and ROI over a three-year period. Our executives also receive service-based restricted stock, which typically vests over three to five years after the grant date. Along with performance shares, restricted stock gives our NEOs ownership in the company, as well as serving as a retention tool.

The CNGC regularly reviews our executive compensation programs to ensure that compensation is competitive but remains closely tied to performance that can be impacted by our executives and that the CNGC believes is aligned with shareholder value. In addition, the CNGC ensures that the goals and objectives of our performance-based compensation plans are challenging in light of the expectations of and our commitments to our shareholders and other stakeholders, as well as the internal expectations of the Board and our company.

Our Incentive Plans During Fiscal 2011

The compensation earned by our NEOs for fiscal 2011 shows that our incentive plans are working as designed. While our fiscal 2011 earnings performance was strong, our total company operating income was slightly below the fiscal 2011 goal under our annual cash incentive plan. As a result, our CEO’s cash incentive payment for fiscal 2011 was $3.85 million, which was slightly less than his target payout, compared to a maximum cash incentive payment of $4.80 million for fiscal 2010.

With respect to our long-term performance share program, our ROI remained stable, but was slightly below the target performance goal under this plan, and our sales performance fell significantly short of our target performance goals under this plan. As a result, with respect to the portion of performance shares dependent on fiscal 2011 performance, our CEO earned approximately 14 percent less than his target opportunity (compared to approximately 8 percent above target in fiscal 2010). Because we average three separate years of performance to determine the three-year payout under our performance share program, not only did this result in a lower performance share payout for fiscal 2011, but will impact our CEO’s performance share payout for fiscal 2012 and fiscal 2013 as well.

Who are the Named Executive Officers Covered in this Proxy Statement?

For fiscal 2011, our NEOs were:

•	Michael T. Duke, President and CEO. Mr. Duke joined our company in 1995 and has served in a number of positions prior to becoming President and CEO in February 2009.

•	William S. Simon, Executive Vice President, President and CEO, Walmart US. Mr. Simon joined our company in 2006 and was promoted to his present position on June 23, 2010.

•	C. Douglas McMillon, Executive Vice President, President and CEO, Walmart International. Mr. McMillon joined our company in 1990 and was promoted to his current position in February 2009.

•	Eduardo Castro-Wright, Vice Chairman, responsible for Global eCommerce and Global Sourcing. Mr. Castro-Wright joined our company in 2001 and assumed his current responsibilities on June 23, 2010.

•	Charles M. Holley, Jr., Executive Vice President and CFO. Mr. Holley joined the company in 1994 and was promoted to CFO on December 1, 2010.

•

Thomas M. Schoewe, retired Executive Vice President and CFO. Mr. Schoewe joined our company in 2000 and retired as CFO on December 1, 2010. Mr. Schoewe remained an Executive Vice President of our company through January 31, 2011 to assist Mr. Holley in transitioning to his new role.

We discuss the compensation of six NEOs, rather than five, because Mr. Holley was promoted to CFO during fiscal 2011, and SEC rules require disclosure for all individuals who served as CFO during any part of the last fiscal year.

Impact of Fiscal 2011 Performance on Executive Compensation

How was Walmart’s fiscal 2011 performance reflected in our executive compensation?

Cash Incentive Plan. While our fiscal 2011 earnings performance was strong, our total company operating income was slightly below the fiscal 2011 performance goal under our annual cash incentive plan. As a result, our CEO’s cash incentive payment for fiscal 2011 was slightly less than the target payout. Each of our other NEOs (with the exception of Mr. McMillon, whose incentive payout was based in part on the operating income of our International division) also received an incentive payout below target.

Moreover, because our growth in operating income during fiscal 2011 was not as strong relative to our performance goals as it was in fiscal 2010, our NEOs earned less under our cash incentive plan for fiscal 2011 than for fiscal 2010. The following table compares our fiscal 2010 and fiscal 2011 payouts under our cash incentive plan:

Company Division	Fiscal 2010 Cash Incentive Payout (% of target)	Fiscal 2011 Cash Incentive Payout (% of target)
Total Company	125.0%	97.4%
Walmart US	123.6%	67.8%
International	125.0%	107.5%
Sam’s Club	125.0%	104.5%

As a result, our NEOs who continued in the same positions earned a smaller cash incentive payment for fiscal 2011 as compared to fiscal 2010. For example, our CEO earned a cash incentive payment for fiscal 2011 that was almost $950,000 less than his cash incentive payment for fiscal 2010:

Michael T. Duke – Cash Incentive	Fiscal Year	% of Target	Cash Incentive Payment
	2010	125.0%	$4,800,000
	2011	97.4%	$3,852,059

Performance Share Plan. With respect to our long-term performance share plan, our ROI was slightly below the target performance goal under our long-term incentive plan, and our sales performance fell significantly short of our target performance goals under this plan. As a result, as shown in the table below, we fell short of our performance share goals applicable to our NEOs by approximately 12 percent to 14 percent for fiscal 2011 (compared to performance that was generally above target in fiscal 2010). Because we average three separate years of performance to determine the three-year payout under our performance share program, not only did this result in a lower performance share payout for fiscal 2011, but it will also impact our NEOs’ performance share payout for fiscal 2012 and fiscal 2013 as well.

Company Division	Performance vs. Fiscal 2010 Performance Share Goals (% of Target)	Performance vs. Fiscal 2011 Performance Share Goals (% of Target)
Total Company	107.83%	86.19%
Walmart US	90.00%	85.64%
International	150.00%	87.57%
Sam’s Club	112.63%	93.22%

As a result of our fiscal 2011 performance, the combined value of Mr. Duke’s performance share payouts for fiscal 2011, fiscal 2012 and fiscal 2013 will be approximately $1.5 million less than if we had reached our target performance share goals for fiscal 2011 (assuming a stock price of $56.07 per share, which was the closing price of Shares on the NYSE on January 31, 2011). Actual payouts to our NEOs for the three-year period ended January 31, 2011 are shown below on page 28.

Fiscal 2011 Performance Measures and Performance Goals

What performance metrics were used in our executive compensation program for fiscal 2011?

Commensurate with the CNGC’s philosophy, our NEOs’ fiscal 2011 TDC was substantially performance-based. Each NEO’s performance measures are based on the performance of our total company or a combination of the performance of our total company and the NEO’s operating division. This approach is consistent with our objective of compensating officers based on performance within their control or influence, while still tying a significant portion of executive compensation to the performance of the overall company to drive the company’s business strategies. The performance measures applicable to our NEOs’ fiscal 2011 compensation were:

Element of Compensation	Fiscal 2011 Performance Metrics	Performance Period
Annual Cash Incentive	Operating Income (Total Company and/or Divisional) Sales (Walmart US only)	2/1/2010 – 1/31/2011
Performance Shares	Total Company Return on Investment (1) Total Company Sales Walmart US Sales Sam’s Club Sales International Sales	2/1/2010 – 1/31/2013

(1)	For purposes of the performance shares, we define “return on investment” (which is a non-GAAP measure as defined in the SEC’s rules) as adjusted operating income (operating income plus interest income and depreciation and amortization and rent from continuing operations) for the fiscal year or trailing twelve months divided by average investment during that period. We consider average investment to be the average of our beginning and ending total assets of continuing operations plus accumulated depreciation and amortization less accounts payable and accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing twelve months multiplied by a factor of eight.

The CNGC chose these performance measures to align with the company’s strategic priorities of growth, leverage, and returns. The CNGC concluded that the combination of these performance metrics was likely to incentivize our executives to achieve performance that is in line with the best interests of our company and our shareholders. In addition, the CNGC believes that the combination and weighting of these performance metrics helps to mitigate the risk that our executives would be incentivized to pursue results with respect to one metric to the detriment of our company as a whole. For example, if our management were to seek to increase sales by pursuing strategies that would negatively impact our profitability, resulting increases in performance share payouts should be offset by decreases in annual cash incentive payouts.

What were our specific performance targets for fiscal 2011, and how did we perform in comparison to these targets?

In determining actual performance for purposes of our performance-based plans, the CNGC made certain positive and negative adjustments to our reported results, as provided by the terms of the plans. These adjustments are intended to enable results for a particular fiscal year to be computed on a comparable basis to the prior year, and to ensure that our incentive plans reward underlying operational performance, disregarding factors that are beyond the control of our executives. For fiscal 2011, the most significant adjustment was to remove the impact of fluctuations in currency exchange rates. Other adjustments were to exclude the operating income related to recent acquisitions; to exclude accruals for litigation settlements; and to adjust for the accounting treatment of sales of prepaid phone cards. As a result of this adjustment process, the fiscal 2011 operating income and Walmart US sales shown in the tables below differ from our publicly reported operating results for fiscal 2011 under GAAP.

Annual Cash Incentive Payment Goals.    The growth goals applicable to the cash incentive payments are expressed in terms of a percentage increase over our prior year performance. For fiscal 2011, the threshold, target, and maximum performance goals under our cash incentive plan, and our actual performance, are shown in the following table:

	Fiscal 2011 Operating Income and Sales Goals under Cash Incentive Plan (percentage increase over fiscal 2010)
Goal Applicable To:	Threshold (37.5% Payout)	Target (100% Payout)	Maximum (125% Payout)	Actual (as adjusted)
Total Company Operating Income	0.8%	5.0%	7.1%	4.8%
International Operating Income	4.3%	8.7%	10.8%	10.2%
Sam’s Club Operating Income	0.1%	4.3%	6.4%	5.3%
Walmart US Operating Income	0.6%	4.8%	6.9%	2.7%
Walmart US Sales	0.0%	2.8%	3.8%	0.7%

The results shown above resulted in the following annual cash incentive payments to our NEOs for fiscal 2011:

		Fiscal 2011 Cash Incentive Payout
	Performance Measures	Target Payout (% of Salary)	Max Payout (% of Salary)	Actual Payout (% of Target)	Actual Payout
Michael T. Duke	100% Total Company Operating Income	320%	400%	97.4%	$3,852,059
William S. Simon	50% Walmart US Sales 25% Walmart US Operating Income 25% Total Company Operating Income	180%	225%	67.8%	$950,997
C. Douglas McMillon	50% International Operating Income 50% Total Company Operating Income	200%	250%	107.5%	$1,901,440
Eduardo Castro-Wright	50% Walmart US Operating Income 50% Total Company Operating Income	200%	250%	83.3%	$1,901,977
Charles M. Holley, Jr.	100% Total Company Operating Income	160%	200%	97.4%	$1,021,676
Thomas M. Schoewe	100% Total Company Operating Income	160%	200%	97.4%	$1,289,355

A portion of each NEO’s cash incentive payment is also subject to meeting diversity goals. For fiscal 2011, these goals consisted of two components: placement goals and good faith efforts goals. Under our diversity goals program, each officer’s cash incentive payment can be reduced by up to 15 percent if he or she does not achieve applicable diversity goals for the fiscal year. Based on the report of our Chief Diversity Officer, the CNGC determined that each NEO satisfied his diversity goals for fiscal 2011.

Performance Shares.    The following table shows the performance goals set by the CNGC for fiscal 2011 under our performance share program, and our performance against those goals:

Performance Period	Performance Measure	Performance Goals (% of Performance Shares Vesting on Achievement of Goal)			Actual Performance (as adjusted)
		Threshold (50%)	Target (100%)	Maximum (150%)
2/1/2010 – 1/31/2011	Return on Investment (Total Company)	18.66%	19.21%	19.66%	19.19%
	Total Company Sales	1.6%	3.6%	4.8%	2.43%
	Walmart US Sales	0.0%	2.0%	3.0%	0.68%
	Sam’s Club Sales (excluding fuel)	0.0%	2.0%	3.5%	1.44%
	International Sales	6.7%	8.7%	10.2%	7.57%

These adjusted results were averaged with the adjusted results for fiscal 2009 and fiscal 2010, the other two fiscal years within the three-year performance period, as compared to the goals established by the CNGC to determine the ultimate performance share payout for the performance shares with a three-year performance cycle ending January 31, 2011:

		Performance Share Payout
		Percent of Target				Performance Shares For 3-Year Cycle Ended 1/31/11
					Three
	Fiscal 2011 Performance	Fiscal 2009	Fiscal 2010	Fiscal 2011	Year
	Measures	Performance	Performance	Performance	Average	Target	Earned
Michael T. Duke*	60% ROI 40% Total Company Sales	133.57%	107.83%	86.19%	109.20%	201,655	220,207
William S. Simon	60% ROI 40% Walmart US Sales	140.73%	90.00%	85.64%	105.46%	17,233	18,174
C. Douglas McMillon**	60% ROI 40% International Sales	140.73%	150.00%	87.57%	126.10%	85,315	107,583
Eduardo Castro-Wright	60% ROI 40% Walmart US Sales	140.73%	90.00%	85.64%	105.46%	124,095	130,871
Charles M. Holley, Jr.	60% ROI 40% Total Company Sales	138.94%	107.83%	86.19%	110.99%	15,165	16,832
Thomas M. Schoewe	60% ROI 40% Total Company Sales	138.94%	107.83%	86.19%	110.99%	56,747	62,983

*	Mr. Duke’s performance share payout for the three-year cycle ended January 31, 2011 was based on the performance of our International division for fiscal 2009, when he served as Vice Chairman, Walmart International, and on the performance of our total company during fiscal 2010 and fiscal 2011, when he served as President and CEO.

**	Mr. McMillon’s performance share payout for the three-year cycle ended January 31, 2011 was based on the performance of our Sam’s Club division for fiscal 2009, when he served as President and CEO of that division, and on the performance of our International division during fiscal 2010 and fiscal 2011, when he served as President and CEO of that division.

Components of Fiscal 2011 Compensation and Pay Mix

What are the other components of our NEOs’ compensation?

In addition to the annual cash incentive and long-term performance shares described above, our NEOs also receive a base salary and a service-based restricted stock award. These four elements comprise each NEO’s total direct compensation, or TDC. Consistent with our philosophy of tying compensation to performance, each NEO’s annual restricted stock award is one-third the target value of the NEO’s performance share award.

What was the pay mix of our NEOs’ TDC in fiscal 2011?

For fiscal 2011, base salary represented less than 20 percent of each NEO’s target TDC opportunity, and a substantial majority of each NEO’s target TDC opportunity was comprised of annual cash incentive and performance shares – that is, compensation that is contingent on satisfying a balance of performance measures that we believe have a meaningful impact on shareholder value, as shown in the following charts. The percentages within the charts may not total 100.0% due to rounding.

The TDC amounts in the charts above reflect the compensation associated with Mr. Simon’s and Mr. Holley’s current positions after their promotions on June 23, 2010 and December 1, 2010, respectively.

What other types of compensation did our NEOs receive in fiscal 2011?

Our NEOs may from time to time receive special awards. Special awards are typically granted for retention purposes or in recognition of extraordinary performance. Because these awards are not part of an NEO’s annual compensation, the special awards are not included in TDC.

In January 2010, as part of the fiscal 2011 executive compensation process, our CNGC approved special equity awards for Messrs. Castro-Wright and McMillon. The CNGC awarded Mr. Castro-Wright a $2,000,000 performance-based restricted stock award to vest in June 2011, if the Walmart.com business increased its sales growth by at least 15 percent as compared to fiscal 2010, which it substantially exceeded. The CNGC also approved a $2,000,000 service-based restricted stock award for Mr. McMillon, to reward his performance during fiscal 2010 and for retention purposes. Mr. McMillon’s award will vest in equal installments on the second, fourth, and fifth anniversaries after the grant date. As a condition to receiving these awards, Mr. Castro-Wright and Mr. McMillon were required to execute updated non-competition agreements with Walmart, the terms of which are described on page 50.

What perquisites and other benefits do our NEOs receive?

Our NEOs receive a limited number of perquisites and supplemental benefits. We cover the cost of annual physical examinations. We provide each NEO with personal use of our aircraft for a limited number of hours each year. Our NEOs also receive company-paid life and accidental death and dismemberment insurance. Our NEOs also are entitled to benefits available to officers generally, such as participation in the Deferred Compensation Plan, and benefits available to Associates generally, including a Walmart discount card, a limited 15 percent match of purchases of Shares through our Stock Purchase Plan, participation in the 401(k) Plan, medical benefits, and foreign business travel insurance. We provide these perquisites and supplemental benefits to attract talented executives to our company and to retain our current executives.

Fiscal 2011 Total Direct Compensation Opportunity

What was the TDC for the NEOs in fiscal 2011 and the other years covered in the Summary Compensation Table?

The following table shows the TDC established for each NEO for fiscal 2009 through fiscal 2011. As shown in the table below, target TDC represents the amounts our NEOs would receive if target performance goals are achieved. Maximum TDC represents the amounts that our NEOs would receive if maximum performance goals are achieved, and is therefore intended to reflect the amounts our NEOs would receive only in the event of exceptional performance.

Named Executive Officer	Fiscal Year	Base Salary ($000)	Annual Cash Incentive				Total Cash		Equity		TDC
			Target		Max		Target	Max	Target	Max	Target	Max
			%	$ ($000)%		$ ($000)	$ ($000)	$ ($000)	$ ($000)	$ ($000)	$ ($000)	$ ($000)
Michael T. Duke	2011	$1,236	320%	$3,955	400%	$4,944	$5,191	$6,180	$13,390	$18,411	$18,581	$24,591
	2010	$1,200	320%	$3,840	400%	$4,800	$5,040	$6,000	$13,000	$17,875	$18,040	$23,875
	2009	$1,050	240%	$2,520	300%	$3,150	$3,570	$4,200	$7,000	$9,625	$10,570	$13,825
William S. Simon	2011	$850	180%	$1,530	225%	$1,913	$2,380	$2,763	$4,500	$6,188	$6,880	$8,950
C. Douglas McMillon	2011	$884	200%	$1,768	250%	$2,210	$2,652	$3,094	$6,000	$8,250	$8,652	$11,344
	2010	$850	200%	$1,700	250%	$2,125	$2,550	$2,975	$5,500	$7,563	$8,050	$10,538
	2009	$800	160%	$1,280	200%	$1,600	$2,080	$2,400	$4,500	$6,188	$6,580	$8,588
Eduardo Castro-Wright	2011	$1,040	200%	$2,080	250%	$2,600	$3,120	$3,640	$8,000	$11,000	$11,120	$14,640
	2010	$1,000	240%	$2,400	300%	$3,000	$3,400	$4,000	$8,000	$11,000	$11,400	$15,000
	2009	$1,000	240%	$2,400	300%	$3,000	$3,400	$4,000	$5,500	$7,563	$8,900	$11,563
Charles M. Holley, Jr.	2011	$715	160%	$1,144	200%	$1,430	$1,859	$2,145	$2,500	$3,438	$4,359	$5,583
Thomas M. Schoewe	2011	$827	160%	$1,323	200%	$1,654	$2,150	$2,481	$4,500	$6,188	$6,650	$8,669
	2010	$811	160%	$1,298	200%	$1,622	$2,109	$2,434	$4,500	$6,188	$6,609	$8,621
	2009	$780	160%	$1,248	200%	$1,560	$2,028	$2,340	$3,600	$4,950	$5,628	$7,290

As described above, because our overall performance during fiscal 2011 was not as strong as our performance during fiscal 2010, our continuing NEOs realized less of their TDC opportunity during fiscal 2011 as compared to fiscal 2010.

The TDC amounts shown for Mr. Simon and Mr. Holley above reflect the compensation associated with their current positions after their promotions on June 23, 2010 and December 1, 2010, respectively. Because Mr. Simon and Mr. Holley were first promoted to NEO positions in fiscal 2011, only information for fiscal 2011 is included for them in the table above.

Why is TDC different than the amounts shown in the Summary Compensation Table?

Inclusion of the TDC table above is not designed to replace the Summary Compensation table, but rather to provide insight into the CNGC’s decision-making process when establishing NEO compensation. The Summary Compensation table that appears on page 39 provides specific compensation information for the three most recent fiscal years for our NEOs in the manner required by SEC rules. The amounts in the Summary Compensation table do not necessarily reflect the compensation opportunities approved by the CNGC for our NEOs, nor do they necessarily provide insight into the compensation that may actually be earned by each NEO upon satisfaction of applicable performance conditions. For example, because the CNGC typically grants annual equity awards to our NEOs prior to the start of the fiscal year, the equity awards granted for fiscal 2012 appear on the Summary Compensation table as part of fiscal 2011 compensation.

What were the significant changes to our NEOs’ compensation for fiscal 2011?

There were no significant changes to the basic TDC structure for NEOs in fiscal 2011. For fiscal 2011, the CNGC selected total company and/or divisional sales growth as the sales metric under our performance share program for corporate support and for our Walmart US and Sam’s Club divisions, replacing comparable store sales, which had been used in previous years. This change was intended to align our performance share goals more closely with our evolving business strategy, which emphasizes productive growth, leverage, and returns. In addition, for executives responsible for the Walmart US division, Walmart US total sales growth was added as a component of our cash incentive program in order to place a greater emphasis on sales performance for fiscal 2011.

The 2011 base salary amounts for Messrs. Duke, Schoewe, Castro-Wright, and McMillon remained relatively flat. The fiscal 2011 base salary increases for those NEOs range from 2 percent to 4 percent, which is consistent with annual base salary increases for management Associates generally. With respect to Mr. Simon and Mr. Holley, their base salaries, as well as their overall TDC opportunities, were increased to reflect their promotions as the leaders of the Walmart US operating division and as our CFO, respectively, and to align their target TDC to be competitive, taking into consideration that both officers were new to their leadership roles.

The increases in the equity opportunities for Messrs. Duke and McMillon, and the decrease in annual incentive opportunity for Mr. Castro-Wright, were made in light of their responsibilities and to align their compensation to be competitive in accordance with the CNGC’s objective of establishing target TDC that is in the top quartile of the peer groups for their respective positions.

How is TDC allocated between annual and long-term compensation?

A majority of each NEO’s fiscal 2011 TDC was allocated to performance shares, which have a three-year performance period. An additional portion of fiscal 2011 TDC was allocated to restricted stock, which for fiscal 2011 awards vests in three equal installments on the second, third, and fifth anniversaries of the grant date. The following charts illustrate this allocation for our CEO and for our other NEOs as a group:

We believe that this mix appropriately balances annual and long-term performance.

Executive Compensation Philosophy and Process

Who establishes the TDC at Walmart?

The CNGC is the committee of the Board that is responsible for establishing and approving the compensation of the officers subject to Section 16, which includes the CEO and other NEOs. The members of the CNGC are independent (see p. 16 and p. 22 for more information on the CNGC).

The CNGC met eight times in fiscal 2011. During each of these meetings, the CNGC considered executive compensation matters, including the review and approval of compensation for our NEOs; the selection of performance metrics and performance goals applicable to NEO compensation; and the review of performance against those metrics.

What is the company’s compensation philosophy in establishing TDC?

The company’s philosophy is that a substantial portion of TDC should be tied to performance that drives the company’s business strategies and that the executive can impact. This philosophy focuses on the long-term interests of shareholders and seeks to align the interests of the NEOs with the company’s continued growth and long-term performance goals. Applying this philosophy, the CNGC designs the executive compensation program to:

•	provide fair, competitive compensation based on performance and contributions to the company;

•	provide incentives to attract and retain key executives;

•	instill a long-term commitment to the company; and

•	develop a sense of company ownership.

How does the CNGC establish TDC?

The process of setting TDC is a dynamic one. The CNGC considers, among other things:

•	our overall financial and operating performance, and business segments as applicable;

•	each NEO’s individual performance and contributions to the achievement of financial goals and operational milestones;

•	each NEO’s job responsibilities, expertise, historical compensation, and years and level of experience;

•	the importance of retaining each NEO and each NEO’s potential to assume greater responsibilities in the future; and

•	the peer group data and analyses (see p. 34-36 for more detail).

Generally, our NEOs’ target TDC (which would be earned if target performance goals are achieved) place the NEOs in the top quartile of the peer groups for their respective positions. The CNGC believes that it is generally appropriate to position our NEOs’ target TDC at this level because, as the world’s largest retailer, the company’s size, extensive international presence, and complex operations result in our NEO jobs having a greater level of complexity than similar jobs at many of our peer group companies. The target TDC opportunity for a new executive may be less than the top quartile of the peer groups depending on a number of factors, particularly time and experience in a similar role. In evaluating individual performance, the CNGC relied on annual performance evaluations for each NEO and discussions with the NEO’s supervisor.

The differences in TDC among our NEOs are due to many factors. These factors include the differences in job scope and responsibilities; the CNGC’s review of peer group compensation information through peer benchmarking; expertise and years of experience; historical compensation levels; retention and succession considerations; and individual and, where relevant, divisional performance. The TDC levels set forth in the table on page 30 represent the CNGC’s judgment as to the appropriate compensation opportunities in light of these factors.

How is TDC allocated among the various elements of compensation?

Base Salary.    In keeping with our philosophy that a substantial majority of NEO compensation should be performance-based, the CNGC typically allocates a relatively small percentage of TDC to base salary. Because our more senior executives typically have a large portion of their annual compensation at risk, the percentage of TDC attributable to base salary generally becomes smaller as our executives advance in our company.

Annual Cash Incentive.    Under our Management Incentive Plan, most salaried management Associates, including our NEOs, are eligible to earn an annual cash incentive payment. The target opportunity for the annual cash incentive is based on a percentage of base salary. The cash incentive payout can range from 37.5 percent of the target opportunity at threshold to a maximum of 125 percent of the target opportunity. For example, our CEO’s target opportunity is 320 percent of his base salary, and he can earn a cash incentive from 120 percent of his base salary at threshold to a maximum of 400 percent of his base salary. The cash incentive earned depends on whether we achieve pre-established performance goals, and no payout will be made unless the threshold performance goals are met. The CNGC sets the performance goals in the first quarter of the fiscal year.

Long-Term Equity Awards.    The balance of TDC (generally the largest portion) is then allocated between two forms of long-term equity compensation. We believe that long-term equity awards help align the interests of our NEOs with the interests of our shareholders, as well as providing a retention tool. Consistent with our philosophy of tying compensation to performance, 75 percent of the annual equity award is in the form of performance shares, with the remaining 25 percent granted in the form of restricted stock.

Performance Shares.    A performance share award gives the officer receiving it the right to receive a number of Shares if we meet certain performance goals during a specified performance period. Generally, performance shares granted to our executives have a three-year performance period, with the performance metrics set annually by the CNGC. The number of Shares received at payout is based on the average performance over three fiscal years. The NEOs can earn from 50 percent, at threshold, to a maximum of 150 percent of the target number of Shares.

Restricted Stock.    The remaining 25 percent of the equity value is in the form of restricted stock, which, for fiscal 2011, had a vesting schedule of three equal installments on the second, fourth and fifth anniversaries of the grant date, so long as the NEO remains employed by our company on the vesting dates.

How does the CNGC set performance goals?

The goals for our performance-based plans are established in light of the operating plans for our company and each of its segments. The company’s operating plans to reach our strategic goals are reviewed by the Board in light of economic conditions in our industry and in the broader markets in which we operate. The company’s operating plans are generally intended to be challenging, and fiscal 2011 was no exception, particularly given the economic environment for our core customer.

In order to achieve the target goals in our performance-based plans, our company and segments must perform in line with our sales, operating income, and return on investment expectations and operating plans at the time the goals were set. In order to achieve the maximum goals, the performance of our company and operating divisions would have to exceed those expectations by a significant amount. Generally, goals for our International division require greater increases in operating income and sales relative to our other divisions. This reflects our strategic growth plans for our international operations in light of market conditions and the level of capital investment required for growth in the international markets in which we operate.

The CNGC generally attempts to set the threshold and maximum performance goals so that a consistent level of expected difficulty in achieving these goals is maintained from year to year. The CNGC generally establishes the maximum performance goals at a level that would represent superior performance for the company and the threshold performance goals at a level that is attainable but below which the company could not justify a payment. The performance goals established by the CNGC for fiscal 2011 were challenging in light of the economic circumstances.

Do our NEOs receive any compensation that is not included in TDC?

On occasion, we grant our officers, including our NEOs, special awards that are not included in TDC. These awards are generally in the form of performance-based restricted stock or restricted stock and are intended for retention purposes and/or to reward exceptional performance. Also, the CNGC may, in its discretion, increase or decrease the amount of any individual NEO’s cash incentive payment by up to 20 percent of the target payout for that NEO, based upon the CNGC’s subjective evaluation of that NEO’s individual performance. Mr. McMillon and Mr. Castro-Wright were granted special equity awards in January 2010, as described above on page 29. Our NEOs also receive limited perquisites as described above on page 30.

In addition, our NEOs receive other benefits generally available to our Associates, such as participation in our 401(k) Plan, our Stock Purchase Plan, and other plans available to our officers, such as our Deferred Compensation Plan. Our NEOs also receive certain perquisites and supplemental benefits described above.

Other Compensation Considerations

Are there any significant changes to our executive compensation program for fiscal 2012?

For fiscal 2012, the basic structure of our executive compensation program is unchanged. In March 2011, the CNGC established performance metrics and goals for the fiscal 2012 performance-based plans. There were two notable changes made in the long-term equity award terms to further align the performance share program with the company’s goals of improving growth, leverage, and returns. In addition, the changes are intended to provide more clarity for officers and to make the program more competitive.

First, with respect to performance shares, the sales growth weighting was increased from 40 percent to 50 percent and the return on investment weighting was reduced to 50 percent from 60 percent. This change was made to provide more emphasis on sales for all officers in view of the company’s goal of improving top-line growth. In light of the increase in the weighting of sales growth in the performance share plan, sales growth was removed as a performance measure from the Walmart US annual cash incentive plan for our Executive Officers. As such, Mr. Simon’s fiscal 2012 annual cash incentive metrics will change to 50 percent based on total company operating income and 50 percent based on Walmart US operating income, with his performance share metrics based on 50 percent Walmart US sales and 50 percent total company return on investment.

Second, restricted shares make up 25 percent of the annual equity award for officers and traditionally have vested equally in the second, fourth, and fifth years after grant. After researching market data and reviewing the equity programs of our peers, it was determined that a five-year vesting period was not competitive. As such, the CNGC changed the vesting schedule for the annual restricted stock grant to vest in three years along with the performance shares. This change is also intended to provide clarity to executives’ TDC opportunity because the full annual equity value will be eligible to vest every three years, rather than over a five-year period.

What is the role of management and compensation consultants with respect to NEO compensation?

When evaluating, establishing and approving the compensation of our NEOs other than the CEO, the CNGC considers the performance evaluations of these NEOs provided by our CEO and the recommendations provided by our Chairman, our People division, and our CEO. As part of this process, our CEO reviews his annual performance evaluations of the other NEOs with the CNGC.

When establishing and approving the compensation of our CEO, our Chairman, with support from our People division and the Chair of the CNGC, reviews our CEO’s performance evaluation with the CNGC and makes recommendations to the CNGC regarding our CEO’s compensation.

Beginning in early 2007 through fiscal 2010, Watson Wyatt Worldwide, Inc. (“Watson Wyatt”) served as the CNGC’s independent consultant on executive compensation matters and assisted in assessing and establishing the compensation of our Executive Officers, including our NEOs. Effective January 3, 2010, Watson Wyatt merged with Towers, Perrin, Forster & Crosby, Inc. (“Towers Perrin”) to form Towers Watson & Co. (“Towers Watson”). Walmart management has historically engaged Towers Perrin to perform a variety of human resources and benefits consulting services, and continues to engage Towers Watson to perform these services.

In light of the merger, on February 18, 2010, the CNGC unanimously voted to engage Ira T. Kay & Company, LLC (“Ira T. Kay & Company”) as its independent executive compensation consultant going forward. Ira Kay served as Watson Wyatt’s primary advisor to the CNGC during the term of Watson Wyatt’s engagement by the CNGC. Soon thereafter, Mr. Kay left Ira T. Kay & Company and joined Pay Governance LLC. The CNGC then engaged Pay Governance LLC as its independent executive compensation consultant. Under the terms of its engagement, Pay Governance LLC reports directly and exclusively to the CNGC; the CNGC has sole authority to retain, terminate, and approve the fees of Pay Governance LLC; and Pay Governance LLC may not be engaged to provide any additional consulting services to Walmart without the approval of the CNGC.

How is peer group data used by the CNGC?

Our company is the world’s largest retailer by a wide margin and has significantly more extensive international operations than most publicly traded U.S.-based retailers. As a result, the CNGC believes that simply benchmarking NEO compensation against a retail industry index would not provide the CNGC with sufficient information with which to determine the appropriate compensation of our NEOs.

Therefore, the CNGC reviews retail industry compensation survey data provided by Hay Group, Inc. (“Hay Group”) and publicly available information for three peer groups to determine how our NEOs’ compensation compares to the compensation paid to executives in comparable positions at other companies. Since information regarding positions comparable to those of some of our NEOs is not available for many of the companies in our peer groups, using three peer groups plus the Hay Group retail industry compensation survey data resulted in a larger number of comparable positions to which our NEOs’ compensation could be benchmarked.

The CNGC uses benchmarking data when allocating each NEO’s TDC among the various elements of compensation as a general guide to ensure that the amount of TDC allocated to each element of compensation was set at an appropriately competitive level consistent with our emphasis on performance-based compensation. We did not attempt to quantify or otherwise assign any relative weightings to any of these peer groups or to any particular members of a peer group when benchmarking against them.

While the benchmarking data is generally used for comparable positions, we also review peer group data for retail CEO positions for our executives who are Vice Chairmen or lead our operating divisions. These roles have significant responsibilities, and we believe that these positions are often comparable to CEO positions at many of our peer group companies. In addition, from a competitive standpoint, it is more likely that our operating division leaders would be recruited for a CEO position, rather than a lateral move. Therefore, we benchmark these executives’ compensation against that of CEOs within our retail peer groups.

Retail Industry Survey.    This survey allows us to compare our NEO compensation to that of our primary competitors in the retail industry. For fiscal 2011, the Retail Industry Survey included all publicly traded retail companies with significant U.S. operations with annual revenues exceeding approximately $10 billion, which were:

Alimentation Couche-Tard Inc.

Amazon.com, Inc.

AutoNation, Inc.

Best Buy Co., Inc.

BJ’s Wholesale Club, Inc.

Costco Wholesale Corporation

CVS Caremark Corporation

Dollar General Corporation

The Gap, Inc.

The Home Depot, Inc. J. C. Penney Company, Inc. Kohl’s Corporation The Kroger Co. Lowe’s Companies, Inc. Macy’s Inc. Office Depot, Inc. Penske Automotive Group, Inc. Publix Super Markets, Inc.	Rite Aid Corporation Safeway Inc. Sears Holdings Corporation Staples, Inc. Supervalu Inc. Target Corporation The TJX Companies, Inc. Walgreen Co.

The fiscal 2011 target TDCs of the NEOs were in the top quartile of peer TDCs within the Retail Industry Survey. With respect to retail CEOs in the Retail Industry Survey, the target TDC for Messrs. McMillon, Castro-Wright, and Simon were in the third quartile.

Select Fortune 100.    We also benchmark our NEO compensation against a select group of companies within the Fortune 100. This group, which we refer to as the “Select Fortune 100,” was chosen from among the Fortune 100 by the People division, with input by the CNGC’s independent consultant. The Select Fortune 100 includes companies whose primary business is not retailing but that are similar to us in one or more ways, such as global operations, business model, and size. We excluded retailers from this group, since those companies were already represented in the Retail Industry Survey. We also excluded companies with business models that are broadly divergent from ours, such as financial institutions and energy companies. The companies included in the Select Fortune 100 when setting fiscal 2011 compensation were:

3M Company Archer-Daniels-Midland Company AT&T Inc. Caterpillar Inc. Cisco Systems, Inc. The Coca-Cola Company Dell Inc. FedEx Corporation Ford Motor Company General Electric Company

Hewlett-Packard Company

Ingram Micro Inc.

Intel Corporation

International Business Machines Corporation

Johnson & Johnson

Johnson Controls, Inc.

Kraft Foods Inc.

McKesson Corporation

Microsoft Corporation

Motorola Solutions, Inc.

News Corporation

PepsiCo, Inc.

Pfizer Inc.

Philip Morris International Inc.

The Procter & Gamble Company

Sprint Nextel Corporation

Time Warner Inc.

Tyson Foods, Inc.

Verizon Communications Inc.

The fiscal 2011 target TDCs of Messrs. Duke, Simon, Schoewe, and Holley fell between the 50th and 75th percentiles of peer TDCs within the Select Fortune 100. Mr. Castro-Wright’s target TDC and Mr. McMillon’s target TDC were in the top quartile of peer TDCs within this group.

Top 50.    At the time of our benchmarking for fiscal 2011, we were approximately 17 times larger in terms of annual revenue, and approximately 14 times larger in terms of market capitalization, than the Retail Industry Survey at the median. To take into account this size discrepancy and the corresponding complexity of our NEOs’ job responsibilities, we also benchmark our NEOs’ pay against the 50 largest public companies, excluding Walmart (including selected non-U.S. based companies) in terms of market capitalization at the time of the review:

Abbott Laboratories	ConocoPhillips	Philip Morris International Inc.
Amazon.com, Inc.	Exxon Mobil Corporation	The Procter & Gamble Company
Amgen Inc.	General Electric Company	QUALCOMM Incorporated
Apple Inc.	GlaxoSmithKline plc	Rio Tinto Plc
ArcelorMittal	Google Inc.	Royal Bank of Canada
AstraZeneca PLC	Hewlett-Packard Company	Royal Dutch Shell plc
AT&T Inc.	Intel Corporation	Sanofi-aventis
Barclays Plc	International Business Machines	SAP AG
Bayer Schering Pharma	Corporation	Schlumberger N.V.
Aktiengesellschaft	Johnson & Johnson	Suncor Energy Inc.
Berkshire Hathaway Inc.	McDonald’s Corporation	Total S.A.
BHP Billiton Limited	Merck & Co., Inc.	Unilever N.V.
BP p.l.c.	Microsoft Corporation	United Technologies Corporation
BT Group PLC	Novartis AG	Verizon Communications Inc.
Cadbury plc	Occidental Petroleum Corporation	Vodafone Group Public Limited
Chevron Corporation	Oracle Corporation	Company
Cisco Systems, Inc.	PepsiCo, Inc.	Wyeth
The Coca-Cola Company	Pfizer Inc.

The fiscal 2011 target TDCs of Messrs. Duke, McMillon, Simon and Schoewe fell between the 50th and 75th percentiles of peer TDCs within the Top 50. Mr. Holley’s fiscal 2011 target TDC was between the 25th and 50th percentiles of peer TDCs within this group. Mr. Castro-Wright’s fiscal 2011 target TDC was in the top quartile of peer TDCs within this group.

What other information does the CNGC consider when establishing TDC?

The CNGC also reviews other information in the process of setting TDC, although the CNGC generally considers these factors to be less significant than the factors described above.

Realized Compensation.    The CNGC also reviews an estimate of the realized compensation of each of our NEOs during prior fiscal years, as well as forecasts of the compensation that could be realized by our NEOs in future years. The CNGC reviews this information in order to understand the compensation actually earned by each NEO and to determine whether such realized compensation is consistent with its view of the performance of each NEO, as well as to provide insight into retention considerations.

Tally Sheets.    The CNGC also reviews “tally sheets” prepared by our company’s People division. These tally sheets summarize the total value of the compensation received by each NEO for the fiscal year and quantify the value of each element of that compensation, including perquisites and other benefits. The tally sheets also quantify the amounts that would be owed to each NEO upon retirement or separation from our company.

What are our practices for granting stock options and other equity awards?

Option Exercise Prices.    We did not grant any stock options to our NEOs during fiscal 2011, and stock options are not currently a part of our executive compensation program. The CNGC may grant stock options in the future in special circumstances. When we grant stock options, the exercise price is equal to the fair market value of our common stock on the date of grant.

Timing of Equity Awards.    The CNGC meets each January to approve and grant annual equity awards to our NEOs for the upcoming fiscal year. Because of the timing of these meetings, equity grants awarded for an upcoming fiscal year are reported in the executive compensation tables appearing in this proxy statement as granted during the prior fiscal year. The CNGC meets again in February and/or March to establish the performance goals applicable to the performance shares and any other performance-based equity granted at the January meeting. Any special equity grants to Executive Officers during the year are approved by the CNGC at a meeting or by unanimous written consent.

Does the CNGC take tax consequences into account when designing executive compensation?

Yes. Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1,000,000 paid to certain of our NEOs is generally not deductible unless it is performance-based. A significant portion of the compensation awarded to our NEOs satisfies the requirements for deductibility under Section 162(m). When designing NEO compensation, the CNGC considers whether particular elements of that compensation will be deductible for federal income tax purposes. The CNGC retains the ability to pay appropriate compensation, even if our company may not be able to deduct all of that compensation under federal tax laws. Similarly, the CNGC has the ability to require an NEO to defer into the future any compensation that is not deductible under federal tax laws.

Do we have employment agreements with our NEOs?

We do not have employment agreements with any of our NEOs. All NEOs are employed on an at-will basis.

Do we have severance agreements with our NEOs?

We have entered into a post-termination and non-competition agreement with each NEO. Each agreement provides that, if we terminate the NEO’s employment for any reason other than his violation of company policy, we will generally pay the NEO an amount equal to two times the NEO’s base salary, one-fourth of which is paid upon termination of employment and the balance of which is paid in installments commencing six months after separation.

Under these agreements, each NEO has agreed that for a two-year period following his termination of employment, he will not participate in a business that competes with us and will not solicit our Associates for employment. In this context, a competing business generally means any retail, wholesale, or merchandising business that sells products of the type sold by Walmart. These agreements reduce the risk that any of our former NEOs would use the skills and knowledge they gained while with us for the benefit of one of our competitors during a reasonable period after leaving our company.

In connection with his retirement from the company, we entered into a retirement agreement with Mr. Schoewe. See “Potential Payments Upon Termination or Change in Control.”

What types of retirement and other benefits are our NEOs eligible for?

Our NEOs are eligible for the same retirement benefits as our officers generally, such as participation in our Deferred Compensation Plan. They may also take advantage of other benefits available more broadly to our Associates, such as our 401(k) Plan and our SERP, which is a non-qualified, non-defined benefit plan in which all Associates in the U.S. participate to the extent the Internal Revenue Code limits the amounts we would ordinarily contribute for their benefit under our 401(k) Plan. Our NEOs do not participate in any pension or other defined benefit retirement plan.

Does our compensation program contain any provisions addressing the recovery or nonpayment of compensation in the event of misconduct?

Yes. Our cash incentive plan provides that, in order to be eligible to receive an incentive payment, the participant must have complied with our policies, including our Statement of Ethics, at all times. It further provides that if the CNGC determines, within twelve months following the payment of an incentive award, that prior to the payment of the award, a participant has violated any of our policies or otherwise committed acts detrimental to the best interests of our company, the recipient must repay the incentive award upon demand. Similarly, our Stock Incentive Plan provides that if the CNGC determines that an Associate has committed any act detrimental to the best interests of our company, he or she will forfeit all unexercised options and unvested Shares of restricted stock and performance shares.

Are our NEOs subject to any minimum requirements regarding ownership of our stock?

To further align the long-term interests of our executives and our shareholders, our Board has approved the following stock ownership guidelines:

•	our CEO must maintain beneficial ownership of unrestricted Shares equal in market value to five times his current annual base salary; and

•

each of our other Executive Officers and certain other officers must, beginning on the fifth anniversary of his or her appointment to a position covered by the stock ownership guidelines, maintain beneficial ownership of unrestricted Shares equal in market value to three times his or her current annual base salary.

If any covered officer is not in compliance with these stock ownership guidelines, he or she may not sell or otherwise dispose of more than 50 percent of any Shares that vest pursuant to any equity award during any period for which he or she is not in compliance with such guidelines until such time as he or she is in compliance with the guidelines and such sale would not cause the covered officer to cease to be in compliance with the guidelines. The Board or the CNGC can modify these guidelines in the event of dramatic and unexpected changes in the market value of our Shares, or in other circumstances that the Board or the CNGC deem appropriate.

Are there any restrictions on the ability of NEOs to engage in speculative transactions involving company stock?

Yes. Other than pursuant to a Rule 10b5-1 plan that has been approved by our legal department, our Insider Trading Policy allows NEOs to trade in our stock only during open window periods and only after they have pre-cleared transactions. Moreover, NEOs may not at any time engage in any short selling, buy or sell exchange-traded puts or calls, or otherwise engage in any transaction in derivative securities that reflects speculation about the price of our stock or that may place their financial interests against the financial interests of our company.

RISK CONSIDERATIONS IN OUR COMPENSATION PROGRAM

The CNGC, pursuant to its charter, is responsible for reviewing and overseeing the compensation and benefits structure applicable to our Associates generally. We do not believe that our compensation policies and practices for our Associates give rise to risks that are reasonably likely to have a material adverse effect on our company. In reaching this conclusion, we considered the following factors:

•	Our compensation program is designed to provide a mix of both fixed and variable incentive compensation.

•

The variable (cash incentive and performance share) portions of compensation are designed to reward both annual performance (under the cash incentive plan) and longer-term performance (under the performance share plan). We believe this design mitigates any incentive for short-term risk-taking that could be detrimental to our company’s long-term best interests.

•

Our incentive compensation programs generally reward a mix of different performance measures: namely, earnings-based measures; sales-based measures; and return on investment. We believe that this mix of performance measures mitigates any incentive to seek to maximize performance under one measure to the detriment of performance under another measure. For example, if our management were to seek to increase sales by pursuing strategies that would negatively impact our profitability, resulting increases in performance share payouts should be offset by decreases in annual cash incentive payouts.

•

Maximum payouts under both our annual cash incentive plan and our performance share plan are capped at 125 percent and 150 percent of target payouts, respectively. We believe that these limits mitigate excessive risk-taking, since the maximum amount that can be earned in a single cycle is limited.

•

A significant percentage of our management’s incentive compensation is based on the performance of our total company. This is designed to mitigate any incentive to pursue strategies that might maximize the performance of a single operating division to the detriment of our company as a whole.

•

Our senior executives are subject to stock ownership guidelines, which we believe incentivize our executives to consider the long-term interests of our company and our shareholders and discourage excessive risk-taking that could negatively impact our stock price.

•

Our incentive compensation programs are designed with payout curves that are relatively smooth and do not contain steep payout “cliffs” that might encourage short-term business decisions in order to meet a payout threshold.

Finally, our cash incentive plan and our Stock Incentive Plan both contain provisions under which awards may be recouped or forfeited if the recipient has not complied with our policies, including our Statement of Ethics, or has committed acts detrimental to the best interests of our company.

SUMMARY COMPENSATION

The Summary Compensation table below summarizes the compensation for each of our NEOs for the fiscal years shown.

Name and Principal Position	Fiscal Year ended Jan. 31,	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compen- sation ($) (5)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($) (6)	All Other Compen- sation ($) (7)	Total ($)
Michael T. Duke, President and CEO	2011	1,232,670	0	12,652,363	0	3,852,059	499,062	476,567	18,712,721
	2010	1,203,228	0	12,719,014	0	4,800,000	193,808	318,218	19,234,268
	2009	1,050,000	0	23,691,477	0	3,064,951	209,834	380,343	28,396,605
William S. Simon, Executive Vice President*	2011	802,335	0	12,187,555	0	950,997	120	113,817	14,054,824
C. Douglas McMillon, Executive Vice President	2011	880,077	0	5,669,428	0	1,901,440	148,724	206,739	8,806,408
	2010	852,312	340,000	7,699,303	0	2,125,000	78,391	134,874	11,229,880
	2009	800,000	0	7,246,774	0	1,211,200	50,872	277,885	9,586,731
Eduardo Castro-Wright, Vice Chairman	2011	1,035,385	0	5,669,428	0	1,901,977	127,643	433,755	9,168,188
	2010	1,002,747	0	9,599,056	0	2,967,000	57,919	315,552	13,942,274
	2009	919,945	480,000	13,864,189	0	3,000,000	74,465	229,007	18,567,606
Charles M. Holley, Jr. Executive Vice President and CFO*	2011	631,896	0	6,368,101	0	1,021,676	70,416	94,074	8,186,163
Thomas M. Schoewe, Executive Vice President and CFO**	2011	825,151	0	0	0	1,289,355	344,197	631,063	3,089,766
	2010	807,514	0	4,274,515	0	1,622,400	169,847	342,031	7,216,307
	2009	780,000	249,600	4,261,080	0	1,560,000	104,494	205,860	7,161,034

*	Mr. Simon was promoted to his current position on June 23, 2010 and first became an officer subject to Section 16 at that time. Mr. Holley was promoted to his current position on December 1, 2010 and first became an officer subject to Section 16 at that time. Our practice is to grant equity awards to officers subject to Section 16 in January of each year, and to all other eligible Associates in March or April. Because of this timing, the amounts in the “Stock Awards” column above for fiscal 2011 for Messrs. Simon and Holley include two annual awards: their annual equity awards for fiscal 2011, granted in March 2010, and their annual equity awards for fiscal 2012, granted in January 2011.

Mr. Simon and Mr. Holley were NEOs for the first time in fiscal 2011. Accordingly, as permitted by the SEC’s rules, only information relating to Mr. Simon’s and Mr. Holley’s compensation for fiscal 2011 is disclosed in the Summary Compensation and other compensation tables, the footnotes to those tables and in the related discussions of the NEOs’ compensation.

**	Mr. Schoewe retired as our CFO effective December 1, 2010, and retired from Walmart on January 31, 2011. Due to his pending retirement, Mr. Schoewe did not receive an annual equity award in January 2011.

(1)	The amounts shown in this column represent salaries earned during the fiscal years shown, with the following amounts being the amounts each NEO elected to defer under the Deferred Compensation Plan:

Name	Fiscal 2011($)	Fiscal 2010($)	Fiscal 2009($)
Michael T. Duke	260,000	258,462	242,307
William S. Simon	0	Not applicable	Not applicable
C. Douglas McMillon	104,000	104,000	104,000
Eduardo Castro-Wright	130,000	60,000	362,000
Charles M. Holley, Jr.	214,110	Not applicable	Not applicable
Thomas M. Schoewe	0	249,169	196,731

(2)	The amounts shown in this column for Mr. McMillon for fiscal 2010 and Messrs. Schoewe and Castro-Wright for fiscal 2009 are discretionary incentive payments based on individual performance. Mr. McMillon elected to defer $170,000 of this amount for fiscal 2010 under the Deferred Compensation Plan.

(3)	In accordance with SEC rules, the amounts included in this column are the aggregate grant date fair value for stock awards granted in the fiscal year shown, including restricted stock awards (some of which are subject to performance conditions), and performance share awards, computed in accordance with the stock-based compensation accounting rules that are a part of GAAP (as set forth in Financial Accounting Standards Board’s Accounting Standards Codification Topic 718). In accordance with the SEC’s rules, the amounts in this column for each fiscal year exclude the effect of any estimated forfeitures of such awards.

Each NEO received an annual restricted stock award on January 18, 2011. The grant date fair value of these awards was determined based on a per-Share amount of $55.14, which was the closing price of the Shares on the NYSE on the grant date. Prior to their promotions, Mr. Simon and Mr. Holley each received an annual restricted stock award on March 30, 2010. The grant date fair value of these awards was determined based on a per-Share amount of $55.91, which was the closing price of the Shares on the NYSE on the grant date.

As discussed in the CD&A, the number of performance shares that vest, if any, depends on whether we achieve certain levels of performance with respect to the performance measures tied to the performance share awards. The grant date fair values of the performance share awards included in the amounts in this column are based on the probable outcome of those awards as of the grant date, i.e., the probable payout of such awards based on what we have determined, in accordance with the stock-based compensation accounting rules, to be the probable levels of achievement of the performance goals related to those awards as described in the CD&A. The table below shows the grant date fair value of the performance-based share awards granted to each NEO during fiscal 2011, fiscal 2010 and fiscal 2009 assuming: (i) that our performance with respect to those performance measures will be at the levels we deem probable as of the grant dates; and (ii) that our performance with respect to those performance measures will be at levels that would result in a maximum payout under those performance awards. The grant date fair value of each performance share award was determined based on the closing price of a Share on the NYSE on the date the award was made, discounted for the expected dividend yield for such shares during the vesting period:

Name	Fiscal Year of Grant	Grant Date Fair Value (Probable Performance)($)	Grant Date Fair Value (Maximum Performance)($)
Michael T. Duke	2011	9,304,868	13,957,328
	2010	9,371,532	14,057,298
	2009	18,441,470	27,662,205
William S. Simon	2011	8,625,025	12,937,590
C. Douglas McMillon	2011	4,169,455	6,254,182
	2010	4,199,347	6,299,021
	2009	5,871,797	8,807,695
Eduardo Castro-Wright	2011	4,169,455	6,254,182
	2010	5,599,107	8,398,661
	2009	9,864,176	14,796,263
Charles M. Holley, Jr.	2011	4,468,062	6,702,119
Thomas M. Schoewe	2011	0	0
	2010	3,149,502	4,724,253
	2009	3,136,072	4,704,108

(4)	Our company did not grant any options to purchase Shares or other securities of Walmart to our NEOs during fiscal 2011, fiscal 2010 or fiscal 2009.

(5)	Incentive payments in this column were earned under the Management Incentive Plan in connection with our company’s performance for fiscal 2011, fiscal 2010 and fiscal 2009, but were paid during the following fiscal year. Certain portions of these amounts were deferred at the election of the officer under the Deferred Compensation Plan, as follows:

Name	Fiscal 2011($)	Fiscal 2010($)	Fiscal 2009($)
Michael T. Duke	2,889,044	3,600,000	0
William S. Simon	0	Not applicable	Not applicable
C. Douglas McMillon	950,720	1,062,500	605,600
Eduardo Castro-Wright	0	0	400,000
Charles M. Holley, Jr.	306,503	Not applicable	Not applicable
Thomas M. Schoewe	0	811,200	1,092,000

(6)	The amounts shown in this column represent above-market interest credited on deferred compensation under our company’s nonqualified deferred compensation plans, as calculated pursuant to Item 402(c)(2)(viii)(B) of SEC Regulation S-K.

(7)	“All other compensation” for the fiscal years shown includes the following amounts with respect to our company’s contributions to the SERP, the personal use of Walmart aircraft by the NEO and incentive payments on amounts deferred under the Deferred Compensation Plan:

Name	Fiscal Year ended January 31,	Company Contribution to SERP ($)	Aircraft Use ($)	Deferred Compensation Plan Incentive Payments ($)
Michael T. Duke	2011	231,319	93,258	122,841
	2010	162,423	85,637	45,403
	2009	214,461	107,482	36,341
William S. Simon	2011	69,958	27,010	0
C. Douglas McMillon	2011	123,857	39,238	28,316
	2010	73,418	21,204	27,846
	2009	108,087	49,636	108,375
Eduardo Castro-Wright	2011	150,111	240,535	0
	2010	171,367	127,634	0
	2009	118,294	82,477	0
Charles M. Holley, Jr.	2011	62,760	0	19,433
Thomas M. Schoewe	2011	88,043	91,615	23,583
	2010	95,844	31,349	199,184
	2009	112,530	70,348	0

The value shown for personal use of Walmart aircraft is the incremental cost to our company of such use, which is calculated based on the variable operating costs to our company per hour of operation, which include fuel costs, maintenance, and associated travel costs for the crew. Fixed costs that do not change based on usage, such as pilot salaries, depreciation, insurance, and rent, were not included.

“All other compensation” also includes tax gross-up payments, which totaled $13,791 to Mr. Duke in fiscal 2011, and less than $10,000 for all other NEOs. For Mr. Schoewe, “all other compensation” for fiscal 2011 also includes the initial payment under his retirement agreement in the amount of $413,712, which was due upon his retirement on January 31, 2011.

“All other compensation” also includes company contributions to the 401(k) Plan, as well as term life insurance premiums that we paid for the benefit of each NEO for each fiscal year shown. These amounts also include the company’s costs related to a physical examination for Messrs. Duke, Simon, McMillon and Castro-Wright for fiscal 2011, and for Messrs. Duke, Schoewe, and Castro-Wright for fiscal 2010 and fiscal 2009. Also included in this column are monitoring and maintenance costs for home security equipment for Mr. Duke for fiscal 2010 and fiscal 2009. For Mr. Castro-Wright, the amount for fiscal 2011 includes expenses related to his relocation to California in connection with his assuming responsibility for Global eCommerce, and for fiscal 2009 includes the costs of tax preparation services. The values of these personal benefits are based on the incremental aggregate cost to our company and are not individually quantified because none of them individually exceed the greater of $25,000 or 10 percent of the total amount of perquisites and personal benefits for such NEO.

Other than post-termination agreements containing covenants not to compete (as described below under “Potential Payments upon Termination or Change in Control”), our company does not have employment agreements with our NEOs. The CNGC reviews and approves at least annually the compensation package of all Executive Officers, consisting of base salary, annual cash incentive payments, equity awards, and perquisites. The various incentive and equity compensation plans and types of awards available under our company’s plans are described more fully in the CD&A, and more detail regarding the specific incentive and equity awards granted to NEOs during fiscal 2011 is set forth in the “Fiscal 2011 Grants of Plan-Based Awards” table and accompanying notes.

FISCAL 2011 GRANTS OF PLAN-BASED AWARDS

Name		Potential Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($) (7)
	Grant Date	Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	Threshold (#)		Target (#)		Maximum (#)
Michael T. Duke	1/18/11	1,520,400	4,054,400	5,068,000
	1/18/11				91,064	(2)	182,127	(2)	273,191	(2)					9,304,868
	1/18/11										60,709	(5)			3,347,494
William S. Simon	1/18/11	653,438	1,742,500	2,178,125
	3/30/10				11,738	(3)	23,475	(3)	35,213	(3)					1,223,282
	1/18/11				30,604	(2)	61,208	(2)	91,812	(2)					3,127,117
	1/18/11				18,867	(3)	37,733	(3)	56,600	(3)					1,976,832
	1/18/11				21,351	(4)	42,702	(4)	64,053	(4)					2,297,795
	3/30/10										43,597	(6)			2,437,508
	1/18/11										20,403	(5)			1,125,021
C. Douglas McMillon	1/18/11	679,575	1,812,200	2,265,250
	1/18/11				40,805	(2)	81,610	(2)	122,415	(2)					4,169,455
	1/18/11										27,203	(5)			1,499,973
Eduardo Castro-Wright	1/18/11	799,500	2,132,000	2,665,000
	1/18/11				40,805	(2)	81,610	(2)	122,415	(2)					4,169,455
	1/18/11										27,203	(5)			1,499,973
Charles M. Holley, Jr.	1/18/11	439,725	1,172,600	1,465,750
	3/30/10				7,378	(3)	14,756	(3)	22,134	(3)					768,935
	1/18/11				17,002	(2)	34,004	(2)	51,006	(2)					1,737,264
	1/18/11				9,624	(3)	19,248	(3)	28,872	(3)					1,008,403
	1/18/11				8,860	(4)	17,719	(4)	26,579	(4)					953,459
	3/30/10										22,805	(6)			1,275,028
	1/18/11										11,335	(5)			625,012
Thomas M. Schoewe

(1)	The amounts in these columns represent the threshold, target and maximum amounts of potential cash incentive payments that may be made to the NEOs under the Management Incentive Plan for performance during fiscal 2012. Our company and/or one or more operating divisions must meet the applicable threshold performance goals for an NEO to receive payments in the threshold amounts shown above, must meet the applicable target goals to receive payments in the target amounts shown above, and must meet the applicable maximum goals to receive payments in the maximum amounts shown above. Performance at a level between the threshold and target or target and maximum goals results in a payment that is prorated between the threshold and target or target and maximum amounts shown. If threshold performance goals are not satisfied, no payment will be made under the Management Incentive Plan for fiscal 2012. The CD&A provides additional information regarding our cash incentive plan, the performance metrics used to determine if payments will be received by our NEOs, and the potential amounts of any such payments.

(2)	Represents the threshold, target and maximum number of Shares that may vest with respect to performance share awards with a three-year performance cycle ending January 31, 2014. These performance shares will vest if our company meets applicable performance goals as described below. Up to 150 percent of the target number of Shares will vest at the end of the performance cycle, depending on the level of performance relative to the performance goals.

The CNGC annually establishes performance goals and metrics for each fiscal year within the performance period. These performance goals and metrics may be the same as or different from the goals and metrics for any other fiscal year in the performance period. The average of our performance against the annual goals for each fiscal year within the performance period will determine the number of performance shares that ultimately vest. For fiscal 2012, the applicable performance metrics are: (i) return on investment; and (ii) sales growth of our company or one of its primary divisions, depending on each NEO’s primary area of responsibility. Each NEO’s performance metric weighting is as follows:

Name	Weighting
Michael T. Duke	50% Return on Investment	50% Total Company Sales
William S. Simon	50% Return on Investment	50% Walmart US Sales
C. Douglas McMillon	50% Return on Investment	50% Walmart International Sales
Eduardo Castro-Wright	50% Return on Investment	50% Total Company Sales
Charles M. Holley, Jr.	50% Return on Investment	50% Total Company Sales

Performance at a level between the threshold and target or target and maximum goals results in a payment that is prorated between the threshold and target or target and maximum amounts shown. If Walmart does not meet the threshold level of performance for a particular performance metric, none of the performance shares tied to that performance metric will vest. However, the performance shares tied to other performance metrics will still vest if Walmart meets at least the threshold goal for those performance metrics. The CNGC must certify that the performance goals were satisfied prior to the vesting of any performance shares. Holders of performance shares do not earn dividends or enjoy other rights of shareholders with respect to such performance shares until such performance shares have vested. The CD&A provides additional information regarding our performance share program and the related performance metrics.

(3)	Represents the threshold, target and maximum number of Shares that may vest with respect to performance share awards with a three-year performance cycle ending January 31, 2013. The vesting of these performance shares operates in the same manner as described in footnote (2) above. For fiscal 2011, the performance metrics applicable to these awards were as follows:

Name	Weighting
William S. Simon	60% Return on Investment	40% Walmart US Sales
Charles M. Holley, Jr.	60% Return on Investment	40% Total Company Sales

For fiscal 2012, the performance metrics applicable to these awards are as described in footnote (2) above.

(4)	Represents the threshold, target and maximum number of Shares that may vest with respect to performance share awards with a three-year performance cycle ending January 31, 2012. The vesting of these performance shares operates in the same manner as described in footnote (2) above. For fiscal 2011, the performance metrics applicable to these awards were as follows:

Name	Weighting
William S. Simon	60% Return on Investment	40% Walmart US Sales
Charles M. Holley, Jr.	60% Return on Investment	40% Total Company Sales

For fiscal 2012, the performance metrics applicable to these awards are as described in footnote (2) above.

(5)	Represents restricted stock granted under the Stock Incentive Plan. These Shares of restricted stock vest based on the continued service of the NEO as an Associate through the vesting date. These Shares are scheduled to vest on the third anniversary of the date of grant. During the period prior to their vesting, our NEOs may vote these Shares and receive dividends payable with respect to these Shares, but may not sell or otherwise dispose of these Shares until they vest. The restricted stock and all related rights will be forfeited by the NEO if the restricted stock does not vest.

(6)	Represents restricted stock granted under the Stock Incentive Plan. These Shares of restricted stock will vest based on the continued service of the NEO as an Associate through the vesting date. These Shares are scheduled to vest in three equal installments on the second, fourth and fifth anniversary of the date of their grant. During the period prior to the vesting of restricted stock, the NEOs awarded Shares of restricted stock may vote the Shares and receive dividends payable with respect to those Shares, but may not sell or otherwise dispose of those Shares until they vest. The restricted stock and all related rights will be forfeited by the NEO if the restricted stock does not vest.

(7)	The grant date fair value of the equity awards awarded on January 18, 2011 is determined based on a per-Share amount of $55.14, which was the closing price of the Shares on the NYSE on that date. The grant date fair value of the equity awards awarded on March 30, 2010 is determined based on a per-Share amount of $55.91, which was the closing price of the Shares on the NYSE on that date. Fair values are computed in accordance with the stock-based compensation accounting rules, and exclude the effect of any estimated forfeitures of the performance shares or restricted stock. The grant date fair values of the performance share awards included in such amounts are based on the probable outcome of those awards on the date of grant, and based on the closing price of a Share on the date the award was made, discounted for the expected dividend yield for such Shares during the vesting period. For the performance shares granted on March 30, 2010, a discounted per-Share value of $52.11 was used. For performance shares granted on January 18, 2011 with a performance cycle ending January 31, 2014, a discounted per-Share value of $51.09 was used. For performance shares granted on January 18, 2011 with a performance cycle ending January 31, 2013, a discounted per-Share value of $52.39 was used. For performance shares granted on January 18, 2011 with a performance cycle ending January 31, 2012, a discounted per-Share value of $53.81 was used.

OUTSTANDING EQUITY AWARDS AT FISCAL 2011 YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (4)	Market Value of Shares or Units of Stock That Have Not Vested ($) (5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)
Michael T. Duke	86,672				50.70	3/07/2011	312,492	17,521,426	569,651	31,940,332
	102,407				60.90	3/04/2012
	110,335				51.92	1/08/2013
	250,000				48.07	2/02/2013
	124,050				52.12	1/04/2014
	74,013				53.35	1/02/2015
	118,188				45.69	1/04/2016
	100,084	25,020	(1)		47.96	1/21/2017
William S. Simon	8,449	4,225	(2)		45.64	4/25/2016	153,076	8,582,971	183,624	10,295,798
	8,379	8,380	(3)		47.26	3/11/2017
C. Douglas McMillon	9,885				55.80	1/10/2012	163,667	9,176,809	250,212	14,029,387
	17,835				47.80	1/30/2013
	17,834				48.06	1/30/2013
	18,280				52.40	1/08/2014
	15,416				53.01	1/20/2015
	50,000				48.70	8/11/2015
	65,660				45.69	1/04/2016
	60,052	15,011	(1)		47.96	1/21/2017
Eduardo Castro-Wright	17,025				55.80	1/10/2012	199,151	11,166,397	316,754	17,760,397
	20,443				52.40	1/08/2014
	19,791				53.01	1/20/2015
	34,144				45.69	1/04/2016
	50,064	18,764	(1)		47.96	1/21/2017
Charles M. Holley, Jr.	18,707				52.12	1/04/2014	93,750	5,256,563	102,012	5,719,813
	13,603				53.35	1/02/2015
	16,415				45.69	1/04/2016
	13,825	9,218	(3)		47.26	3/11/2017
Thomas M. Schoewe (7)	102,407				60.90	3/04/2012	0	0	0	0
	114,242				51.92	1/08/2013
	119,779				52.12	1/04/2014
	60,463				53.35	1/02/2015
	15,759				45.69	1/04/2016
	30,024				47.96	1/21/2017

(1)	These options are scheduled to vest and become exercisable on January 22, 2012.

(2)	These options are scheduled to vest and become exercisable on April 27, 2011.

(3)	Options to purchase half of these Shares vested and became exercisable on March 12, 2011. Options to purchase the remaining half of these Shares are scheduled to vest and become exercisable on March 12, 2012.

(4)	The numbers in this column include Shares of restricted stock with service-based vesting requirements. These Shares of restricted stock are scheduled to vest in amounts and on the dates shown in the following table:

Vesting Date	Michael T. Duke	William S. Simon	C. Douglas McMillon	Eduardo Castro-Wright	Charles M. Holley, Jr.
April 4, 2011	—	—	—	—	9,069
April 9, 2011	—	17,845	—	—	11,677
April 27, 2011	—	5,334	—	—	—
January 9, 2012	—	—	3,816	—	—
January 19, 2012	20,631	—	21,570	12,326	—
January 21, 2012	12,248	—	7,873	9,623	—
January 23, 2012	—	—	—	3,138	—
March 12, 2012	—	5,290	—	—	—
March 30, 2012	—	14,517	—	—	7,594
April 4, 2012	—	11,095	—	—	7,804
April 9, 2012	—	23,688	—	—	—
August 4, 2012	—	—	30,432	—	—
January 21, 2013	12,285	—	10,596	55,152	—
January 23, 2013	22,384	—	9,470	13,775	—
January 31, 2013	—	—	—	—	2,384
April 4, 2013	—	11,129	—	—	7,829
April 9, 2013	—	2,054	—	—	1,808
January 18, 2014	60,709	20,403	27,203	27,203	11,335
January 19, 2014	20,631	—	21,571	12,326	—
January 23, 2014	22,451	—	9,499	13,816	—
March 12, 2014	—	10,580	—	—	—
March 30, 2014	—	14,518	—	—	7,594
April 9, 2014	—	2,061	—	—	1,813
December 7, 2014	81,243	—	—	—	—
January 19, 2015	20,694	—	21,637	12,364	—
March 30, 2015	—	14,562	—	—	7,617

The numbers in this column also include Shares of performance-based restricted stock for which the performance conditions have been satisfied, but which remain subject to service-based vesting requirements. These Shares of performance-based restricted stock are scheduled to vest in amounts and on the dates shown in the following table:

Vesting Date	Michael T. Duke	Eduardo Castro-Wright	Charles M. Holley, Jr.
June 30, 2011	—	37,016	—
January 31, 2012	39,216	—	—
January 5, 2013	—	—	17,226

For Mr. Castro-Wright, this column also includes 2,412 restricted stock rights scheduled to vest on January 23, 2012.

(5)	Based on the closing price of Shares on the NYSE on January 31, 2011 of $56.07.

(6)	The numbers in this column are the number of performance shares held by the NEOs, the vesting of which is subject to our company meeting certain performance goals as described in the CD&A, footnote (3) to the Summary Compensation table, and footnotes (2), (3) and (4) to the Fiscal 2011 Grants of Plan-Based Awards table. For purposes of this table, performance shares are assumed to vest at target vesting levels. The target number of Shares for each NEO scheduled to vest, if the target level performance goals are met, on January 31, 2012, 2013, and 2014 are as follows:

Name	Scheduled to Vest 1/31/2012	Scheduled to Vest 1/31/2013	Scheduled to Vest 1/31/2014
Michael T. Duke	201,655	185,869	182,127
William S. Simon	61,208	61,208	61,208
C. Douglas McMillon	85,315	83,287	81,610
Eduardo Castro-Wright	124,095	111,049	81,610
Charles M. Holley, Jr.	34,004	34,004	34,004

(7)	Mr. Schoewe retired from the company on January 31, 2011. Upon his retirement, all unvested equity awards were forfeited. Pursuant to the terms of his retirement agreement, the vesting date of certain shares of restricted stock and stock options was accelerated to January 31, 2011. The terms of Mr. Schoewe’s retirement agreement are described below in “Potential Payments Upon Termination or Change in Control.”

FISCAL 2011 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (2)
Michael T. Duke	—	—	334,460	(3)	17,592,827
William S. Simon	—	—	34,558		1,845,240
C. Douglas McMillon	9,444	41,837	195,699	(4)	10,378,317
Eduardo Castro-Wright	—	—	293,025	(5)	15,385,813
Charles M. Holley, Jr.	—	—	33,249	(6)	1,776,436
Thomas M. Schoewe	108,072	815,293	221,556	(7)	12,061,243

(1)	The “value realized on exercise” equals the difference between the market price of Shares on the NYSE on the various dates of exercise and the option exercise price, multiplied by the number of Shares acquired upon exercise of stock options.

(2)	The “value realized on vesting” equals the number of Shares vested multiplied by the market price of Shares on the NYSE on the various dates on which such Shares vested.

(3)	The receipt of 120,328 of these Shares was deferred until a future date. In addition, the cash value of 90,537 of these Shares was deferred until a future date. The aggregate amount credited to Mr. Duke’s Deferred Compensation Plan account in connection with this cash deferral was $4,830,149.

(4)	The receipt of 132,494 of these Shares was deferred until a future date. In addition, the cash value of 22,634 of these Shares was deferred until a future date. The aggregate amount credited to Mr. McMillon’s Deferred Compensation Plan account in connection with this cash deferral was $1,231,516.

(5)	The receipt of 54,998 of these Shares was deferred until a future date. In addition, the cash value of 9,570 of these Shares was deferred until a future date. The aggregate amount credited to Mr. Castro-Wright’s Deferred Compensation Plan account in connection with this cash deferral was $518,216.

(6)	The receipt of 16,116 of these Shares was deferred until a future date.

(7)	The receipt of 105,518 of these Shares was deferred until a future date. In addition, the cash value of 54,264 of these Shares was deferred until a future date. The aggregate amount credited to Mr. Schoewe’s Deferred Compensation Plan account in connection with this cash deferral was $2,952,504.

FISCAL 2011 NONQUALIFIED DEFERRED COMPENSATION (1)

Name	Executive Contributions in Last FY ($) (2)	Company Contributions in Last FY ($) (3)	Aggregate Earnings in Last FY ($) (4)	Aggregate Withdrawals/ Distributions ($) (5)	Aggregate Balance at Last FYE ($) (6)
Michael T. Duke	14,315,577	354,160	2,554,788	0	63,302,896
William S. Simon	0	69,958	21,850	0	476,805
C. Douglas McMillon	9,243,154	152,173	754,601	192,133	22,765,359
Eduardo Castro-Wright	3,713,255	150,111	678,284	0	16,181,153
Charles M. Holley, Jr.	1,405,790	82,193	339,268	0	6,866,812
Thomas M. Schoewe	8,611,819	111,626	1,677,802	0	41,619,537

(1)	Amounts in this table include amounts earned during fiscal 2011 but credited to the NEO’s deferred compensation accounts during fiscal 2012.

(2)

The amounts in this column represent salary, cash incentive payments, and equity awards deferred during fiscal 2011 pursuant to an election by the Named Executive Officer. Salary and cash incentive payments deferred are included in the Summary Compensation table above under “Salary” and “Non-Equity Incentive Plan Compensation,” respectively, for fiscal 2011. Deferrals of equity awards were generally deferred upon vesting pursuant to an election made in a prior year by the NEO. The following table indicates the deferred portion of each NEO’s salary, cash incentive payments, and equity awards that vested in fiscal 2011, and the plan into which each deferral was made. For purposes of the following table, deferred equity is valued using the closing Share price on the NYSE on the various vesting dates:

Name	Contributions	Type of Deferral	Amount ($)
Michael T. Duke	Salary	Deferred Compensation Plan	260,000
	Cash Incentive	Deferred Compensation Plan	2,889,044
	Equity	Deferred Compensation Plan	4,830,149
	Equity	Shares – Stock Incentive Plan	6,336,384
C. Douglas McMillon	Salary	Deferred Compensation Plan	104,000
	Cash Incentive	Deferred Compensation Plan	950,720
	Equity	Deferred Compensation Plan	1,231,516
	Equity	Shares – Stock Incentive Plan	6,956,918
Eduardo Castro-Wright	Salary	Deferred Compensation Plan	130,000
	Cash Incentive	Deferred Compensation Plan	0
	Equity	Deferred Compensation Plan	518,216
	Equity	Shares – Stock Incentive Plan	3,065,039
Charles M. Holley, Jr.	Salary	Deferred Compensation Plan	214,110
	Cash Incentive	Deferred Compensation Plan	306,503
	Equity	Deferred Compensation Plan	0
	Equity	Shares – Stock Incentive Plan	885,177
Thomas M. Schoewe	Salary	Deferred Compensation Plan	0
	Cash Incentive	Deferred Compensation Plan	0
	Equity	Deferred Compensation Plan	2,952,504
	Equity	Shares – Stock Incentive Plan	5,659,315

(3)	The amounts in this column represent participation incentive payments under the Deferred Compensation Plan and Walmart contributions to the SERP, as follows:

Name	Participation Incentive ($)	SERP Contribution ($)
Michael T. Duke	122,841	231,319
William S. Simon	0	69,958
C. Douglas McMillon	28,316	123,857
Eduardo Castro-Wright	0	150,111
Charles M. Holley, Jr.	19,433	62,760
Thomas M. Schoewe	23,583	88,043

(4)	The amounts in this column represent all interest on contributions to the Deferred Compensation Plan, SERP earnings, and dividend equivalents and interest earned for equity deferral accounts under the Stock Incentive Plan during fiscal 2011, as follows:

Name	Deferred Compensation Plan Interest ($)	SERP Earnings ($)	Dividend Equivalents and Interest ($)
Michael T. Duke	1,888,766	151,643	514,379
William S. Simon	0	15,001	6,849
C. Douglas McMillon	595,466	72,326	86,809
Eduardo Castro-Wright	511,672	79,048	87,564
Charles M. Holley, Jr.	284,108	29,625	25,535
Thomas M. Schoewe	1,358,518	77,823	241,461

The “above market” portion of the Deferred Compensation Plan interest is included in the fiscal 2011 amounts in the Summary Compensation table above under “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(5)	Represents Shares of restricted stock that Mr. McMillon previously elected to defer upon vesting until January 1, 2011. The amount reported in this column represents the fair market value of the Shares on the distribution date, plus dividend equivalents and interest on such dividend equivalents.

(6)	The aggregate balance for each NEO includes certain deferred salary, deferred cash incentive payments, and above-market interest amounts included in the Summary Compensation table for prior fiscal years, as shown in the following table. Mr. Simon and Mr. Holley do not appear in the following table because they were not NEOs until fiscal 2011. Mr. McMillon did not become an NEO until fiscal 2009.

Name	Fiscal Year ended January 31,	Deferred Salary ($)	Deferred Cash Incentive ($)	Above- Market Interest ($)	Total ($)
Michael T. Duke	2010 2009 2008	258,462 242,308 192,308	3,600,000 0 3.344,751	193,808 209,834 160,223	4,052,270 452,142 3,697,282
C. Douglas McMillon	2010 2009	104,000 104,000	1,062,500 605,600	78,391 50,872	1,244,891 760,472
Eduardo Castro-Wright	2010 2009 2008	60,000 362,000 200,000	0 400,000 0	57,919 74,465 80,875	117,919 836,465 280,875
Thomas M. Schoewe	2010 2009 2008	249,169 196,731 0	811,200 1,092,000 0	169,847 104,494 114,653	1,230,216 1,393,225 114,653

Under the Deferred Compensation Plan, all officers may defer up to 100 percent of their base salary and annual cash incentive awards under the Management Incentive Plan. Equity awards granted prior to January 2008 could also be deferred in the form of cash into the Deferred Compensation Plan upon vesting. Interest accrues on amounts deferred at an interest rate set annually based on the ten-year Treasury note rate on the first business day of January plus 2.70 percent. The Deferred Compensation Plan year ends on January 31 of each year. For the 2011 Deferred Compensation Plan year, the interest rate was 6.55 percent.

The Deferred Compensation Plan provides an incentive payment to reward participants who have remained with our company and contributed to the Deferred Compensation Plan for ten or more consecutive full years. Specifically:

•

In the tenth year of continuous employment beginning with the year the participant first made a deferral under the Deferred Compensation Plan, our company credits the deferral account with an increment equal to 20 percent of the sum of the principal amount of base salary and cash incentive payments deferred (taking into account a maximum amount equal to 20 percent of base salary) plus accrued interest on such amounts (“20 Percent Increment”) in each of the first six years of the executive’s deferrals.

•	In the eleventh and subsequent years, the 20 Percent Increment is credited based on the recognized amount deferred five years earlier, plus earnings thereon.

•

In addition, in the fifteenth year of continuous employment beginning with the year the participant first made a deferral under the Deferred Compensation Plan, our company credits the deferral account with ten percent of the principal amount of base salary and cash incentive payments deferred (taking into account a maximum amount equal to 20 percent of base salary) plus accrued interest on such amount (“10 Percent Increment”) in each of the first six years of the participant’s deferrals.

•	In the sixteenth and subsequent years, the 10 Percent Increment is credited based on the amount deferred ten years earlier, plus earnings thereon.

An officer may elect to defer amounts under the Deferred Compensation Plan, as well as earnings thereon, to his or her separation from our company or to a specified payment date, which date may be prior to the officer’s separation from our company. Deferrals may be paid out in a lump sum or, if applicable service, account balance, and other requirements are met, in up to fifteen annual installments.

An officer may also elect to defer equity awards granted under the Stock Incentive Plan until a specified payout date, which date may be prior to the officer’s separation from our company. Any deferrals of restricted Shares are credited with dividend equivalents until the payout date, and these dividend equivalents earn interest at the same rate as amounts deferred under the Deferred Compensation Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Most of our company’s plans and programs, including its deferred compensation plans, contain provisions specifying the consequences of a termination of employment. These provisions are described below. Other than the non-competition agreements described below, our company does not have any employment agreements with its NEOs. Our company does not have any pension plans or other defined benefit retirement plans in which the NEOs participate.

Retirement of Thomas M. Schoewe.    Mr. Schoewe retired from our company effective January 31, 2011. Mr. Schoewe entered into a retirement agreement with the company. Pursuant to this retirement agreement, Mr. Schoewe will receive total transition payments of $1,654,848, one-fourth of which was paid upon termination of employment and the balance of which will be paid in bi-weekly installments over an 18-month period commencing six months after separation. These payments are conditioned on Mr. Schoewe complying with non-competition and non-solicitation covenants substantially similar to those described in the following paragraph for a period of three years after his retirement. Because the first installment of $413,712 was payable upon Mr. Schoewe’s retirement on January 31, 2011, it is included in “all other compensation” in the Summary Compensation table above. In addition, pursuant to his retirement agreement, the vesting of options held by Mr. Schoewe to purchase 15,011 Shares originally scheduled to vest on January 22, 2012 was accelerated to January 31, 2011, and the vesting of 69,131 shares of restricted stock held by Mr. Schoewe that were originally scheduled to vest between 2012 and 2015 was accelerated to January 31, 2011. The vesting of these shares of restricted stock is included in the Fiscal 2011 Option Exercises and Stock Vested table above.

Non-competition agreements.    Our company has entered into an agreement with each of the NEOs that contains a covenant not to compete with our company and that provides for certain post-termination payments to be made to such NEO. Each agreement prohibits the NEO, for a period of two years following his termination of employment with our company for any reason, from participating in a business that competes with our company and from soliciting our company’s Associates for employment. For purposes of the agreements, a “competing business” includes any retail, wholesale, or merchandising business that sells products of the type sold by our company, is located in a country in which our company has a store or in which the NEO knows our company expects to have a store in the near future, and has annual retail sales revenue above certain thresholds. Each agreement also provides that, if Walmart terminates the NEO’s employment for any reason other than his violation of Walmart policy, our company will generally pay the NEO an amount equal to two times the NEO’s base salary, one-fourth of which is paid upon termination of employment and the balance of which is paid in bi-weekly installments over an 18-month period commencing six months after separation. In the event of a breach of the restrictive covenants contained in the agreement, the NEO would no longer have a right to receive additional payments, and the company would have a right to recoup any payments previously made. Using each NEO’s base salary as of January 31, 2011, the maximum total payments by our company to each continuing NEO under such termination circumstances would be as set forth in the following table:

Michael T. Duke	$2,472,000
William S. Simon	$1,700,000
C. Douglas McMillon	$1,768,000
Eduardo Castro-Wright	$2,080,000
Charles M. Holley, Jr.	$1,430,000

Equity awards.    The equity awards granted to NEOs generally include provisions specifying the treatment of the award in the event of termination under various circumstances, as follows:

•

Options. In the event of the death of an NEO, all unexercisable options to purchase Shares would generally vest and become exercisable immediately and remain exercisable until one year after death. Upon termination of employment for any other reason, unvested options generally do not vest and are forfeited. The following table shows the aggregate intrinsic value (i.e., the stock price minus the exercise price) of all unvested options that would have become exercisable in the event of the NEO’s death as of January 31, 2011 (based on the closing price of Shares on the NYSE on January 31, 2011, of $56.07). Any options “out of the money” as of January 31, 2011, are excluded for purposes of this table.

Michael T. Duke	$5,856,017
William S. Simon	$279,837
C. Douglas McMillon	$2,066,087
Eduardo Castro-Wright	$1,052,793
Charles M. Holley, Jr.	$484,289

•

Restricted stock.    In the event of the death of an NEO after such NEO’s tenth year of service to our company, all unvested restricted stock held by such NEO granted during the prior three years would generally vest. In addition, certain restricted stock awards held by our NEOs provide that any Shares that would have vested within 90 days of an NEO’s termination of employment due to death or disability would immediately vest. Upon termination of employment for any other reason, unvested restricted stock generally does not vest and is forfeited. The following table shows the value, as of January 31, 2011, of all unvested restricted stock that would have vested upon an NEO’s death or disability on January 31, 2011 (based on the closing price of Shares on the NYSE on January 31, 2011, of $56.07):

	Upon Death ($)	Upon Disability ($)
Michael T. Duke	17,521,426	0
William S. Simon	2,189,477	1,299,647
C. Douglas McMillon	9,176,809	0
Eduardo Castro-Wright	3,807,882	0
Charles M. Holley, Jr.	3,774,857	1,163,228

•

Performance shares.    Certain performance shares held by our NEOs provide that in the event of the NEO’s death after ten years of service to our company, all performance shares held by such NEO would generally vest in an amount equal to the number that would have vested at the end of the applicable performance cycle. Additionally, certain performance share awards provide that if the NEO’s employment terminates by reason of disability or by reason of death prior to completing ten years of service to our company, a prorated portion of the performance shares held by such NEO would vest, based upon the number of full calendar months during the applicable performance cycle during which the NEO was employed. Upon termination of employment for any other reason, unvested performance shares generally do not vest and are forfeited. The following table shows the estimated value, as of January 31, 2011, of all performance shares that would have vested upon an NEO’s death or disability on January 31, 2011 (based on the closing price of Shares on the NYSE on January 31, 2011, of $56.07 and assuming that target performance goals are achieved for each grant of performance shares):

	Upon Death ($)	Upon Disability ($)
Michael T. Duke	31,940,332	11,014,727
William S. Simon	2,302,346	2,302,346
C. Douglas McMillon	14,029,387	4,746,101
Eduardo Castro-Wright	6,716,625	6,716,625
Charles M. Holley, Jr.	3,979,344	1,021,820

The CNGC has discretion to accelerate the vesting of any equity awards and to make other payments or grant other benefits upon a severance from our company, including upon retirement, as in the case of Mr. Schoewe.

The NEOs also participate in our company’s deferred compensation plans, the general terms of which are described in the CD&A and narrative following the footnotes to the Fiscal 2011 Nonqualified Deferred Compensation table above. Upon termination of employment, the NEOs would generally be entitled to the balances in their deferred compensation accounts as disclosed in the Fiscal 2011 Nonqualified Deferred Compensation table above. The timing of each NEO’s receipt of such deferred compensation balances would be determined by the terms of the company’s deferred compensation plans and the deferral elections previously made by our NEOs. See “Fiscal 2011 Nonqualified Deferred Compensation” above for information regarding the aggregate deferred compensation totals for each NEO as of January 31, 2011.

In addition, the Deferred Compensation Plan provides for a prorated 10 Percent Increment or 20 Percent Increment (described above under “Fiscal 2011 Nonqualified Deferred Compensation”) to be paid upon separation from service in certain circumstances if age- and service-based requirements are met. The following table shows the estimated value as of January 31, 2011 of the prorated incentive payment each NEO would have received upon his separation from service, death, or disability on January 31, 2011:

	Upon Separation ($)	Upon Death/Disability ($)
Michael T. Duke	231,200	231,200
William S. Simon	0	0
C. Douglas McMillon	205,533	205,533
Eduardo Castro-Wright	0	0
Charles M. Holley, Jr.	62,913	100,137

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of the end of fiscal 2011 with respect to Shares that may be issued under our company’s existing equity compensation plans.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted average exercise price of outstanding options, warrants and rights ($)		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	60,980,888	(1)	$49.35	(2)	181,112,710
Equity compensation plans not approved by security holders	—		—		—
Total	60,980,888	(1)	$49.35	(2)	181,112,710

(1)	In addition to options to purchase Shares, this amount includes 9,216,174 Shares that may be issued upon the vesting of performance shares granted under the Stock Incentive Plan, which represents the maximum number of Shares that may be issued upon the vesting of these performance shares if maximum performance goals are achieved for each performance cycle, and 16,975,760 Shares that may be issued upon the vesting of restricted stock rights granted under the Stock Incentive Plan. This amount also includes 1,430,399 Shares deferred in the form of Shares by officers and Non-Management Directors. This amount also includes 6,571,244 Shares available under equity compensation plans in which Associates of ASDA Group Limited (“ASDA”), our company’s subsidiary in the United Kingdom, participate.

(2)	Represents the weighted average exercise price of options to purchase 26,787,311 Shares and the rights to acquire the Shares that may be issued under the equity compensation plans for ASDA Associates described in footnote (1) above. This weighted average does not take into account Shares that may be issued upon the vesting of other forms of equity described in footnote (1) above.

STOCK OWNERSHIP

The following tables set forth ownership of Shares by major shareholders, directors, director nominees, and Executive Officers of our company. There were 3,487,721,113 Shares outstanding on March 31, 2011.

HOLDINGS OF MAJOR SHAREHOLDERS

The following table lists the beneficial owners of five percent or more of the Shares outstanding as of March 31, 2011.

			Shared Voting and Investment Power
Name and Address of Beneficial Owner	Direct or Indirect Ownership with Sole Voting and Investment Power		Shared, Indirect Ownership through Walton Enterprises, LLC	Other Indirect Ownership with Shared Voting and Investment Power		Total		Percent of Class
Alice L. Walton	6,977,266		1,680,506,739(2)	1,360,148	(3)(4)	1,688,844,153	(2)(3)(4)	48.42%
Estate of Helen R. Walton	0		1,680,506,739(2)	0		1,680,506,739	(2)(3)	48.18%
Jim C. Walton	10,493,219		1,680,506,739(2)	3,437,065	(3)(4)(5)	1,694,437,023	(2)(3)(4)(5)	48.58%
John T. Walton Estate Trust	0		1,680,506,739(2)	0		1,680,506,739	(2)	48.18%
S. Robson Walton	2,843,997	(1)	1,680,506,739(2)	891,289	(3)(6)	1,684,242,025	(1)(2)(3)(6)	48.29%

(1)	This number includes 62,214 Shares held in the 401(k) Plan on behalf of S. Robson Walton. He has sole voting and investment power with respect to these Shares.

(2)

Walton Enterprises, LLC holds a total of 1,680,506,739 Shares. Alice L. Walton, Jim C. Walton and S. Robson Walton share voting and dispositive power with respect to all Shares held by Walton Enterprises, LLC, individually as managing members of Walton Enterprises, LLC, and in their capacities as the co-personal representatives of the Estate of Helen R. Walton and as cotrustees of the John T. Walton Estate Trust, which are also managing members of Walton Enterprises, LLC. The managing members have the power to sell and vote those Shares. The business address of each managing member is P.O. Box 1508, Bentonville, Arkansas 72712.

(3)	The number includes 2,174 Shares held by the Estate of John T. Walton, as to which Alice L. Walton, Jim C. Walton, and S. Robson Walton and an entity under their control, as co-personal representatives, share voting and dispositive power.

(4)	This number includes 1,357,974 Shares held by a partnership as to which Jim C. Walton, as a trustee of a certain trust that is a general partner thereof, shares voting and dispositive power with Alice L. Walton, as a trustee of certain trusts that are general partners thereof, and with certain of their nieces and nephews, the other general partners thereof.

(5)	This number includes 2,076,917 Shares held by a corporation organized and operated for charitable purposes of which Jim C. Walton and six other unrelated individuals are the directors.

(6)	This number includes 889,115 Shares held by various trusts in which S. Robson Walton, as cotrustee thereof, shares voting and dispositive power.

HOLDINGS OF OFFICERS AND DIRECTORS

This table shows the number of Shares held by each director, director nominee and NEO on March 31, 2011. It also shows the Shares held by all of Walmart’s directors and Executive Officers as a group on that date.

Name of Beneficial Owner	Direct or Indirect with Sole Voting and Investment Power (1)	Indirect with Shared Voting and Investment Power	Total	Percent of Class
Aida M. Alvarez	15,509	290	15,799	*
James W. Breyer	90,719	80,876	171,595	*
M. Michele Burns	16,693	0	16,693	*
James I. Cash, Jr.	16,545	0	16,545	*
Eduardo Castro-Wright (2)	442,342	0	442,342	*
Roger C. Corbett	9,409	0	9,409	*
Douglas N. Daft	26,692	0	26,692	*
Michael T. Duke	1,762,351	0	1,762,351	*
Charles M. Holley, Jr. (2)	211,395	0	211,395	*
C. Douglas McMillon	701,429	5,194	706,623	*
Gregory B. Penner	11,681	1,878,282	1,889,963	*
Steven S Reinemund	4,175	0	4,175	*
Thomas M. Schoewe	636,596	0	636,596	*
H. Lee Scott, Jr.	3,556,917	3,148	3,560,065	*
William S. Simon	205,207	0	205,207	*
Arne M. Sorenson (2)	9,036	0	9,036	*
Jim C. Walton (2)(3)	10,493,219	1,683,943,804	1,694,437,023	48.58%
S. Robson Walton (3)	2,843,997	1,681,398,028	1,684,242,025	48.29%
Christopher J. Williams	31,619	0	31,619	*
Linda S. Wolf	18,812	2,675	21,487	*
Directors and Executive Officers as a Group (26 persons)	21,798,418	1,686,827,652	1,708,626,070	48.99%

*	Less than one percent

(1)	These amounts include Shares of unvested restricted stock for certain Executive Officers and stock units deferred by certain Non-Management Directors and certain Executive Officers. These amounts also include Shares that the following persons had a right to acquire within 60 days after March 31, 2011, through the exercise of stock options and vested Shares they hold in the 401(k) Plan:

Name	Shares underlying stock options exercisable within 60 days	Shares held in the 401(k) Plan
James W. Breyer	5,512	0
Eduardo Castro-Wright	141,467	210
Michael T. Duke	879,077	1,206
Charles M. Holley, Jr.	67,159	1,291
C. Douglas McMillon	254,962	1,418
Thomas M. Schoewe	396,891	382
H. Lee Scott, Jr.	2,828,918	0
William S. Simon, Jr.	25,243	0
S. Robson Walton	0	62,214
Directors and Executive Officers as a Group (26 persons)	4,896,788	70,527

(2)	The following individuals hold Shares in margin accounts: Arne M. Sorenson – 9,036 Shares; and Eduardo Castro Wright – 15,446 Shares. In addition, Jim C. Walton has pledged 3,726,240 of the Shares directly owned by him as security for a line of credit extended to a company not related to Walmart, and Charles M. Holley, Jr. has pledged a total of 3,864 Shares to secure two lines of credit.

(3)	Amounts shown for S. Robson Walton and Jim C. Walton include 1,680,506,739 Shares held by Walton Enterprises, LLC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Walmart’s directors, Executive Officers, and persons who own more than ten percent of the outstanding Shares to file reports of ownership and changes in ownership with the SEC. SEC regulations require Walmart to identify anyone who failed to file a required report or filed a late report during fiscal 2011. Walmart believes that all Section 16(a) filing requirements were met during fiscal 2011.

RELATED-PARTY TRANSACTIONS

This section discusses certain direct and indirect relationships and transactions involving Walmart and certain of its directors, Executive Officers, the beneficial owners of more than five percent of the Shares outstanding, and certain immediate family members of the foregoing. Walmart believes that the terms of the transactions described below are comparable to terms that would have been reached by unrelated parties in arm’s-length transactions.

Transactions:    Lori Haynie, the sister of C. Douglas McMillon, an Executive Officer, is an executive officer of Mahco, Inc. (“Mahco”). During fiscal 2011, Mahco had sales to Walmart in the amount of approximately $15.9 million for sporting goods and related products. Walmart expects to continue to purchase similar types of products from Mahco during fiscal 2012.

M. Michele Burns, a director of Walmart, is the Chairman and CEO of Mercer LLC (“Mercer”), a subsidiary of Marsh & McLennan Companies, Inc. During fiscal 2011, Walmart paid Mercer and its subsidiaries approximately $2.8 million for consulting services. Walmart anticipates that it will continue to engage Mercer to provide consulting services to Walmart during fiscal 2012.

Arne M. Sorenson, a director of Walmart, is the president and chief operating officer and a director of Marriott International, Inc. (“Marriott”). During fiscal 2011, Walmart paid or reimbursed payments made to Marriott and its subsidiaries in the amount of approximately $9.0 million for hotel, lodging, and related services, and Walmart received payments of approximately $2.3 million from Marriott for purchases of merchandise from Walmart. Walmart anticipates that it will continue to purchase hotel, lodging, and related services from Marriott and Marriott will continue to purchase merchandise from Walmart during fiscal 2012.

Dr. G. David Gearhart, the Chancellor of the University of Arkansas at Fayetteville (the “University”), is the brother of Jeffrey J. Gearhart, an Executive Officer. During fiscal 2011, Walmart paid the University approximately $1.5 million, including approximately $803,000 for the use of facilities of the University in connection with Walmart’s 2010 Annual Shareholders’ Meeting, the meetings of Associates held during the week of the 2010 Annual Shareholders’ Meeting and other meetings and events; approximately $292,000 for academic studies and educational services; and approximately $343,000 in contributions and sponsorships. Walmart expects that, in fiscal 2012, it will continue to use University facilities for similar events, pay the University for studies and services, and make similar contributions. In addition, during fiscal 2011 Walmart contributed $400,000 to the Sustainability Consortium, which is administered in part by the University.

Eric S. Scott, the son of H. Lee Scott, Jr., a director of Walmart and an Executive Officer during fiscal 2011, became the CEO, a director and an indirect equity owner of Cheyenne Industries, Inc. (“Cheyenne”) on January 1, 2011. Walmart paid Cheyenne and its subsidiaries approximately $25.3 million between February 1, 2010 and December 31, 2010 and approximately $1.9 million in January 2011 in connection with Walmart’s purchases of home furnishing and related products from Cheyenne and its subsidiaries. Walmart expects to continue to purchase similar products from Cheyenne and its subsidiaries during fiscal 2012.

During fiscal 2011, a banking corporation that is collectively owned by Jim C. Walton, S. Robson Walton, and the John T. Walton Estate Trust and certain of that banking corporation’s bank subsidiaries made payments to Walmart in the aggregate amount of approximately $739,000 for supercenter and Neighborhood Market banking facility rent pursuant to negotiated arrangements. The banking corporation and its affiliates made other payments to Walmart pursuant to similar arrangements that were awarded by Walmart on a competitive-bid basis. In addition, during fiscal 2011, that banking corporation’s bank subsidiaries made payments of approximately $148,000 to Walmart in connection with the usage of ATM machines located at various Walmart facilities. The leases of banking facility space and ATM sites in various stores remain in effect, and it is anticipated that in fiscal 2012 such banking corporation and its affiliates will pay Walmart approximately $906,000 pursuant to those leases not awarded on a competitive-bid basis and will make payments of approximately $157,000 relating to ATM usage to Walmart.

Relationships:    Stephen P. Weber, a manager in Walmart’s Information Systems Division, is the son-in-law of Michael T. Duke, an Executive Officer. For fiscal 2011, Walmart paid Mr. Weber a salary of $116,902, a bonus of $40,296, and other benefits totaling approximately $13,641 (including Walmart contributions to Mr. Weber’s 401(k) Plan account and health insurance premiums). During fiscal 2011, Mr. Weber also received a grant of 537 restricted stock rights. Mr. Weber continues to be an Associate, and in fiscal 2012, he may receive compensation and other benefits for his services to Walmart in amounts similar to or greater than those received during fiscal 2011.

Timothy K. Togami, a senior director in Walmart’s Human Resources Department, is the brother-in-law of Rollin L. Ford, an Executive Officer. For fiscal 2011, Walmart paid Mr. Togami a salary of $164,375, a bonus of $64,754, and other benefits totaling approximately $20,154 (including Walmart contributions to Mr. Togami’s 401(k) Plan account and health insurance premiums). During fiscal 2011, Mr. Togami also received a grant of 626 restricted stock rights. Mr. Togami continues to be an Associate, and in fiscal 2012, he may receive compensation and other benefits for his services to Walmart in amounts similar to or greater than those received during fiscal 2011.

COMPANY PROPOSALS

PROPOSAL NO. 2 – RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Audit Committee has appointed E&Y as the company’s independent accountants to audit the consolidated financial statements of the company for fiscal 2012. E&Y and its predecessor, Arthur Young & Company, have been Wal-Mart’s independent accountants since prior to the company’s initial offering of securities to the public in 1970. E&Y served as the company’s independent accountants for fiscal 2011 and reported on the company’s consolidated financial statements for that year. Representatives of E&Y will attend the 2011 Annual Shareholders’ Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Although shareholder ratification is not required, the appointment of E&Y as the company’s independent accountants for fiscal 2012 is being submitted for ratification at the 2011 Annual Shareholders’ Meeting because the Board believes it is a matter of good corporate governance practice. Furthermore, the Audit Committee will take shareholders’ opinions regarding E&Y’s appointment into consideration in future deliberations. If E&Y’s selection is not ratified at the 2011 Annual Shareholders’ Meeting, the Audit Committee will consider the engagement of other independent accountants. The Audit Committee may terminate E&Y’s engagement as the company’s independent accountants without the approval of the company’s shareholders whenever the Audit Committee deems termination appropriate.

E&Y’s fees for fiscal 2011 and fiscal 2010 were as follows:

	Fiscal 2011 ($)	Fiscal 2010 ($)
Audit Fees	12,587,000	12,233,000
Audit-Related Fees	1,978,000	1,063,000
Tax Fees	2,845,000	3,206,000
All Other Fees	0	0
Total Fees	17,410,000	16,502,000

A description of the types of services provided in each category is as follows:

Audit Fees—Includes the audit of the company’s annual financial statements, the audit of the effectiveness of internal control over financial reporting, the review of the company’s quarterly reports on Form 10-Q, statutory audits required internationally, and consents for and review of registration statements filed with the SEC.

Audit-Related Fees—Includes audits of the company’s employee benefit plans, due diligence in connection with acquisitions and accounting consultations related to GAAP, the application of GAAP to proposed transactions, statutory financial statement audits of non-consolidated affiliates, and work related to the company’s compliance with its obligations under SOX.

Tax Fees—Includes tax compliance at international locations, domestic and international tax advice and planning, assistance with tax audits and appeals, and tax planning for acquisitions and restructurings.

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

The Board recommends that the shareholders vote FOR the ratification of E&Y as the company’s independent accountants for fiscal 2012.

PROPOSAL NO. 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act and related SEC rules now require that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules. We must provide this opportunity to our shareholders at least once every three years, commencing with the 2011 Annual Shareholders’ Meeting.

As described above under “Compensation Discussion and Analysis,” our executive compensation program is designed with an emphasis on performance and is intended to closely align the interests of our NEOs with the interests of our shareholders. The CNGC regularly reviews our executive compensation program to ensure that compensation is closely tied to the performance that our executive officers can impact and that is likely to have an impact on shareholder value. Our compensation programs are also designed to balance long-term performance with shorter-term performance, and to mitigate any risk that an Executive Officer would be incentivized to pursue good results with respect to a single performance metric or operating division to the detriment of our company as a whole. In the Compensation Discussion and Analysis referred to above, we discuss why we believe the compensation of our NEOs for fiscal 2011 properly reflected our company’s performance in fiscal 2011. We urge you to read carefully the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion in this proxy statement.

The vote on this proposal is advisory, which means that the vote will not be binding on Walmart, the Board or the CNGC. The CNGC will review the results of the vote on this proposal in connection with its regular evaluations of our executive compensation program.

In view of the foregoing, shareholders will vote on the following resolution at the 2011 Annual Shareholders’ Meeting:

RESOLVED, that the company’s shareholders hereby approve, on an advisory basis, the compensation of the Named Executive Officers of Walmart as disclosed in Walmart’s Proxy Statement for the 2011 Annual Shareholders’ Meeting in accordance with the Securities and Exchange Commission’s compensation disclosure rules.

The Board recommends that shareholders vote FOR this proposal.

PROPOSAL NO. 4 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act and related SEC rules also require that we provide shareholders the opportunity to vote, on a non-binding, advisory basis, as to how frequently we should hold future non-binding, advisory votes on the compensation of our NEOs as disclosed in our annual proxy statement in accordance with SEC rules (which we refer to as “an advisory vote on executive compensation”). SEC rules provide that shareholders must have an opportunity to indicate whether they would prefer that we hold future advisory votes on executive compensation every year, once every two years, or once every three years.

The Board has determined that holding an advisory vote on executive compensation every year is most appropriate for our company and recommends that you vote that we hold an advisory vote on executive compensation every year.

The proxy card (or voting instruction card, if you hold your shares through a bank, broker or other nominee holder) provides shareholders with the opportunity to vote as to the frequency of advisory votes on executive compensation. Accordingly, in voting on this proposal, you should mark your proxy card (or voting instruction card) for one year, two years, or three years, based on your preference as to the frequency with which an advisory vote on executive compensation should be held. If you have no preference, you may choose to abstain from voting on this proposal.

This vote is advisory and will not be binding on Walmart or the Board. The Board will take the outcome of the vote into consideration when determining the frequency of future advisory votes on executive compensation.

The Board recommends that shareholders vote to hold an advisory vote on executive compensation EVERY YEAR.

SHAREHOLDER PROPOSALS

Our company has received notice of the intention of shareholders to present five separate proposals for voting at the 2011 Annual Shareholders’ Meeting. The text of the shareholder proposals and supporting statements appear exactly as received by our company unless otherwise noted. All statements contained in a shareholder proposal and supporting statement are the sole responsibility of the proponent of that shareholder proposal. Our company will provide the names, addresses, and shareholdings (to our company’s knowledge) of the proponents of any shareholder proposal upon oral or written request made to Wal-Mart Stores, Inc., c/o Mike Bradshaw, Senior Liaison to the Board of Directors, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0215, (479) 273-4000.

Some of the shareholder proposals contain assertions about Walmart or other matters that our company believes are incorrect, but we have not attempted to refute all of those assertions in our statements of opposition following these proposals. The Board recommends a vote against each of the following shareholder proposals based on broader policy reasons as set forth in Walmart’s statements in opposition following each shareholder proposal.

PROPOSAL NO. 5 – GENDER IDENTITY NON-DISCRIMINATION POLICY

WHEREAS

Wal-Mart Stores, Inc. (Walmart) does not explicitly prohibit discrimination based on gender identity or gender expression in its written employment policy;

According to the Human Rights Campaign, nearly 70% of the Fortune 100 and 43% of the Fortune 500 now prohibit discrimination based on gender identity or expression;

We believe that corporations that prohibit discrimination on the basis of gender identity or expression have a competitive advantage in recruiting and retaining employees from the widest talent pool;

Sixteen states, the District of Columbia, and more than 114 cities and counties have laws prohibiting employment discrimination based on gender identity or expression;

Our company has operations in and makes sales to institutions in states and cities that prohibit discrimination on the basis of gender identity or expression.

RESOLVED

The Shareholders request that Walmart amend its written equal employment opportunity policy to explicitly prohibit discrimination based on gender identity or expression and substantially implement the policy.

SUPPORTING STATEMENT

We believe employment discrimination on the basis of gender identity or expression diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit from a consistent, corporate-wide policy to enhance efforts to prevent discrimination, resolve complaints internally, access employees from the broadest talent pool, and ensure a respectful and supportive atmosphere for all employees. Walmart will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

WALMART’S STATEMENT IN OPPOSITION TO PROPOSAL NO. 5

As one of the world’s largest private employers, we are dedicated to building and retaining an inclusive and respectful workplace. Walmart employs 2.1 million Associates worldwide, including approximately 1.4 million Associates in the United States. Our continued success as a business depends on an inclusive work environment that leverages the unique talents, ideas, perspectives and backgrounds of our Associates. Sam Walton founded our company by incorporating “respect for the individual” as a core, basic belief. In keeping with this belief, we serve our Associates by promoting an inclusive working environment through our employment practices.

In 2010, we received 19 awards from national organizations and publications for our efforts to advance diversity and inclusion. Although the Board is proud of the recognition that Walmart has received for its achievements in diversity and inclusion, the Board recognizes that the true strength of diversity and inclusion lies not in the number of awards our company receives, but in our commitment to leverage the rich mix of unique insights, talents, perspectives and experiences that each of our Associates brings to our company. One example of our company’s ongoing efforts to fulfill its commitment to recognizing and celebrating the diversity of our Associates is the creation of Associate Resource Groups at our Home Office. These groups serve a variety of Associate communities, including the LGBT community. They were developed to increase cultural awareness, to help foster development among Associates sharing similar backgrounds and to advance the business by leveraging diversity of thought.

Our company’s Discrimination & Harassment Prevention Policy makes clear that Walmart will not tolerate discrimination or harassment in any aspect of our business on the basis of race, color, ancestry, ethnicity, religion, sex, pregnancy, national origin, age, disability, marital status, veteran status, sexual orientation, genetic information or any other legally protected status. In light of our company’s ongoing, concrete efforts to foster a diverse and inclusive workplace for all of our Associates and in view of the fact that this policy broadly prohibits discrimination or harassment based on any status protected by the law, the Board does not believe that a change to our Discrimination & Harassment Prevention Policy is necessary at this time.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

PROPOSAL NO. 6 – POLITICAL CONTRIBUTIONS REPORT

Resolved, that the shareholders of Wal-Mart Stores, Inc. (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing its:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include:

a.	An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

b.	The title(s) of the person(s) in the Company who participated in making the decisions to make the political contribution or expenditure.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the Company’s website.

Stockholder Supporting Statement

As long-term shareholders of the Company, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

The Company contributed at least $11.1 million in corporate funds since the 2002 election cycle. (CQ:

http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics:

http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations for political purposes. This would bring our Company in line with a growing number of leading companies, including Aetna, American Electric Power and Microsoft that support political disclosure and accountability and present this information on their websites.

We urge your support for this critical governance reform.

WALMART’S STATEMENT IN OPPOSITION TO PROPOSAL NO. 6

Our business is subject to extensive regulation at the federal and state levels. We seek to be an effective participant in the political process by making prudent political contributions consistent with the federal, state, and local laws governing such contributions. We are fully committed to complying with all laws concerning political contributions, including laws requiring public disclosure.

Federal law currently prohibits corporations from making contributions directly to candidates for federal office and to national party committees. As a result, Walmart does not make such contributions. Some of our Associates voluntarily fund a political action committee (“WAL-PAC”) that makes political contributions to state and federal candidates, political party committees, and/or political action committees. The activities of WAL-PAC are subject to comprehensive regulation by the federal government, including detailed disclosure requirements. WAL-PAC files monthly reports of receipts and disbursements with the Federal Election Commission (the “FEC”), as well as pre-election and post-election FEC reports. All political contributions over $200 are shown in public information made available by the FEC. Under the Lobbying Disclosure Act of 1995, as amended, Walmart submits to Congress quarterly reports, which also are publicly available.

At the state level, both Walmart’s and WAL-PAC’s political contributions also are subject to regulation. Although some states have not banned corporate contributions to candidates or political parties, all states require that such contributions be disclosed either by the recipient or by the donor. That information is also publicly available.

As a result of the disclosures mandated by law, the Board has concluded that ample disclosure exists regarding our political contributions to alleviate the concerns cited in this proposal. In addition, the Board believes that the disclosure of the business rationale behind each political contribution would place our company at a competitive disadvantage by revealing our long-term business strategies and priorities. We are also involved in a number of legislative initiatives that could dramatically affect our business and operations. Because parties with adverse interests also participate in the political process for their own business reasons, any unilaterally expanded disclosure by Walmart could benefit these parties to the detriment of Walmart and its shareholders.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

PROPOSAL NO. 7 – SPECIAL SHAREOWNER MEETINGS

RESOLVED, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage permitted by law above 10%) the power to call a special shareowner meeting.

This includes that such bylaw and/or charter text will not have any exclusionary or prohibitive language in regard to calling a special meeting that apply only to shareowners but not to management and/or the board (to the fullest extent permitted by law).

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowner input on the timing of shareowner meetings is especially important during a major restructuring – when events unfold quickly and issues may become moot by the next annual meeting. This proposal does not impact our board’s current power to call a special meeting.

This proposal topic won more than 60% support at CVS Caremark, Sprint Nextel, Safeway, Motorola and R. R. Donnelley. The leading proponents were Nick Rossi and William Steiner.

The merit of this Special Shareowner Meeting proposal should also be considered in the context of the need for improvement in our company’s 2010 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company “D” with “High Governance Risk,” and “Very High Concern” for executive pay – $19 million for CEO Michael Duke and $11 to $14 million each for Douglas McMillon, Eduardo Castro-Wright and Brian Cornell.

The Corporate Library said executive incentive pay remained poorly structured. The Executive Pay Committee had discretion to increase cash bonuses to 20% above the target payout. The Corporate Library said our performance-based equity awards should be for at least a five year period – not 3-years. Plus our executive equity pay should have performance-vesting features in order to assure full alignment with shareholder interests.

Our company represented high governance risk due to poor executive pay policies, our company’s status as a family firm, the Walton family’s ownership of almost half of our company, and related party transactions with members of the board, management, and their affiliates.

Douglas Daft and Linda Wolf were the only directors, from our 15 directors, who were on our combination committee for Nominations and Executive Pay. Directors Daft and Wolf also attracted our highest negative votes. We also had two inside directors and 3 inside-related directors – independence concerns.

It is important that our future directors bring the right experience to our company. However, Steven Reinemund, first elected to our Board in 2010, brings experience from two D-rated boards.

Please encourage our board to respond positively to this proposal: Special Shareowner Meetings – Yes on 7.

WALMART’S STATEMENT IN OPPOSITION TO PROPOSAL NO. 7

The Board believes that adoption of this proposal would not be in the best interests of our company or its shareholders. Consistent with Delaware corporate law, our Bylaws provide that a special meeting of shareholders may be called by a majority of the Board, by the Chairman, and by our President and CEO. This is an appropriate corporate governance provision for a public company of our size because it allows our Board, according to its fiduciary obligations, to exercise its business judgment to determine when it is in the best interests of shareholders to convene a special meeting. Permitting shareholders with as little as ten percent of the outstanding shares to call special meetings for any reason and at any time could result in special shareholders’ meetings that are not in the best interests of our company and all of its shareholders.

We take shareholders’ meetings very seriously and take steps to provide shareholders with access to our shareholders’ meetings, including making our shareholders’ meetings available via webcast. Holding a special meeting of our shareholders would be a costly undertaking, involve substantial planning, and require us to commit significant resources and attention to the legal and logistical elements of such a meeting. For example, we would incur legal, printing and mailing costs associated with preparing and distributing the disclosure documents required for a special shareholders’ meeting.

The Board also believes that our company’s existing governance policies and practices provide shareholders with access to the Board and members of senior management and offer ample opportunity for shareholders to express their views to management. These governance policies include the annual election of all Board members and a majority voting requirement for the election of directors. In addition, shareholders may submit shareholder proposals, which, if appropriate under the SEC’s rules, may be included in our annual proxy statement and voted on at our annual shareholders’ meeting. Furthermore, the rules governing companies listed on the NYSE and incorporated under Delaware law require us to submit certain matters to a vote of shareholders for approval, such as mergers, large share issuances or similar transactions and the approval of equity-based compensation plans.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

PROPOSAL NO. 8 – REQUIRE SUPPLIER(S) TO PUBLISH AN ANNUAL SUSTAINABILITY REPORT

WHEREAS, the UN Global Compact asks companies to embrace, support and enact, within their sphere of influence, a set of core values in the areas of human rights, labor standards, the environment and anti-corruption; and

WHEREAS, the UN Global Compact-Accenture CEO Study 2010, “A New Era of Sustainability”, found that CEOs reported the integration of sustainability issues into supply chains as the most significant performance gap in executing sustainability; and

WHEREAS, in order to ensure that workers in their supply chain are safe and treated fairly with respect and dignity, some companies have established a Supplier Code of Conduct by drawing on internationally recognized standards; and

WHEREAS, a study by Aaron Bernstein and Christopher Greenwald, “Benchmarking Corporate Policies on Labor and Human Rights in Global Supply Chains,” (Pension and Capital Stewardship Project Labor and Work-Life Program Harvard Law School, Nov. 2009), found a significant gap between general policies against labor and human rights abuse and more detailed standards and enforcement mechanisms required to carry them out; and

WHEREAS, given the merit of the old adage, “What Gets Measured Gets Done”, the long-term interests of shareholders would be better served if companies were to require their suppliers to establish performance goals on human and worker rights, and to measure and publicly report on performance using internationally recognized standards and measurement protocols; and

WHEREAS, in order to increase transparency and to improve performance, such reports should include non-compliance incidents, actions taken to remedy those incidents, and measures taken to contribute to the long-term prevention or mitigation of such incidents and other issues of concern;

THEREFORE, BE IT RESOLVED: the shareholders request that the Board of Directors take the necessary steps to require that the Company’s supplier(s) publish annually an independently verifiable sustainability report. Among other important disclosures, such report should include the supplier’s objective assessments and measurements of performance on workplace safety, and human and worker rights, using internationally recognized standards, indicators and measurement protocols. In addition, a report should include incidents of non-compliance, actions taken to remedy those incidents, and measures taken to contribute to long-term prevention and mitigation.

Statement in Support

A company’s best opportunity for early identification and mitigation of the risks posed by the human and labor rights violations of its suppliers is its development and rigorous implementation of a risk-management framework to enable its monitoring and verification of its suppliers’ performance against internationally recognized standards of human and labor rights, using measurable and verifiable indicators of performance. An annual sustainability reporting requirement of its supplier(s) would strengthen the company’s ability to assess its suppliers’ performance, to hold its suppliers accountable, help to drive performance improvements, and enable investors to better understand and assess potential reputational and/or operational risks.

WALMART’S STATEMENT IN OPPOSITION TO PROPOSAL NO. 8

We have worked hard to be a leader in sustainability and social responsibility. For years, Walmart has had in place supplier standards that address the treatment of workers by suppliers and supplier workplace safety. We expect our suppliers to meet or exceed these standards. Our supplier standards are not merely goals that we encourage our suppliers to meet; rather, a supplier’s failure to adhere to these standards may jeopardize that supplier’s continued business relationship with Walmart.

In furtherance of our standards for suppliers, each year Walmart conducts, through Walmart’s internal auditors or through qualified third-party auditors, thousands of audits of the factories of suppliers of products for which Walmart is the importer of record and of suppliers of private-branded products. If an audit reveals that a supplier is not complying with our standards, we take appropriate action to address the problem, up to and including termination of our relationship with the supplier or its non-complying factory.

Walmart maintains, and continues to work daily to implement, principles that serve what appears to be the ultimate purpose of the proposal, that is, to purchase products from suppliers that comply with high standards of legal and ethical treatment of workers and workplace safety. We believe that requiring our suppliers to produce annual sustainability reports would force our suppliers to incur a significant expense in connection with the commitment of resources necessary to prepare and publish such reports. This requirement and the increased expenses incurred by our suppliers in preparing these reports could ultimately lead to higher costs for Walmart and higher prices for our customers. This would not be in the best interests of Walmart’s shareholders and customers and would place Walmart at a competitive disadvantage against those competitors whose supplier bases are not required to incur the expenses associated with mandated, annual sustainability reports.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

PROPOSAL NO. 9 – CLIMATE CHANGE RISK DISCLOSURE

Resolved: Wal-Mart shareholders request that the Board of Directors prepare by October 2011, at reasonable expense and omitting proprietary information, a report disclosing the business risks related to climate change, which may include:

1.	Impact of Legislation and Regulation

2.	Impact of International Accords

3.	Indirect Consequences of Regulation or Business

4.	Physical Impacts of Climate Change

Supporting Statement:

As interpretive guidance provided by the Securities and Exchange Commission on January 27, 2010 pointed out, “legal, technological, political and scientific developments regarding climate change may create new opportunities or risks for companies.”

Wal-Mart has committed itself to dramatic measures to reduce carbon emissions, and to support controversial political positions, even as scientific and political factors related to global warming are rapidly changing.

Documents and emails released from the Climatic Research Unit (CRU) of the University of East Anglia in late 2009 exposed vulnerabilities in the reliability and objectivity of key information provided to the United Nations’ influential Intergovernmental Panel on Climate Change (IPCC). In 2010, the IPCC acknowledged its Nobel Prize-winning 2007 report on global warming included inaccuracies and exaggerated claims based on questionable data sources.

According to the Wal-Mart 2009 Sustainability Report:

Currently, we are. . .supporting legislation in the U.S. to reduce greenhouse gas emissions – including the enactment of a well-designed cap-and-trade system.

As the 2010 elections demonstrated, the American people overwhelmingly rejected cap and trade. In West Virginia, successful Democratic Senate candidate Joe Manchin ran a TV ad in which he picked up a rifle and used a copy of the cap-and-trade bill for target practice.

On February 25, 2010, Wal-Mart announced plans to eliminate 20 million metric tons of emissions from its global supply chain by the end of 2015, thus imposing its political agenda on its suppliers.

On its website, Wal-Mart says its “broad environmental goals” include:

1.	To be supplied 100 percent by renewable energy

2.	To create zero waste

These goals are neither achievable nor desirable. They move Wal-Mart beyond political correctness into the realm of the absurd. Revisiting the risks of climate change through this report may help Wal-Mart avoid future embarrassment.

WALMART’S STATEMENT IN OPPOSITION TO PROPOSAL NO. 9

Walmart is committed to serving our customers, our communities, our shareholders and our associates. As part of that commitment, we take pride in our leadership in corporate environmental sustainability. Our experience demonstrates that our efforts to reduce the direct and indirect effects of our business on the environment are beneficial for our business, our shareholders and the communities that we serve. We regularly consider the risks that climate factors may pose for our business, not only as a part of our sustainability efforts, but also as a part of managing our business operations around the world.

In accordance with recent SEC pronouncements, we publicly disclose perceived risks posed to our business by weather conditions, whether as a result of climate change or otherwise. The most recent disclosure of such risks is contained in the Risk Factors section of our Annual Report on Form 10-K for fiscal 2011. Because Walmart already analyzes potential material risks posed to our business by climate and other factors and discloses those risks annually to our shareholders, we believe that a report of the type requested by the proposal would result in an unnecessary expense and use of management resources that would serve no purpose not already adequately served by the disclosures described above.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

By Order of the Board of Directors

Jeffrey J. Gearhart
Secretary

Bentonville, Arkansas

April 18, 2011

ADMITTANCE SLIP

2011 ANNUAL SHAREHOLDERS’ MEETING

Place: Bud Walton Arena University of Arkansas Campus Fayetteville, Arkansas	2011 ANNUAL SHAREHOLDERS’ MEETING REMINDERS

Time:  June 3, 2011, 7:00 a.m. Central Time

Casual dress is recommended.

Photographs taken at the meeting may be used by Walmart. By attending, you waive any claim or rights to these photographs and their use.

1.    If you received your proxy materials by mail, please bring this admittance slip. Otherwise, please bring your notice of availability of proxy materials, account statement, or other written proof of ownership of Walmart stock. Also please bring a picture I.D.

2.    Security precautions will be taken. Bags, purses, and briefcases may be subject to inspection. To speed the process, please bring only the essentials.

3.    Camcorders or videotaping equipment are not allowed.

WAL-MART STORES, INC.

C/O PROXY SERVICES

P.O. BOX 9163

FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to vote by proxy and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 2, 2011. If you participate in the Walmart 401(k) Plan or the Wal-Mart Puerto Rico 401(k) Plan, you must vote these shares no later than 11:59 P.M. Eastern Time on May 31, 2011. Have your proxy card in hand when you access the web site and then follow the instructions to obtain your records and to create an electronic proxy.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. You may also agree to receive or access proxy materials electronically in future years on Walmart’s corporate website at www.walmartstores.com/annualmeeting.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 2, 2011. If you participate in the Walmart 401(k) Plan or the Wal-Mart Puerto Rico 401(k) Plan, you must vote these shares no later than 11:59 P.M. Eastern Time on May 31, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date this proxy card and return it in the postage-paid envelope we have provided and return it promptly to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M34660-P08360-Z54925                KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WAL-MART STORES, INC.
The Board of Directors recommends a vote “FOR” all the nominees listed in Proposal 1, “FOR” Proposals 2 and 3, “FOR” every 1 Year for Proposal 4, and “AGAINST” Proposals 5 through 9.
1.	Election of Directors
				For	Against	Abstain
	Nominees:
	1a.	Aida M. Alvarez		☐	☐	☐					For	Against	Abstain
	1b.	James W. Breyer		☐	☐	☐		1n.	Christopher J. Williams		☐	☐	☐
	1c.	M. Michele Burns		☐	☐	☐		1o.	Linda S. Wolf		☐	☐	☐
	1d.	James I. Cash, Jr.		☐	☐	☐	Company Proposals:
	1e.	Roger C. Corbett		☐	☐	☐	2.	Ratification of Ernst & Young LLP as Independent Accountants			☐	☐	☐
	1f.	Douglas N. Daft		☐	☐	☐	3.	Advisory Vote on Executive Compensation			☐	☐	☐
	1g.	Michael T. Duke		☐	☐	☐				1 Year	2 Years	3 Years	Abstain
	1h.	Gregory B. Penner		☐	☐	☐	4.	Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation		☐	☐	☐	☐
	1i.	Steven S Reinemund		☐	☐	☐	Shareholder Proposals:				For	Against	Abstain
	1j.	H. Lee Scott, Jr.		☐	☐	☐	5.	Gender Identity Non-Discrimination Policy			☐	☐	☐
	1k.	Arne M. Sorenson		☐	☐	☐	6.	Political Contributions Report			☐	☐	☐
	1l.	Jim C. Walton		☐	☐	☐	7.	Special Shareowner Meetings			☐	☐	☐
	1m.	S. Robson Walton		☐	☐	☐	8.	Require Supplier(s) to Publish an Annual Sustainability Report			☐	☐	☐
							9.	Climate Change Risk Disclosure			☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)			Date

Annual Shareholders’ Meeting

June 3, 2011 at 7:00 A.M. Central Time

Bud Walton Arena, University of Arkansas

Fayetteville, Arkansas

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders’ Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M34661-P08360-Z54925

WAL-MART STORES, INC.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL SHAREHOLDERS’ MEETING OF WAL-MART STORES, INC.

TO BE HELD ON JUNE 3, 2011

I have received the Notice of 2011 Annual Shareholders’ Meeting (the “Meeting”) to be held on June 3, 2011, and the related Proxy Statement furnished by Wal-Mart Stores, Inc.’s (“Walmart”) Board of Directors. I appoint S. ROBSON WALTON and MICHAEL T. DUKE, and each of them, as my proxies and attorneys-in-fact, with full power of substitution, to represent me and to vote all shares of Walmart common stock that I am entitled to vote at the Meeting or any adjournments or postponements thereof in the manner shown on this form as to the matters shown on the reverse side of this form and in their discretion on any other matters that properly come before the Meeting or any adjournments or postponements thereof. If I participate in the Walmart 401(k) Plan or the Wal-Mart Puerto Rico 401(k) Plan and I have a portion of my interest invested in Walmart stock, I also direct the Retirement Plans Committee of the respective plan to take such actions necessary to vote the stock which is attributable to my interest in the manner shown on this form as to the matters shown on the reverse side of this form at the Meeting, and in its discretion on any other matters that properly come before the Meeting or any adjournments or postponements thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The proxy holders cannot vote the shares unless you sign and return this card, vote by Internet, or vote by telephone.

If you do not specify how the proxy should be voted, it will be voted “FOR” all the nominees listed in Proposal 1, “FOR” Proposals 2 and 3, “FOR” every 1 Year for Proposal 4, and “AGAINST” Proposals 5 through 9.

If this proxy is signed and returned, it will be voted in accordance with your instructions shown on the reverse side. Please sign exactly as your name appears hereon. Joint owners should each sign. If signing as attorney-in-fact, executor, administrator, trustee, guardian, or in another capacity, please indicate full title as such.